Exhibit 10.3

EXECUTION VERSION

$625,000,000

SECOND LIEN TERM LOAN CREDIT AGREEMENT,

dated as of February 3, 2017

among

BEACON HOLDING INC.,

as Holdings,

BJ’S WHOLESALE CLUB, INC.,

as the Borrower,

THE LENDERS PARTY HERETO,

and

JEFFERIES FINANCE LLC,

as Administrative Agent and Collateral Agent

NOMURA SECURITIES INTERNATIONAL, INC. AND JEFFERIES FINANCE LLC,

as Joint Bookrunners and Joint Lead Arrangers

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Exhibits and Schedules
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Solvency Certificate
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Non-Debt Fund Affiliate Assignment and Acceptance
Exhibit F	U.S. Tax Compliance Certificate
Exhibit G	Form of Term Note
Exhibit H	Form of Notice of Prepayment
Exhibit I	Form of First Lien Limited Recourse Guaranty
Exhibit J	Form of Term Loan Security Agreement
Exhibit K	Form of Term Loan Guaranty Agreement

Schedule 1.01S	Specified Sale and Lease-Back Properties
Schedule 2.01	Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.05	Possession under Leases
Schedule 3.06	Subsidiaries
Schedule 3.11	Taxes
Schedule 3.13	Environmental Matters
Schedule 3.15(1)	Owned Material Real Property
Schedule 3.15(2)	Leased Material Real Property
Schedule 3.15(3)	Mortgaged Real Property
Schedule 3.18	Insurance
Schedule 3.20	Intellectual Property
Schedule 5.13	Post-Closing Matters
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 10.01	Notice Information

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SECOND LIEN TERM LOAN CREDIT AGREEMENT, dated as of February 3, 2017 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding, Inc., a Delaware corporation (“Holdings”), the Lenders party hereto from time to time and Jefferies Finance LLC, as administrative agent (in such capacity, and as further defined in Section 1.01, the “Administrative Agent”) and as collateral agent (in such capacity, and as further defined in Section 1.01, the “Collateral Agent”).

RECITALS

(1) The Borrower is party to that certain Credit Agreement (as the same may have been amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements, the “Existing Second Lien Term Loan Agreement”), dated as of September 30, 2011, by and among, Holdings, the Borrower, Deutsche Bank AG New York Branch, as administrative agent (“DBNY”), and the lenders party thereto under which it has previously borrowed senior secured term loans.

(2) On the Closing Date, the Borrower will obtain the ABL Credit Agreement (as defined herein) providing commitments thereunder in an aggregate amount of $1,000.0 million and incur ABL Loans (as defined herein) in an aggregate principal amount of $350.0 million or as otherwise available thereunder.

(3) On the Closing Date, the Borrower will obtain the Initial Term Loans (as defined herein) in an aggregate principal amount of $625.0 million.

(4) On the Closing Date, the Borrower will obtain the First Lien Term Loans (as defined herein) in an aggregate principal amount of $1,925.0 million.

(5) On the Closing Date, the Borrower and Holdings will use a portion of the proceeds of the Initial Term Loans and the First Lien Term Loans to repay all indebtedness outstanding under the Existing First Lien Term Loan Agreement and the Existing Second Lien Credit Agreement (as defined herein) (as defined herein) (the “Refinancing”).

(6) Within 20 days of the Closing Date, the Borrower and Holdings will make a distribution to the equity holders of up to $803.0 million (the “Distribution”).

(7) All fees and expenses in connection with the forgoing will be paid.

The transactions described above are collectively referred to herein as the “Transactions.”

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Claims” means claims of the ABL Secured Parties (as defined in the Intercreditor Agreement) in respect of ABL Obligations (as defined in the Intercreditor Agreement).

“ABL Credit Agreement” means that certain amended and restated credit agreement, dated as of the Closing Date, by and among the Borrower, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by the Intercreditor Agreement.

“ABL Credit Facility” means the senior secured asset-based revolving loan facility and the term loan facilities made pursuant to the ABL Credit Agreement.

“ABL Loan Documents” means the ABL Credit Agreement and the other “Loan Documents” as defined in the ABL Credit Agreement, as each such document may be amended, restated, supplemented and/or otherwise modified.

“ABL Loans” means the senior secured asset-based revolving loans and the term loan facilities made on and after the Closing Date from time to time pursuant to the ABL Credit Agreement.

“ABL Obligations” means the “Obligations” as defined in the ABL Credit Agreement.

“ABL Priority Collateral” means the “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“ABL Priority Collateral Asset Sale” means any Asset Sale to the extent, and only to the extent, consisting of the disposition of ABL Priority Collateral.

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of:

(1) the Federal Funds Rate plus 1/2 of 1.00%;

(2) the Prime Rate; and

(3) the Adjusted LIBO Rate for a one month Interest Period commencing on such date (or, if such day is not a Business Day, the preceding Business Day) plus 1.00%.

Any change in the ABR due to a change in the Federal Funds Rate, the “prime rate” or the LIBO Rate will be effective on the effective date of such change in the Federal Funds Rate, the “prime rate” or the LIBO Rate, as the case may be.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Term Loan bearing interest at a rate determined by reference to the ABR.

“Additional Lender” means the banks, financial institutions and other institutional lenders and investors (other than natural persons) that become Lenders in connection with an Incremental Term Loan or Other Term Loan; provided that no Disqualified Institution may be an Additional Lender.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to the greater of (1) the LIBO Rate in effect for such Interest Period divided by one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any, and (2) solely in respect of Initial Term Loans, 1.00%.

“Administrative Agency Fee Letter” has the meaning assigned to such term in Section 2.09(1).

“Administrative Agent” means Jefferies Finance LLC, in its capacity as administrative agent for itself and the Lenders hereunder, and any duly appointed successor in such capacity.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.09(1).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Affiliated Lender” means each Sponsor, the New Sponsor (from and after a Permitted Change of Control) and each of their respective Affiliates, other than (1) Holdings or any of its Subsidiaries (including the Borrower) and (2) any natural person.

“Agents” means the Administrative Agent and the Collateral Agent, in their respective capacities as such.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereof.

“Annual Financial Statements” has the meaning assigned to such term in Section 5.04(1).

“Applicable Margin” means:

(1) with respect to any Initial Term Loans made on the Closing Date, (a) for ABR Loans, 6.50% and (b) for Eurocurrency Loans, 7.50%;

(2) with respect to any Incremental Term Loans, the “Applicable Margin” set forth in the Incremental Facility Amendment establishing the terms thereof;

(3) with respect to any Other Term Loans, the “Applicable Margin” set forth in the Refinancing Amendment establishing the terms thereof; and

(4) with respect to any Extended Term Loans, the “Applicable Margin” set forth in the Extension Amendment establishing the terms thereof.

“Approved Fund” has the meaning assigned to such term in Section 10.04(2).

“Arrangers” means each of Jefferies Finance LLC and Nomura Securities International, Inc.

“Asset Sale” means any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition to any Person of any asset or assets of the Borrower or any Restricted Subsidiary.

“Asset Sale Proceeds Account” means one or more deposit accounts or securities accounts (as such terms are defined in the Uniform Commercial Code) containing only the Net Cash Proceeds of Asset Sales or any Below Threshold Asset Sale Proceeds, any investments thereof in Cash Equivalents and the proceeds thereof, pending the application of such Net Cash Proceeds in accordance with Section 2.08(1), which accounts have been pledged to the Collateral Agent, for the benefit of the Secured Parties, on a first-priority basis pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent.

“Assignee” has the meaning assigned to such term in Section 10.04(2).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 10.04), substantially in the form of Exhibit A or such other form that is approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any capitalized lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Available Amount” means, as of any date, an amount, not less than zero, determined on a cumulative basis, equal to the sum, without duplication, of:

(1) $30.0 million; plus

(2) the Cumulative Retained Excess Cash Flow Amount as of such date (measured annually); plus

(3) the cumulative amount of cash proceeds and the fair market value of property (other than cash) received by the Borrower or any Parent Entity in connection with the sale or issuance of Equity Interests of the Borrower or any Parent Entity after the Closing Date and on or prior to such date (including upon exercise of warrants or options or in connection with a Permitted Acquisition or other Permitted Investment) which, with respect to proceeds or property received in connection with the sale or issuance of Equity Interests of a Parent Entity, have been contributed to the capital of the Borrower or exchanged for Equity Interest of the Borrower, other than the proceeds of Disqualified Stock, Excluded Contributions, any net cash proceeds that are used prior to such date for Restricted Payments under Section 6.06(1) or Section 6.06(2)(b), and equity used to incur Contribution Indebtedness; plus

(4) 100% of the aggregate amount of cash contributions to the capital of the Borrower and the fair market value of property other than cash contributed to the capital of the Borrower after the Closing Date, other than the proceeds of Disqualified Stock, Excluded Contributions, any net cash proceeds that are used prior to such date for Restricted Payments under Section 6.06(1) or Section 6.06(2)(b), and equity used to incur Contribution Indebtedness; plus

(5) 100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness (including Disqualified Stock) issued to Holdings, the Borrower or a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stocks) of the Borrower or any Parent Entity; plus

(6) 100% of the aggregate amount of cash (and the fair market value of property other than cash) received by the Borrower or any Restricted Subsidiary after the Closing Date from (a) the sale (other than to Holdings, the Borrower or any Restricted Subsidiary) of the Equity Interests of any Unrestricted Subsidiary or (b) any dividend or other distribution (including any payment on intercompany Indebtedness) by any such Unrestricted Subsidiary; plus

(7) in the event any Unrestricted Subsidiary becomes a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings, the Borrower or any Restricted Subsidiary, the lesser of (a) the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time such Unrestricted Subsidiary becomes a Restricted Subsidiary or at the time of such merger, consolidation, amalgamation, transfer or liquidation (or of the assets transferred or conveyed, as applicable) and (b) the fair market value of the original Investments by the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary, in each case, (i) as determined by a Responsible Officer of the Borrower in good faith and (ii) to the extent the Investment in such Unrestricted Subsidiary was made using the Available Amount; plus

(8) any mandatory prepayment declined by a Lender; minus

(9) the use of such Available Amount since the Closing Date.

Notwithstanding the foregoing, upon the occurrence of the Permitted Change of Control Effective Date, (A) the Available Amount shall be automatically reduced (or if applicable, increased) to $30.0 million and (B) each reference to “Closing Date” in this definition shall be deemed a reference to “Permitted Change of Control Effective Date.”

“Available Incremental Term Loan Facility Amount” has the meaning assigned to such term in Section 2.18(3).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Below Threshold Asset Sale Proceeds” means the cash proceeds of Asset Sales involving aggregate consideration of $6.0 million or less.

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Borrower” has the meaning assigned to such term in the recitals to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 10.17(1).

“Borrowing” means a group of Term Loans of a single Type made on a single date under a single Term Facility and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.02 and substantially in the form of Exhibit C.

“Budget” has the meaning assigned to such term in Section 5.04(5).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” also excludes any day on which banks are not open for dealings in deposits in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures incurred by the Borrower and the Restricted Subsidiaries during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such period; provided that Capital Expenditures will not include:

(1) expenditures to the extent they are made with (a) Equity Interests of any Parent Entity or (b) proceeds of the issuance of Equity Interests of, or a cash capital contribution to, the Borrower after the Closing Date;

(2) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and its Subsidiaries;

(3) interest capitalized during such period;

(4) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Borrower and any Restricted Subsidiary) and for which none of the Borrower or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period) (it being understood that notwithstanding the foregoing, landlord financed improvements to leased real properties shall be excluded from “Capital Expenditures” pursuant to this clause (4));

(5) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a Capital Expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused will be included as a Capital Expenditure during the period that such expenditure is actually made;

(6) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (a) used or surplus equipment traded in at the time of such purchase or (b) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(7) Investments in respect of a Permitted Acquisition;

(8) [reserved]; or

(9) the purchase of property, plant, equipment or other capital assets to the extent purchased with the proceeds of Asset Sales that are not applied to prepay Term Loans pursuant to Section 2.08.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Captive Insurance Company” means a Wholly Owned Subsidiary of the Borrower created solely for providing self-insurance for the Borrower and its Subsidiaries and engaging in no other activities other than activities ancillary thereto and necessary for the maintenance of corporate existence.

“Cash Equivalents” means:

(1) Dollars, euros or the national currency of any participating member of the European Union or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time in the ordinary course of business and not for speculation;

(2) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case, with maturities not exceeding two years;

(3) time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250.0 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with a bank meeting the qualifications described in clause (3) above;

(5) commercial paper or variable or fixed rate notes maturing not more than one year after the date of acquisition issued by a corporation rated at least “P-1” by Moody’s or “A 1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(6) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(7) Indebtedness issued by Persons (other than the Sponsors) with a rating of at least “A 2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(8) Investments in money market funds with average maturities of 12 months or less from the date of acquisition that are rated “Aaa3” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(9) instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any such Restricted Subsidiary is located or in which such Investment is made; and

(10) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (1) through (9) above.

“Cash Management Bank” means any provider of Cash Management Services that, at the time such Cash Management Obligations were entered into or, if entered into prior to the Closing Date, on the Closing Date, was the Administrative Agent, a Lender or an Affiliate of the foregoing, whether or not such Person subsequently ceases to be the Administrative Agent, a Lender or an Affiliate of the foregoing.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations”

under this Agreement (but only if such obligations have not been designated as “Cash Management Obligations” under the ABL Credit Agreement).

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer, supply-chain financing with respect to short-term payables and other cash management arrangements.

“CFC” has the meaning assigned to such term in clause (1) of the definition of Excluded Subsidiary.

“Change in Law” means:

(1) the adoption of any treaty, law, rule or regulation after the Closing Date;

(2) any change in treaty, law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date; or

(3) compliance by any Lender (or, for purposes of Section 2.12(2), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case will be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

A “Change of Control” will be deemed to occur if:

(1) at any time,

(a) Holdings ceases to Beneficially Own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower; or

(b) a “change of control” (or comparable event) occurs under the ABL Credit Agreement or the First Lien Credit Agreement (in each case, other than as a result of a Permitted Change of Control) or the documentation governing any Permitted Refinancing Indebtedness in respect of any of the foregoing (in each case, other than as a result of a Permitted Change of Control), in each case, if any Indebtedness is outstanding under such agreement;

(2) at any time prior to the consummation of a Qualified IPO, the Permitted Holders, taken together, cease to Beneficially Own, directly or indirectly, Voting Stock representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; or

(3) at any time after the consummation of a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, acquires Beneficial Ownership of Voting Stock of a Parent Entity representing (a) more than 35% of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of such Parent Entity (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) and (b) more than the percentage of the aggregate ordinary voting power for the election of directors that is at the time Beneficially Owned, directly or indirectly, by the Permitted Holders, taken together (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested);

unless, in the case of preceding clauses (2) and (3), the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings or a Parent Entity; provided that the occurrence of a Permitted Change of Control shall not be deemed to be a Change of Control.

“Charges” has the meaning assigned to such term in Section 10.09.

“Class” means, with respect to a Term Facility, (a) when used with respect to Lenders, the Lenders under such Term Facility, and (b) when used with respect to Term Loans or Borrowings, Term Loans or Borrowings under such Term Facility. As of the Closing Date, there is one Term Facility and one Class of Term Loans, the Initial Term Loans.

“Closing Date” means February 3, 2017.

“Code” means the Internal Revenue Code of 1986, as amended (unless as specifically provided otherwise).

“Collateral” means the “Collateral” as defined in the Security Agreement and also includes all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Agent” means Jefferies Finance LLC, in its capacity as Collateral Agent for itself and the other Secured Parties, and any duly appointed successor in that capacity.

“Commitments” means the Initial Term Loan Commitments. On the Closing Date, the aggregate amount of Commitments of all Term Loans is $625.0 million.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means, as of any date, the aggregate outstanding principal amount (without duplication) of all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, and Disqualified Stock of the Borrower and the Restricted Subsidiaries and all Guarantees of the foregoing, determined on a consolidated basis in accordance with GAAP, based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Borrower for such period:

(1) increased, in each case (other than clause (m)) to the extent deducted in calculating such Consolidated Net Income (and without duplication), by:

(a) provision for taxes based on income, profits or capital, including state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest relating to any tax examinations, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits, and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of the Borrower or any Parent Entity in respect of such period (in each case, to the extent attributable to the operations of the Borrower and its Subsidiaries), which will be included as though such amounts had been paid as income taxes directly by the Borrower; plus

(b) Consolidated Interest Expense; plus

(c) cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock of the Borrower or any Restricted Subsidiary; plus

(d) all depreciation and amortization charges and expenses; plus

(e) all

(i) losses, charges and expenses relating to the Transactions;

(ii) transaction fees, costs and expenses incurred in connection with the consummation of any transaction that is out of the ordinary course of business (or any transaction proposed but not consummated) permitted under this Agreement, including equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts, Specified Sale and Lease-Back Transactions and the incurrence, modification or repayment of Indebtedness permitted to be incurred under this Agreement (including any Permitted Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions, and any Permitted Change of Control Costs; and

(iii) without duplication of any of the foregoing, nonoperating or non-recurring professional fees, costs and expenses for such period; plus

(f) any expense or deduction attributable to minority Equity Interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower; plus

(g) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any Parent Entity or any of the Permitted Holders, in each case, to the extent permitted by Section 6.07; plus

(h) earn-out obligations incurred in connection with any Permitted Acquisition or other Investment; plus

(i) all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees of the Borrower and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests in the common equity of the Borrower or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(j) all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future four-fiscal quarter period (i) the Borrower may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(k) all costs and expenses in connection with pre-opening and opening of Stores, distribution centers and other facilities that were not already excluded in calculating such Consolidated Net Income; plus

(l) restructuring costs, charges or reserves and costs, charges or reserves incurred in connection with the consolidation or closing of stores or distribution centers; plus

(m) the amount of net cost savings and synergies (other than any of the foregoing related to Specified Transactions) projected by the Borrower in good faith to result from actions taken or expected to be taken no later than twelve (12) months after the end of such period (which net cost savings and synergies shall be subject to certification by a Responsible Officer and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, (B) the aggregate amount of cost savings and synergies added pursuant to this clause (m) for any Test Period shall not exceed, after the Closing Date, the greater of (x) $25,000,000 and (y) 6.5% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (m)) and (C) with respect to any period, no costs savings or synergies shall be added pursuant to this clause (m) to the extent duplicative of any costs savings or synergies that are included in clause (n) below with respect to such period, plus

(n) signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, consolidation and closing costs for Stores and costs incurred in connection with non-recurring product and intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs in an aggregate amount for all cash items added pursuant to this clause (n) not to exceed the greater of (x) $25,000,000 and (y) 6.5% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (n)), plus

(o) the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing, and

(2) decreased, without duplication and to the extent increasing such Consolidated Net Income for such period, by non-cash gains (excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Closing Date).

To the extent items excluded in the calculation of Consolidated Net Income have been excluded on an after-tax basis, these same items shall be excluded on a pre-tax basis for purposes of the calculation of Consolidated EBITDA.

“Consolidated First Lien Net Debt” means, as of any date, all Consolidated Debt as of such date that is secured by a Lien on the Term Priority Collateral that is pari passu with the Lien securing the First Lien Term Loans (or any Permitted Refinancing Indebtedness in respect thereof) or that is secured by a Lien on the ABL Priority Collateral that is senior to or pari passu with the Lien securing the First Lien Term Loans (or any Permitted Refinancing Indebtedness in respect thereof), minus all Unrestricted Cash as of such date, in each case, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis; provided that for purposes of calculating the amount of Consolidated First Lien Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness. For the avoidance of doubt, Indebtedness in respect of the ABL Credit Agreement (or any Permitted Refinancing Indebtedness in respect thereof) will constitute Consolidated First Lien Net Debt.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income (including pay-in-kind interest payments, amortization of original issue discount, the interest component of Capital Lease Obligations and net payments and receipts (if any)

pursuant to Hedge Agreements relating to interest rates (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of hedging obligations, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, and all discounts, commissions, fees and other charges associated with any Receivables Facility); plus

(2) consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) any amounts paid or payable in respect of interest on Indebtedness the proceeds of which have been contributed to the referent Person and that has been Guaranteed by the referent Person; less

(4) interest income of the referent Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on Capital Lease Obligations will be deemed to accrue at the interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings or any Parent Entity during such period attributable to the operations of the Borrower and its Subsidiaries as though such charge, tax or expense had been incurred by the Borrower, to the extent that the Borrower has made or would be entitled under the Loan Documents to make any Restricted Payment or other payment to or for the account of Holdings in respect thereof) and before any deduction for preferred stock dividends; provided that:

(1) all net after-tax extraordinary, non-recurring or unusual gains, losses, income, expenses and charges, and in any event including all restructuring, severance, relocation, retention, consolidation, integration or other similar charges and expenses, contract termination costs, litigation costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans in connection with a Permitted Change of Control or otherwise, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments related to a Permitted Change of Control or otherwise (including any transition-related expenses incurred before, on or after the Closing Date), will be excluded;

(2) all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations will be excluded;

(3) all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions other than in the ordinary course of business (as determined in good faith by a Responsible Officer of the Borrower) will be excluded;

(4) all net after-tax income, loss, expense or charge attributable to the early extinguishment or cancellation of Indebtedness, Hedge Agreements or other derivative instruments will be excluded;

(5) all non-cash gain, loss, expense or charge attributable to the movement in the mark-to-market valuation of Hedge Agreements or other derivative instruments will be excluded;

(6) (a) the net income for such period of any Person that is not a Restricted Subsidiary of the referent Person, or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments that are paid in cash (or converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; and (b) the net in-

come for such period will include any ordinary course dividends, distributions or other payments in cash received from any such Person during such period in excess of the amounts included in clause (a) hereof;

(7) the cumulative effect of a change in accounting principles during such period will be excluded;

(8) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to a Permitted Change of Control or any acquisition consummated before or after the Closing Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(9) all non-cash impairment charges and asset write-ups, write-downs and write-offs will be excluded;

(10) all non-cash expenses realized in connection with or resulting from stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights will be excluded;

(11) any costs or expenses incurred in connection with the payment of dividend equivalent rights to option holders pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(12) accruals and reserves for liabilities or expenses that are established or adjusted as a result of a Permitted Change of Control within 24 months after the Permitted Change of Control Effective Date will be excluded;

(13) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees, will be excluded;

(14) any currency translation gains and losses related to changes in currency exchange rates (including remeasurements of Indebtedness and any net loss or gain resulting from Hedge Agreements for currency exchange risk), will be excluded;

(15) (a) the non-cash portion of “straight-line” rent expense will be excluded and (b) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(16) expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (a) has not been denied by the applicable carrier in writing and (b) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (16);

(17) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(18) (a) cash costs and expenses in connection with pre-opening and opening of Stores, distribution centers and other facilities for any four-quarter period, and all non-cash pre-opening costs and expenses, will be excluded, and (b) all income, loss, charges and expenses associated with Stores, distribution centers and other facilities closed in any period, or scheduled for closure within 12 months of the date on which Consolidated Net Income is being calculated, will be excluded;

(19) non-cash charges for deferred tax asset valuation allowances will be excluded; and

(20) solely for the purpose of determining the amount available for Restricted Payments under Section 6.06(15), the net income (or loss) for such period of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or any of its Restricted Subsidiaries in respect of such period, to the extent not already included therein.

“Consolidated Secured Net Debt” means, as of any date, all Consolidated Debt as of such date that is secured by a Lien on the Collateral, minus all Unrestricted Cash as of such date, in each case, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis; provided that for purposes of calculating the amount of Consolidated Secured Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date, the Consolidated Debt as of such date minus all Unrestricted Cash as of such date, in each case, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis; provided that for purposes of calculating the Consolidated Total Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Indebtedness” has the meaning assigned to such term in Section 6.01(16).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” will have correlative meanings.

“Credit Agreement Refinancing Indebtedness” means secured or unsecured Indebtedness of the Borrower in the form of one or more series of term loans or notes; provided that:

(1) such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part (and such exchange, extension, renewal, replacement or refinancing occurs substantially concurrently with such incurrence or obtainment), Indebtedness (“Refinanced Debt”) that is either Term Loans or other Credit Agreement Refinancing Indebtedness;

(2) such Indebtedness is in an original aggregate principal amount not greater than the principal amount of the Refinanced Debt (plus the amount of unpaid accrued or capitalized interest and premiums thereon (including tender premiums), underwriting discounts, defeasance costs, fees, commissions and expenses);

(3) the Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Refinanced Debt, and the final maturity date of such Credit Agreement Refinancing Indebtedness may not be earlier than the final maturity date of such Refinanced Debt;

(4) such Indebtedness may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments hereunder; provided that in no event shall such Indebtedness be permitted to be mandatorily prepaid prior to the repayment in full of all Term Facilities, unless accompanied by a ratable prepayment of each Term Facility hereunder;

(5) such Indebtedness is not secured by any assets or property of Holdings, the Borrower or any Restricted Subsidiary that does not constitute Collateral;

(6) such Indebtedness is not guaranteed by any Subsidiary of the Borrower other than a Subsidiary Loan Party;

(7) if such Indebtedness is secured:

(a) the security agreements relating to such Indebtedness are substantially similar to or the same as the Security Documents (as determined in good faith by a Responsible Officer of the Borrower);

(b) if such Indebtedness is secured on a pari passu basis with the Term Loans, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of the a Pari Passu Intercreditor Agreement and, if applicable, the Intercreditor Agreement;

(c) if such Indebtedness is secured on a junior basis to the Term Loans, a Debt Representative, acting on behalf of the holders of such Indebtedness, has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement and, if applicable, the Intercreditor Agreement; and

(8) the terms and conditions of such Indebtedness are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to such Refinanced Debt as determined in good faith by a Responsible Officer of the Borrower; provided that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof); provided further that this clause (8) will not apply to:

(a) terms addressed in the preceding clauses (1) through (7);

(b) (i) interest rate, fees, funding discounts and other pricing terms; (ii) redemption, prepayment or other premiums; (iii) optional prepayment terms; and (iv) redemption terms;

(c) subordination terms;

(d) covenants and other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness; and

(e) terms and conditions consistent with then-prevailing market terms and conditions at the time incurred for one or more series of junior lien notes or term loans that will be secured on a subordinated basis to the Term Facility (as reasonably determined by the Borrower in good faith).

Credit Agreement Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange there-for.

“Cumulative Retained Excess Cash Flow Amount” means, as of any date, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“Current Assets” means, as of any date, all assets (other than Cash Equivalents or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as “current assets” (other than amounts related to current or deferred Taxes based on income or profits), determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Current Liabilities” means, as of any date, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as “current liabilities,” other than:

(1) the current portion of any Indebtedness;

(2) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid);

(3) accruals for current or deferred Taxes based on income or profits;

(4) accruals, if any, of transaction costs resulting from the Transactions; and

(5) accruals of any costs or expenses related to (a) severance or termination of employees prior to the Closing Date or (b) bonuses, pension and other post-retirement benefit obligations;

in each case, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“CVC” means any funds or limited partnerships managed or advised by Affiliates of CVC Capital Partners Limited or their respective direct or indirect Subsidiaries or any investors in such funds or limited partnerships (but excluding, in each case, (i) any portfolio companies in which such funds or limited partnerships hold an investment and (ii) any funds or entities managed or advised by CVC Credit Partners Group Holding Foundation and each of its direct or indirect Subsidiaries and any funds or entities managed or advised by them from time to time) who are investors in such funds or limited partnerships as of the Closing Date, investing directly or indirectly in Holdings.

“Debt Fund Affiliate” means:

(1) any Affiliate, division or internal group of a Permitted Investor that has the principal purpose of investing in, acquiring or trading commercial loans, bonds or similar extensions of credit in the ordinary course; and

(2) any investment fund or account of a Permitted Investor managed by third parties (including by way of a managed account, a fund or an index fund in which a Permitted Investor has invested) or a division or internal group within a Permitted Investor that is not organized or used primarily for the purpose of making equity investments, in each case, with respect to which a Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Debt Representative” means, with respect to any Indebtedness that is secured on a pari passu basis with, or on a junior basis to, the Term Loans, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Default” means any event or condition which, but for the giving of notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, constitutes a Lender Default.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disinterested Director” means, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Institution” means:

(1) (a) any Person that is a competitor of the Borrower and identified by the Borrower in writing to the Arrangers and the Administrative Agent on or prior to the Closing Date;

(b) any Person that is a competitor of the Borrower and identified by the Borrower in good faith in writing to the Administrative Agent from time to time after the Closing Date;

(c) together with any Affiliates of such competitors described in the foregoing clauses (a) and (b) that are reasonably identifiable as such (other than any such Affiliate that is a bank, financial institution or fund (other than a Person described in clause (2) below) that regularly invest in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor or person referred to in clause (2) below make investment decisions); and

(2) certain banks, financial institutions, other institutional lenders and investors and other entities that are identified by the Borrower in writing to the Arrangers and the Administrative Agent on or prior to the Closing Date together with any Affiliates of such Persons that are (a) identified by the Borrower or any Sponsor in writing from time to time or (b) clearly identifiable on the basis of such Affiliate’s name.

Notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent shall not be responsible (or have any liability) for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions thereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (1) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (2) have any liability with respect to or arising out of any assignment or participation of Term Loans or commitments, or disclosure of confidential information, to any Disqualified Institution. The list of Disqualified Institutions shall be available to Lenders upon request but shall not otherwise be posted to the Lenders.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are redeemable or exchangeable at the option of the holder thereof), or upon the happening of any event or condition:

(1) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments);

(2) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part;

(3) provide for the scheduled payments of dividends in cash; or

(4) either mandatorily or at the option of the holders thereof, are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock,

in each case, prior to the date that is 91 days after the earlier of (x) the Latest Maturity Date; and (y) the date on which the Term Loans and all other Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are repaid in full and the Commitments are terminated; provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests will not constitute Disqualified Stock solely because they may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Distressed Person” has the meaning assigned to such term in the definition of “Lender-Related Distress Event.”

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia, and “Domestic Subsidiaries” means any two or more of them. Unless otherwise indicated in this Agreement, all references to Domestic Subsidiaries will mean Domestic Subsidiaries of the Borrower.

“Dutch Auction” means an auction of Term Loans conducted:

(1) pursuant to Section 10.04(10) to allow an Affiliated Lender to acquire Term Loans at a discount to par value and on a pro rata basis; or

(2) pursuant to Section 10.04(14) to allow a Purchasing Borrower Party to prepay Term Loans at a discount to par value and on a pro rata basis,

in each case, in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures” means, with respect to a purchase of Term Loans in a Dutch Auction, Dutch auction procedures as reasonably agreed upon by the applicable Affiliated Lender or Purchasing Borrower Party, as the case may be, and the Administrative Agent.

“EEA Financial Institution “ means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Enterprise Transformative Event” means any merger, acquisition or Investment, in any such case by the Borrower, any Restricted Subsidiary, Holdings or any of the direct or indirect parent companies of Holdings (other than the Sponsors) that results in Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements have been delivered increasing by more than 25% on a Pro Forma Basis for such event.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, and natural resources such as flora and fauna.

“Environmental Laws” means all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, binding agreements and final, binding decrees or judgments, in each case, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the Environment or exposure to Hazardous Materials).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means:

(1) a Reportable Event, or the requirements of Section 4043(b) of ERISA apply, with respect to a Plan;

(2) a withdrawal by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate that is treated as such a withdrawal under Section 4062(e) of ERISA;

(3) a complete or partial withdrawal by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate from a Multiemployer Plan, receipt of written notification by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or endangered or in critical status within the meaning of Section 305 of ERISA;

(4) the provision by a Plan administrator or the PBGC of notice of intent to terminate a Plan, to appoint a trustee to administer a Plan, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan;

(5) the incurrence by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA;

(6) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Plan;

(7) the imposition of a lien under Section 303(k) of ERISA with respect to any Plan; and

(8) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Borrowing” means a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” means any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, the Consolidated Net Income of the Borrower for such period, minus, without duplication:

(1) repayments, prepayments and other cash payments made with respect to the principal of any Indebtedness or the principal component of any Capital Lease Obligations of the Borrower or any Restricted Subsidiary during such period (excluding voluntary and mandatory prepayments of Term Loans, voluntary prepayments of Indebtedness described in Section 2.08(2)(b), the amount of any prepayment with Specified Sale and Lease-Back Net Proceeds and prepayments of other revolving Indebtedness (except to the extent accompanied by a corresponding reduction in commitments), but including all premium, make-whole or penalty payments paid in cash (to the extent such payments were not already deducted in calculating Consolidated Net Income and are not otherwise prohibited under this Agreement)); provided that a mandatory prepayment of Indebtedness will only be deducted pursuant to this clause (1) to the extent not already deducted in the computation of Net Cash Proceeds of Asset Sales; minus

(2) (a) cash payments made by the Borrower or any Restricted Subsidiary during such period in respect of Capital Expenditures, Permitted Acquisitions, Investments and Restricted Payments (excluding

Restricted Payments made pursuant to Sections 6.06(15), (16), or (17), Investments in Cash Equivalents and other items (including Investments and Restricted Payments) that are eliminated in consolidation) and (b) cash payments that the Borrower or any Restricted Subsidiary is required to make in respect of Capital Expenditures, Permitted Acquisitions and Investments within 365 days after the end of such period pursuant to binding obligations entered into prior to or during such period; provided that amounts described in this clause (b) will not reduce Excess Cash Flow in subsequent periods and, to the extent not so paid, will increase Excess Cash Flow in the subsequent period; minus

(3) cash payments made by the Borrower or any Restricted Subsidiary during such period in respect of (a) long-term liabilities other than Indebtedness or (b) items for which an accrual or reserve was established in a prior period; minus

(4) (a) cash payments made by the Borrower or any Restricted Subsidiary during such period in respect of Taxes (including distributions to any Parent Entity in respect of Taxes), to the extent such payments exceed the amount of tax expense deducted in calculating such Consolidated Net Income (except to the extent financed with any portion of the gross sale proceeds received by the Borrower or a Restricted Subsidiary in respect of the sale component of any Specified Sale and Lease-Back Transaction that is retained for application towards any taxes or distributions made pursuant to Section 6.06(5) or 6.06(6)(a) paid or reasonably estimated to be payable in connection with such sale component of such Specified Sale and Lease-Back Transaction), and (b) cash payments that the Borrower or any Restricted Subsidiary will be required to make in respect of Taxes (including distributions to any Parent Entity in respect of Taxes) within 180 days after the end of such period; provided that amounts described in this clause (b) will not reduce Excess Cash Flow in subsequent periods; minus

(5) all cash payments and other cash expenditures made by the Borrower or any Restricted Subsidiary during such period (a) with respect to items that were excluded in the calculation of such Consolidated Net Income pursuant to clauses (1) through (19) of the definition of Consolidated Net Income or (b) that were not expensed during such period in accordance with GAAP; minus

(6) all non-cash credits included in calculating such Consolidated Net Income (including insured or indemnified losses referred to in clauses (16) and (17) of Consolidated Net Income to the extent not reimbursed in cash during such period); minus

(7) an amount equal to the sum of (a) the increase in the Working Capital of the Borrower during such period, if any, plus (b) the increase in long-term accounts receivable of the Borrower and the Restricted Subsidiaries, if any (other than any such increases contemplated by clauses (a) and (b) of this clause (7) that are directly attributable to acquisitions of a Person or business unit by the Borrower and the Restricted Subsidiaries during such period); plus

(8) all non-cash charges, losses and expenses of the Borrower or any Restricted Subsidiary that were deducted in calculating such Consolidated Net Income; plus

(9) all cash payments received by the Borrower or any Restricted Subsidiary during such period pursuant to Hedge Agreements that were not treated as revenue or net income under GAAP; plus

(10) an amount equal to the sum of (a) the decrease in Working Capital of the Borrower during such period, if any, plus (b) the decrease in long-term accounts receivable of the Borrower and the Restricted Subsidiaries, if any; plus

(11) all amounts referred to in clauses (1), (2) and (3) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (other than proceeds of revolving loans), the sale or issuance of Equity Interests, Specified Sale and Lease-Back Net Proceeds or any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition to any Person of, any assets.

“Excess Cash Flow Period” means each fiscal year of the Borrower.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means, as of any date, the aggregate amount of the net cash proceeds and Cash Equivalents, together with the aggregate fair market value (determined in good faith by a Responsible Officer of the Borrower) of other assets that are used or useful in a business permitted under Section 6.08, received by the Borrower after the Closing Date from:

(1) contributions to its common equity capital; or

(2) the sale of Capital Stock of the Borrower;

in each case, designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Borrower on the date such contribution is made or such Capital Stock is sold; provided that the proceeds of Disqualified Stock and any net cash proceeds that are used prior to such date (A) to make Restricted Payments under Section 6.06(1) or Section 6.06(2)(b), (B) to make an Investment under Section 6.04(3), a Restricted Payment under Section 6.06(15) or a payment in respect of Junior Financing under Section 6.09(2)(a), in each case utilizing the Available Amount or (C) for Contribution Indebtedness, will not be treated as Excluded Contributions.

“Excluded Equity Interests” means “Excluded Equity Interests” as defined in the Security Agreement.

“Excluded Indebtedness” means all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” means “Excluded Property” as defined in the Security Agreement.

“Excluded Subsidiary” means any direct or indirect Subsidiary of the Borrower (if and to the extent such Subsidiary is not a borrower or guarantor under the First Lien Credit Agreement or the ABL Credit Agreement) that:

(1) is a Foreign Subsidiary (and, for the avoidance of doubt, all Foreign Subsidiaries will be excluded from any requirement to be a Guarantor, regardless of whether any such Foreign Subsidiary also constitutes a “controlled foreign corporation” within the meaning of section 957(a) of the Code (a “CFC”));

(2) has no material assets other than the capital stock or capital stock and debt of one or more Foreign Subsidiaries (a “FSHCO”) and/or one or more other FSHCOs;

(3) is a Domestic Subsidiary of a Foreign Subsidiary or of a FSHCO; (4) is not wholly-owned, directly or indirectly, by the Borrower; (5) is an Unrestricted Subsidiary; (6) is a Captive Insurance Company; (7) is a not-for-profit entity;

(8) is a special purpose entity used for securitization facilities (including any Receivables Subsidiary) or like special purposes;

(9) is an Immaterial Subsidiary;

(10) is prohibited or restricted by applicable law or binding contractual obligation (so long as such obligation is not incurred in anticipation of the Closing Date or, in the case of an acquisition of a Subsidiary, such obligation is not incurred in contemplation of such acquisition), including any requirement to obtain the consent of any Governmental Authority or third party (other than a Loan Party), unless such consent has been obtained; or

(11) if such Subsidiary guarantees the Obligations under the Initial Term Loan Facility, the cost of such guarantee would be excessive relative to the expected benefits to be obtained by the Initial Term Loan Lenders and other Secured Parties from such guarantee (as reasonably determined by the Borrower and the Administrative Agent in good faith); or

(12) would be an Immaterial Subsidiary except for its fee simple ownership interest in Real Property; provided that such Subsidiary (x) complies with the requirements of Section 5.10(2) with respect to any such Real Property and (y) provides a Limited Recourse Guaranty.

Notwithstanding the foregoing, the Borrower may elect, in consultation with the Administrative Agent, to cause any Excluded Subsidiary (other than an Unrestricted Subsidiary or any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower) to become a Guarantor; provided that with respect to any Subsidiary that is not a Domestic Subsidiary, the Required Lenders shall have granted their consent to such Subsidiary becoming a Guarantor taking into account the local laws and regulations in the jurisdiction of such Subsidiary’s organization and operations, and the availability and enforceability of guarantees and security to be provided by such Subsidiary, and all documentation of such guarantees and security and related filings (if applicable) shall be in form and substance satisfactory to the Required Lenders.

“Excluded Swap Obligation” means, with respect to any Guarantor or any Limited Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor or the Limited Recourse Guaranty of such Limited Guarantor, as applicable, of, or the grant by such Guarantor of a security interest to secure or the grant by such Limited Guarantor of a Mortgage to secure, such Swap Obligation (or any Guarantee or Limited Recourse Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s or Limited Guarantor’s, as applicable, failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or Limited Guarantor, as applicable, or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee, Limited Recourse Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder:

(1) Taxes imposed on or measured by its net income (however denominated) or franchise Taxes imposed in lieu of net income Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes;

(2) any U.S. federal withholding Tax imposed on amounts payable hereunder to or for the account of a Recipient under any law applicable at the time such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower pursuant to Section 2.16 or in the case of a Lender, under any law applicable at the time such Lender changes its Lending Office), except to the extent that the Recipient’s assignor (if any), at the time of assignment (or such Lender immediately before it changed its Lending Office), was entitled to receive additional amounts from the Loan Party with respect to any withholding Tax pursuant to Section 2.14(1) or Section 2.14(3);

(3) Taxes that are attributable to such Lender’s or Administrative Agent’s failure to comply with Section 2.14(5) or Section 2.14(6); and

(4) any Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to such term in Section 3.19(3)(a).

“Existing ABL Credit Agreement” means that certain ABL Credit Agreement (as the same may have been amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements prior to the Closing Date), dated as of September 30, 2011, by and among, the Borrower, Holdings, General Electric Capital Corporation (“GECC”), as administrative agent, GECC and Wells Fargo Bank, National Association, as co-collateral agents and the lenders party thereto from time to time.

“Existing First Lien Term Loan Agreement” means that certain First Lien Credit Agreement (as the same may have been amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements prior to the Closing Date), dated as of September 30, 2011, by and among, the Borrower, Holdings, DBNY, as administrative agent and the lenders party thereto from time to time.

“Existing Second Lien Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Extended Term Loans” has the meaning assigned to such term in Section 2.20(1).

“Extending Term Lender” has the meaning assigned to such term in Section 2.20(1).

“Extension” has the meaning assigned to such term in Section 2.20(1).

“Extension Amendment” has the meaning assigned to such term in Section 2.20(2).

“Extension Offer” has the meaning assigned to such term in Section 2.20(1).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version as described above), and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.19(2).

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Board of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Board of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Board of New York as the federal funds rate, or, if such rate is not so published for any Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three U.S. banks of recognized standing selected by it.

“Fees” means the Administrative Agent Fees and all other fees payable to a Lender, the Administrative Agent, or any Arranger, in each case, with respect to Term Loans.

“Financial Officer” means, with respect to any Person, the chief financial officer, president, principal accounting officer, director of financial services, treasurer, assistant treasurer or controller of such Person.

“First Lien Credit Agreement” means that certain first lien credit agreement, dated as of the Closing Date, by and among the Borrower, Holdings, the lenders party thereto, Nomura Corporate Funding Americas, as administrative agent and collateral agent and the other parties party thereto.

“First Lien Credit Facility” means the first lien loan facility consisting of term loans made to the Borrower.

“First Lien Intercreditor Agreement” means the “First Lien Intercreditor Agreement” as defined in the First Lien Credit Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement, as each document may be amended, restated, supplemented and/or otherwise modified.

“First Lien Term Loans” means the secured term loans made to the Borrower on the Closing Date pursuant to the First Lien Credit Agreement.

“First Lien Obligations” mean the “Obligations” as defined in the First Lien Credit Agreement.

“Fixed Amounts” has the meaning assigned to such term in Section 1.07(b).

“Flood Certificate” means a life of loan “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Flood Insurance Reform Act of 2004, and the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each state thereof and the District of Columbia will be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FSHCO” has the meaning assigned to such term in clause (2) of the definition of Excluded Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies).

Notwithstanding anything to the contrary above or in the definition of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of the Closing Date, only those leases that would result or would have resulted in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) will be considered capital leases and all calculations under this Agreement will be made in accordance therewith.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any Person (the “guarantor”) means:

(1) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligations;

(b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation;

(d) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); or

(e) as an account party in respect of any letter of credit, bank guarantee or other letter of credit guaranty issued to support such Indebtedness or other obligation; or

(2) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor;

provided, that the term “Guarantee” will not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness).

The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor” means (1) Holdings; (2) each Subsidiary Loan Party; and (3) each Parent Entity or Restricted Subsidiary (other than any Restricted Subsidiary that is not a Wholly Owned Subsidiary) that the Borrower may elect in its sole discretion, from time to time, upon written notice to the Administrative Agent, to cause to Guarantee the Obligations until such date that the Borrower has informed the Administrative Agent that it elects not to have such Person Guarantee the Obligations; provided that, in the case of this clause (3), the Guarantee and the security interest provided by such Person is full and unconditional and fully enforceable in the jurisdiction of organization of such Person.

“Guaranty Agreement” means the Term Loan Guaranty Agreement substantially in the form of Exhibit K, dated as of the Closing Date, among Holdings, each Subsidiary Loan Party and the Collateral Agent, as amended, supplemented and/or otherwise modified from time to time.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum byproducts or distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls or radon gas, in each case, that are regulated or would reasonably be expected to give rise to liability under any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries will be a Hedge Agreement.

“Holdings” has the meaning assigned to such term in the introductory paragraph hereof.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that (i) did not, as of the last day of the most recent fiscal quarter of the Borrower for which Required Financial Statements have been delivered (or were required to be delivered), have assets with a value in excess of 2.50% of the Consolidated Total Assets or revenues representing in excess of 2.50% of total revenues of the Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters for which Required Financial Statements have been delivered (or were required to be delivered), calculated on a consolidated basis in accordance with GAAP; and (ii) taken together with all Immaterial Subsidiaries as of the last day of the most recent fiscal quarter of the Borrower for which Required Financial Statements have been delivered (or were required to be delivered), did not have assets with a value in excess of 5.00% of Consolidated Total Assets or revenues representing in excess of 5.00% of total revenues of the Borrower and the Restricted Subsidiaries on a consolidated basis for such four-quarter period.

“Incremental Equivalent Term Debt” means secured or unsecured Indebtedness of the Borrower in the form of term loans or notes; provided that:

(1) either (x) the aggregate outstanding principal amount of such Indebtedness incurred, when taken together with the aggregate principal amount of Incremental Term Loans incurred in reliance on the Non-Ratio Based Incremental Facility Cap, does not exceed the Non-Ratio Based Incremental Facility Cap or (y) (I) with respect to any such Indebtedness to be secured on a pari passu or junior basis to the Initial Term Loans, the Total Secured Net Leverage Ratio (determined on the date on which the Incremental Equivalent Term Debt is incurred (and after giving effect to such incurrence) and after giving effect to any acquisition or other transaction consummated in connection with the incurrence of such Incremental Equivalent Term Debt) is equal to or less than 5.90 to 1.00 and (II) with respect to any such Indebtedness that is unsecured, the Total Net Leverage Ratio (determined on the date on which the applicable Incremental Equivalent Term Debt is incurred (and after giving effect to such incurrence) and after giving effect to any acquisition or other transaction consummated in connection with the incurrence of such Incremental Equivalent Term Debt) is equal to or less than 5.90 to 1.00; provided that, for the avoidance of doubt, amounts under clause (x) and clause (y) may be incurred in the same transaction and that amounts under clause (y) may be utilized prior to amounts under clause (x);

(2) except for interim or bridge financings that provide for automatic conversion, subject to customary conditions, to Indebtedness meeting the requirement for this clause (2), the final maturity date of such Incremental Equivalent Term Debt may not be earlier than the Latest Maturity Date of the Initial Term Loans (and in the case of any junior secured or unsecured Incremental Equivalent Term Debt, the final maturity date may not be earlier than the date that is 91 days after the Latest Maturity Date of the Initial Term Loans);

(3) except for interim or bridge financings that provide for automatic conversion, subject to customary conditions, to Indebtedness meeting the requirement for this clause (3), the Weighted Average Life to Maturity of such Incremental Equivalent Term Debt may be no shorter than the longest remaining Weighted Average Life to Maturity of the Initial Term Loans;

(4) if such Indebtedness is secured on a pari passu basis with the Initial Term Loans: (a) such Indebtedness consist of notes, (b) a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Pari Passu Intercreditor Agreement and, if applicable, the Intercreditor Agreement, (c) such Indebtedness is not secured by any assets or property of Holdings, the Borrower or any Restricted Subsidiary that does not constitute Collateral and (d) such Indebtedness is not guaranteed by any Subsidiary of the Borrower other than a Subsidiary Loan Party; and

(5) if such Indebtedness is secured on a junior basis to the Initial Term Loans: (a) a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement and, if applicable, the Intercreditor Agreement, (b) such Indebtedness is not secured by any assets or property of Holdings, the Borrower or any Restricted Subsidiary that does not constitute Collateral and (c) such Indebtedness is not guaranteed by any Subsidiary of the Borrower other than a Subsidiary Loan Party.

Incremental Equivalent Term Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Incremental Facility” has the meaning assigned to such term in Section 2.18(1).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.18(5).

“Incremental Lenders” has the meaning assigned to such term in Section 2.18(5).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.18(1). “Incremental Yield” has the meaning assigned to such term in Section 2.18(8). “Indebtedness” means, with respect to any Person, without duplication:

(1) all obligations of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(3) all obligations of such Person under conditional sale or title retention agreements relating to property or assets purchased by such Person;

(4) all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(5) all Capital Lease Obligations of such Person;

(6) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements;

(7) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees;

(8) the principal component of all obligations of such Person in respect of bankers’ acceptances;

(9) all Attributable Indebtedness;

(10) all Guarantees by such Person of Indebtedness described in clauses (1) through (9) above; and

(11) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

provided that Indebtedness will not include:

(a) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business;

(b) prepaid or deferred revenue arising in the ordinary course of business;

(c) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset; or

(d) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP.

The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” means (1) all Taxes other than Excluded Taxes, imposed on or with respect to any payment, made by or on account of any obligation of any Loan Party under any Loan Document; and (2) to the extent not otherwise described in clause (1), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.05(2).

“Initial ABL Borrowing” means one or more borrowings of loans or issuances or deemed issuances of letters of credit under the ABL Credit Facilities on the Closing Date.

“Initial First Lien Borrowing” means the borrowing of term loans under the First Lien Credit Facility on the Closing Date.

“Initial Term Loan Commitments” means with respect to each Lender, the commitment of such Lender to make Initial Term Loans as set forth on Schedule 2.01. On the Closing Date, the aggregate amount of Initial Term Loan Commitments is $625.0 million.

“Initial Term Loan Facility” means the term loan facility consisting of Initial Term Loans made to the Borrower.

“Initial Term Loan Lender” means each financial institution listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any Person that becomes a Lender hereunder pursuant to Section 10.04 by assignment of any Initial Term Loans.

“Initial Term Loans” means the term loans made to the Borrower on the Closing Date pursuant to Section 2.01(1).

“Intellectual Property Rights” has the meaning assigned to such term in Section 3.20(1).

“Intellectual Property Security Agreements” has the meaning set forth in Section 3.14(l).

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, by and among the Administrative Agent, the Collateral Agent, Nomura Corporate Funding Americas, as administrative and collateral agent under the First Lien Credit Agreement and Wells Fargo Bank, National Association, as administrative agent and collateral agent under the ABL Credit Agreement, and acknowledged by the Loan Parties, as amended, restated, supplemented and/or otherwise modified from time to time.

“Interest Coverage Ratio” means, as of any date, the ratio of (1) the Consolidated EBITDA for the most recent period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis, to (2) the sum of (a) the Consolidated Interest Expense of the Borrower for such period, calculated on a Pro Forma Basis, and (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Borrower or preferred stock of any of the Restricted Subsidiaries, in each case, made during such period.

“Interest Election Request” means a written request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (1) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing; and (2) with respect to any ABR Loan, the last Business Day of each fiscal quarter of the Borrower commencing with the last Business Day of the first full fiscal quarter of the Borrower after the Closing Date.

“Interest Period” means, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.04 or repaid or prepaid in accordance with Section 2.06, 2.07 or 2.08; provided that:

(1) if any Interest Period would end on a day other than a Business Day, such Interest Period will be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period will end on the next preceding Business Day;

(2) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will end on the last Business Day of the calendar month at the end of such Interest Period;

(3) no Interest Period will extend beyond the applicable Maturity Date. Interest will accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period; and

(4) the initial Interest Period, commencing on the Closing Date, will end on March 3, 2017.

“Interpolated Screen Rate” means, at any day, with respect to any Eurocurrency Loan denominated in any currency for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case, as of approximately 11:00 a.m. (London time) on such day.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or reasonably equivalent ratings of another internationally recognized rating agency).

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Restricted Subsidiaries;

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition; and

(4) investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Junior Financing” means (1) any Indebtedness permitted to be incurred hereunder that is contractually subordinated in right of payment to the Obligations or secured by Liens that are contractually subordinated to the Liens securing the Obligations or (2) any Permitted Refinancing Indebtedness in respect of any of the foregoing.

“Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent, or, if requested by the providers of Indebtedness to be secured on a junior basis to the Initial Term Loans, another lien subordination agreement satisfactory to the Collateral Agent. Upon the request of the Borrower, the Administrative Agent and Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with the Loan Parties and one or more Debt Representatives for Indebtedness permitted hereunder that is permitted to be secured on a junior basis to the Initial Term Loans.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date of the Term Facilities in effect on such date.

“LCA Election” has the meaning assigned to such term in Section 1.07(a).

“Leased Material Real Property” has the meaning assigned to such term in Section 3.15(2).

“Lender” means each Initial Term Loan Lender listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any Person that becomes a Lender hereunder pursuant to Section 10.04 and any Additional Lender.

“Lender Default” means:

(1) the refusal (which has not been retracted) or failure of any Lender to make available its portion of any Borrowing;

(2) any Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Term Facility or under other similar agreements in which it commits to extend credit;

(3) the admission by any Lender in writing that it is insolvent or such Lender becoming subject to a Lender-Related Distress Event; or

(4) any Lender becoming subject to a Bail-In Action.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls a Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event will not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to an Agent or Lender or any person that directly or indirectly controls such Agent or Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be a “Lender-Related Distress Event” with respect to such Agent or Lender or any person that directly or indirectly controls such Agent or Lender.

“Lending Office” means, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Term Loans.

“LGP” means Leonard Green & Partners, L.P. and any of its Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“LIBO Rate” means with respect to any Eurocurrency Borrowing for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration Interest Settlement Rates (or by reference to the rates provided by any Person that takes over the administration of such rate if the ICE Benchmark Administration is no longer making a “LIBO Rate” rate available) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or any successor or substitute agency thereto) as an authorized information vendor for the purpose of displaying such rates) (the “Screen Rate”); provided that if such Screen Rate is not available at such time for any reason, the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBO Rate” shall be the interest rate per annum equal to the Interpolated Screen Rate; further provided, however, if the LIBO Rate is less than zero, then the LIBO Rate shall be zero.

“Lien” means, with respect to any asset (1) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset; or (2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event will an operating lease, any capital lease in respect of Real Property permitted hereunder, or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means (a) any Permitted Change of Control and (b) any acquisition, including by way of merger, by the Borrower or one or more Restricted Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, third party financing, or a Permitted Change of Control.

“Limited Guarantor” means each Restricted Subsidiary that is a limited guarantor under a Limited Recourse Guaranty, in its capacity as limited guarantor thereunder.

“Limited Recourse Guaranty” means each First Lien Term Limited Recourse Guaranty substantially in the form of Exhibit I between the Restricted Subsidiary identified therein, as limited guarantor, and the Administrative Agent.

“Loan Documents” means this Agreement, the Security Documents, the Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Note.

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Management Agreement” means (i) at any time prior to a Permitted Change of Control, the Sponsor Management Agreement and (ii) thereafter any monitoring, management, fee or similar or related agreements providing for the payment (or accrual) of an annual monitoring, management or similar fee to the Sponsors or any Affiliate of Sponsors in an aggregate amount equal to or less than $8.0 million per annum for any period commencing on or after the Permitted Change of Control Effective Date (with prorated amounts payable for any partial year periods and any amounts not paid in any period beginning on the Closing Date accruing and payable upon request of the Sponsors in future periods).

“Management Group” means (i) at any time prior to a Permitted Change of Control, the group consisting of the directors, executive officers and other management personnel of Holdings, the Borrower or the Restricted Subsidiaries on the Closing Date and (ii) thereafter, the group consisting of directors, executive officers and other management personnel of Holdings, the Borrower or the Restricted Subsidiaries on the Permitted Change of Control Effective Date (after giving effect to such Permitted Change of Control).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on:

(1) the business, financial condition or results of operations, in each case, of the Borrower and the Restricted Subsidiaries (taken as a whole);

(2) the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents; or

(3) the rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Term Loans) of the Borrower or any Subsidiary Loan Party in an aggregate outstanding principal amount exceeding $42.0 million.

“Material Subsidiary” means any Restricted Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means, as the context may require:

(1) with respect to all Term Loans (including all Initial Term Loans) existing on the Closing Date, February 3, 2025;

(2) with respect to any Incremental Term Loans, the final maturity date specified therefor in the applicable Incremental Facility Amendment;

(3) with respect to any Other Term Loans, the final maturity date specified therefor in the applicable Refinancing Amendment; and

(4) with respect to any Extended Term Loans, the final maturity date specified therefor in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“MNPI” means any material Nonpublic Information regarding Holdings and the Subsidiaries that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” means nonpublic information that would reasonably be expected to be material to a decision by any Lender to assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Policies” has the meaning assigned to such term in Section 5.10(2)(c).

“Mortgaged Properties” means the Real Property described on Schedule 3.15(3) and all additional Real Property as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages” means each of the mortgages and deeds of trust made by any Loan Party, reasonably acceptable to the Administrative Agent, in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, supplemented, replaced and/or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrower or any Restricted Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means the aggregate cash proceeds (using the fair market value of any Cash Equivalents) received by the Borrower or any Restricted Subsidiary in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedge Agreements in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required to be paid as a result of such transaction that is secured by a Permitted Lien that is prior or senior to the Lien securing the Obligations, any costs associated with unwinding any related Hedge Agreements in connection with such transaction and any deduction of appropriate amounts to be provided by the Borrower or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that such reserved amounts will be deemed to be Net Cash Proceeds to the extent and at the time of any reversal thereof (to the extent not applied to the satisfaction of any applicable liabilities in cash in a corresponding amount). For purposes of Section 2.08(1), no cash proceeds realized in connection with a transaction or series of related transactions constituting an Asset Sale will be deemed to be Net Cash Proceeds unless (a) such net cash proceeds exceed $20,000,000 and (y) the aggregate amount of all net cash proceeds in such fiscal year exceeds $30,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds); provided further, that “Net Cash Proceeds” shall not include, or apply to, the proceeds of the sale component of any Specified Sale and Lease-Back Transaction, which proceeds shall be governed by the definition of “Specified Sale and Lease-Back Net Proceeds”.

“New Sponsor” means any entity or group of entities with committed capital or assets under management in excess of $1,000,000,000 or otherwise reasonably acceptable to the Required Lenders, in either case, together with any co-investors.

“New York Courts” has the meaning assigned to such term in Section 10.15(1).

“No MNPI Representation” means, with respect to any Person, a customary representation that such Person is not in possession of any MNPI.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.16(3).

“Non-Debt Fund Affiliate” means any Affiliated Lender other than a Debt Fund Affiliate.

“Non-Debt Fund Affiliate Assignment and Acceptance” has the meaning assigned to such term in Section 10.04(10)(b).

“Nonpublic Information” means information that is not publicly available for or of a type that would be publicly available if the borrower was a public company.

“Non-Ratio Based Incremental Facility Cap” has the meaning assigned to such term in Section 2.18(3). Unless the Borrower elects otherwise, each Incremental Facility and all Incremental Equivalent Term Debt shall be deemed incurred first under the Available Incremental Term Loan Facility Amount or clause (1)(y) of the definition of “Incremental Equivalent Term Debt,” respectively, to the extent permitted, with the balance incurred under the Non-Ratio Based Incremental Facility Cap.

“Note” has the meaning assigned to such term in Section 2.05(5).

“Obligations” means:

(1) all amounts owing to any Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document, including all interest and expenses accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any Loan Party of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law naming such Loan Party as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest or expense is allowed or allowable as a claim in such proceeding;

(2) any Specified Hedge Obligations; and

(3) any Cash Management Obligations; provided that:

(a) the Obligations of the Loan Parties under any Specified Hedge Agreement and Cash Management Obligations will be secured and Guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and Guaranteed;

(b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any Security Document will not require the consent of any Cash Management Bank or Qualified Counterparty pursuant to any Loan Document; and

(c) Obligations of any Guarantor shall not, in any event, include any Excluded Swap Obligation with respect to such Guarantor.

“OFAC” has the meaning assigned to such term in Section 3.19(3)(e).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Second Lien Indebtedness” has the meaning assigned to such term in Section 2.08(1)(c).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforce-

ment or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(2)).

“Other Term Loans” has the meaning assigned to such term in Section 2.19(1).

“Owned Material Real Property” has the meaning assigned to such term in Section 3.15(1).

“Parent Entity” means any direct or indirect parent of the Borrower.

“Pari Passu Intercreditor Agreement” means a “pari passu” intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent. Upon the request of the Borrower, the Administrative Agent and Collateral Agent will execute and deliver a Pari Passu Intercreditor Agreement with the Loan Parties and one or more Debt Representatives for Indebtedness permitted hereunder that is permitted to be secured on a pari passu basis with the Term Loans.

“Participant” has the meaning assigned to such term in Section 10.04(4)(a).

“Participant Register” has the meaning assigned to such term in Section 10.04(4)(a).

“Payment Office” means the office of the Administrative Agent located at 520 Madison Avenue, New York, New York 10022, Attention: Account Officer - BJs (Facsimile: (212) 284-3444; Telephone: (212) 707-6459; E-mail: jfin.admin@jefferies.com), or such other office as the Administrative Agent may designate to the Borrower and the Lenders from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Perfection Certificate” means the Perfection Certificate with respect to the Loan Parties in a form substantially similar to that delivered on the Closing Date.

“Permitted Acquisition” means any acquisition of all or substantially all the assets of, or a majority of the Equity Interests in, or merger, consolidation or amalgamation with, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Acquisition) if (1) no Event of Default is continuing immediately prior to making such Investment or would result therefrom; and (2) immediately after giving effect thereto, with respect to acquisitions of entities that do not become Subsidiary Loan Parties, the aggregate fair market value of all Investments made in such entities since the Closing Date (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value), when taken together with the aggregate amount of payments made with respect to Investments pursuant to Section 6.04(6), will not exceed the greater of (a) $120.0 million and (b) 3.60% of Consolidated Total Assets as of the date any such acquisition is made.

“Permitted Amendment” means any Incremental Facility Amendment, Refinancing Amendment or Extension Amendment.

“Permitted Change of Control” means any transaction or series of related transactions which otherwise may constitute a Change of Control in which a New Sponsor acquires, either directly or indirectly, through one or more holding companies, Beneficial Ownership of Equity Interests representing 50% or more of the aggregate ordinary voting power in Holdings or conveying the right to nominate a majority of the board of directors of Holdings (whether directly or indirectly through the right to direct the vote of such Equity Interests) and the following additional conditions are met:

(a) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such transactions or series of related transactions (including any Indebtedness assumed or permitted to exist or incurred, issued or otherwise obtained in connection therewith), with (x) a Total Net Leverage Ratio of not greater than 6.10:1.00 and (y) a Senior Secured First Lien Net Leverage Ratio of not greater than 4.80:1.00;

(b) the New Sponsor shall have made, or substantially concurrently therewith, shall make, cash equity contributions directly or indirectly to the New Sponsor’s acquisition vehicle (which shall be used to consummate a Permitted Change of Control) on or prior to the Permitted Change of Control Effective Date in an aggregate amount equal to, when combined with the fair market value of any Equity Interests of any of the management and other existing equity holders of Holdings (or any direct or indirect parent company of Holdings) and its Subsidiaries rolled over or invested in connection with such Permitted Change of Control (such cash equity contributed by the New Sponsor, taken together with the fair market value of any Equity Interests rolled over or invested in connection with the Permitted Change of Control, the “Permitted Change of Control Equity Capitalization”), at least 25.0% of the sum of (i) Consolidated Total Net Debt and (ii) the Permitted Change of Control Equity Capitalization;

(c) (i) at least 15 Business Days prior to the Permitted Change of Control Effective Date, the Borrower shall have delivered notice to the Administrative Agent of such Permitted Change of Control and of the identity of the New Sponsor and (ii) not later than two (2) Business Days prior to the Permitted Change of Control Effective Date, the New Sponsor shall have provided all customary information about its acquisition vehicle that shall have been reasonably requested by the Administrative Agent in writing at least ten (10) Business Days prior to the Permitted Change of Control Effective Date and that the Administrative Agent reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act (and, upon any request made by a Lender to the Administrative Agent, the Administrative Agent will provide the Lenders with all such information made available to it);

(d) on the Permitted Change of Control Effective Date, the Administrative Agent shall have received an officer’s certificate from the Borrower stating that the conditions described in clauses (a) through (b) above and the definition of “New Sponsor” have been satisfied; and

(e) after giving effect to a Permitted Change of Control, New Sponsor shall have a majority of the voting power for the election of directors, managers or other governing board of the Borrower.

For the avoidance of doubt and notwithstanding anything to the contrary herein, only one Permitted Change of Control shall be permitted to be consummated under this Agreement and any Permitted Change of Control must be consummated prior to the date that is 24 months after the Closing Date.

“Permitted Change of Control Costs” means all reasonable fees, costs and expenses incurred or payable by Holdings (or any direct or indirect parent of Holdings), the Borrower or any of its Restricted Subsidiaries in connection with a Permitted Change of Control.

“Permitted Change of Control Effective Date” means the date of consummation of a Permitted Change of Control; provided that there shall only be one Permitted Change of Control Effective Date.

“Permitted Debt” has the meaning assigned thereto in Section 6.01.

“Permitted Holders” means each of:

(1) the Sponsors;

(2) any member of the Management Group (or any controlled Affiliate thereof);

(3) any other holder of a direct or indirect equity interest in Holdings that either (a) holds such interest as of the Closing Date and is disclosed to the Arrangers prior to the Closing Date or (b) becomes a holder of such interest prior to the three-month anniversary of the Closing Date and is a limited partner of a Sponsor on the Closing Date; provided that the limited partners that become holders of equity interests pursuant to this clause (b) do not own in the aggregate more than 20% of the Voting Stock of Holdings as of such three-month anniversary;

(4) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which Persons described in the foregoing clauses (1), (2) or (3) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (1), (2) and (3), collectively, Beneficially Own Voting Stock representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings (determined on a fully diluted basis but without giving effect to contingent voting rights not yet vested) then held by such group; and

(5) any Permitted Parent.

“Permitted Holdings Debt” means unsecured Indebtedness of Holdings that:

(1) is not subject to any Guarantee by the Borrower or any Restricted Subsidiary;

(2) does not mature prior to the date that is ninety-one (91) days after the Latest Maturity Date as of the date of incurrence thereof;

(3) no Event of Default has occurred and is continuing immediately after the issuance or incurrence thereof or would result therefrom;

(4) has no scheduled amortization or payments of principal prior to the date that is ninety-one (91) days after the Latest Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (6) hereof);

(5) does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the date that is ninety-one (91) days after the Latest Maturity Date; and

(6) has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive than those set forth in this Agreement taken as a whole (other than provisions customary for senior discount notes of a holding company), in each case as determined in good faith by a Responsible Officer of the Borrower;

provided that clauses (4) and (5) will not restrict payments that are necessary to prevent such Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code; provided, further that the Borrower will deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof).

“Permitted Investment” has the meaning assigned to such term in Section 6.04.

“Permitted Investor” means:

(1) each of the Sponsors;

(2) each of their respective Affiliates and investment managers;

(3) any fund or account managed or controlled by any of the Persons described in clause (1) or (2) of this definition;

(4) any employee benefit plan of Holdings or any of its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan; and

(5) investment vehicles of members of management of Holdings or the Borrower that invest in, acquire or trade commercial loans but excluding natural persons.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Parent” means (a) any Parent Entity that at the time it became a Parent Entity was a Permitted Holder pursuant to clauses (1), (2) and (3) of the definition thereof; provided that such Parent Entity was not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that would otherwise constitute a Change in Control and (b) Holdings, so long as it is controlled by one or more Persons that are Permitted Holders pursuant to clause (1), (2), (3) or (4) of the definition thereof.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, “Refinance”) the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); provided, that with respect to (a) the First Lien Obligations, the principal amount of any Permitted Refinancing Indebtedness in respect thereof shall be subject only to Section 6.01(3)(b), and (b) the ABL Obligations, the principal amount of any Permitted Refinancing Indebtedness in respect thereof shall be subject only to Section 6.01(2);

(2) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (a) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (b) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Latest Maturity Date were instead due on the date that is one year following the Latest Maturity Date; provided that no Permitted Refinancing Indebtedness incurred in reliance on this subclause (b) will have any scheduled principal payments due prior to the Latest Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Latest Maturity Date for the Indebtedness being Refinanced;

(3) if the Indebtedness being Refinanced is subordinated in right of payment to any Obligations under this Agreement, such Permitted Refinancing Indebtedness is subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders (as determined in good faith by a Responsible Officer of the Borrower) as those contained in the documentation governing the Indebtedness being Refinanced;

(4) no Permitted Refinancing Indebtedness may have different obligors, or greater Guarantees or security, than the Indebtedness being Refinanced; provided that, with respect to a Refinancing of the First Lien Obligations or the ABL Obligations, the Liens, if any, securing such Permitted Refinancing Indebtedness will be on terms not materially less favorable to the Lenders than those contained in the documentation governing the First Lien Credit Agreement and the ABL Credit Agreement, as determined in good faith by a Responsible Officer of the Borrower;

(5) in the case of a Refinancing of Indebtedness that is secured on a pari passu basis with the Initial Term Loans, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Pari Passu Intercreditor Agreement and, if applicable, the Intercreditor Agreement;

(6) in the case of a Refinancing of Indebtedness that is secured on a junior basis to the Initial Term Loans, to the Initial Term Loans, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement and, if applicable, the Intercreditor Agreement; and

(7) in the case of a Refinancing of the ABL Obligations, the Liens, if any, securing such Permitted Refinancing Indebtedness are subject to the Intercreditor Agreement or another intercreditor agreement that is substantially consistent with, and no less favorable to the Lenders in any material respect than, the Intercreditor Agreement as determined in good faith by a Responsible Officer of the Borrower and as certified by a Responsible Officer of the Borrower.

Permitted Refinancing Indebtedness may not be incurred to Refinance Indebtedness that is secured on a junior basis to the Initial Term Loans with Indebtedness that is secured on a pari passu basis with the Initial Term Loans.

Indebtedness constituting Permitted Refinancing Indebtedness will not cease to constitute Permitted Refinancing Indebtedness as a result of the subsequent extension of the Latest Maturity Date after the date of original incurrence thereof.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, government, individual or family trust, Governmental Authority or other entity of whatever nature.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is (1) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA; and (2) either (a) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings or any of its Subsidiaries or any ERISA Affiliate or (b) in respect of which Holdings or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” has the meaning assigned to such term in Section 9.01(5).

“Platform” has the meaning assigned to such term in Section 10.17(1).

“Pledged Collateral” means “Pledged Collateral” as defined in the Security Agreement.

“Prime Rate” means, at any time, the rate of interest per annum as set forth or otherwise identified from time to time by The Wall Street Journal as its prime rate. In the event that such rate does not appear in such copy of The Wall Street Journal, the Prime Rate shall be determined by reference to such other publicly available service or publication for displaying such rates as may be agreed upon by the Administrative Agent and the Borrower.

“Pro Forma Basis” or “Pro Forma” means, with respect to the calculation of Consolidated EBITDA, the Senior Secured First Lien Net Leverage Ratio, the Total Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, or any other calculation under any applicable provision of the Loan Documents, as of any date, that (1) pro forma effect will be given to the Transactions, any Permitted Acquisition or Investment, any issuance, incurrence, assumption or permanent repayment of Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which any such financial ratio or other calculation is being calculated), all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division or Store, or any conversion of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary and restructuring, strategic and other cost savings initiatives, in each case that have occurred during the four consecutive fiscal quarter period of the Borrower being used to calculate such financial ratio (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period, and (2) pro forma effect will be given to factually supportable and identifiable pro forma cost savings related to operational efficiencies, strategic initia-

tives or purchasing improvements and other synergies, in each case, reasonably expected by the Borrower and the Restricted Subsidiaries to be realized based upon actions reasonably expected to be taken within 18 months of the date of such calculation (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, improvements and synergies can be reasonably computed, as certified in writing by the chief financial officer of the Borrower; provided that any such pro forma adjustments in respect of such cost savings, improvements and synergies shall not exceed 20% of Consolidated EBITDA (before giving effect to all such adjustments) for any four-quarter period. For the avoidance of doubt, no pro forma adjustment will be made subsequent to the relevant measurement date for borrowings incurred or repayments made under the First Lien Credit Agreement or the ABL Credit Agreement in the ordinary course of business and unrelated to any of the events described in this definition.

“Projections” means all projections (including financial estimates, financial models, forecasts and other forward-looking information) furnished to the Lenders or the Administrative Agent by or on behalf of Holdings or any of the Subsidiaries on or prior to the Closing Date.

“Public Lender” has the meaning assigned to such term in Section 10.17(2).

“Purchasing Borrower Party” means Holdings or any Subsidiary of Holdings that becomes an Assignee or Participant pursuant to Section 10.04(14).

“Qualified Counterparty” means any counterparty to any Specified Hedge Agreement that, at the time such Specified Hedge Agreement was entered into or on the Closing Date, was an Agent, an Arranger, a Lender or an Affiliate of the foregoing, whether or not such Person subsequently ceases to be an Agent, an Arranger, a Lender or an Affiliate of the foregoing.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.

“Qualified IPO” means an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-4 or Form S 8) of the Equity Interests of any Parent Entity which generates cash proceeds of at least $200.0 million.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Borrower has determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is, in the aggregate, economically fair and reasonable to the Borrower and the Restricted Subsidiaries;

(2) all sales of accounts receivable and related assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary are made at fair market value (as determined in good faith by a Responsible Officer of the Borrower); and

(3) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by a Responsible Officer of the Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary or a customary backup security interest in accounts receivable conveyed to a Receivables Subsidiary) to secure any Indebtedness will not be deemed a Qualified Receivables Financing.

“Quarterly Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Ratio Debt” has the meaning assigned to such term in Section 6.01.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries pursuant to which the Borrower or any Restricted Subsidiary sells its accounts receivable to either (1) a Person that is not a Restricted Subsidiary; or (2) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any Restricted Subsidiaries may sell, convey or otherwise transfer to:

(1) a Receivables Subsidiary (in the case of a transfer by the Borrower or any Restricted Subsidiary that is not a Receivables Subsidiary); and

(2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedge Agreements entered into by the Borrower or any such Restricted Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Borrower (or another Person formed solely for the purposes of engaging in a Qualified Receivables Financing with the Borrower and to which the Borrower or any Restricted Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise):

(a) is guaranteed by the Borrower or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(3) to which neither the Borrower nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Refinance” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness,” and the terms “Refinanced” will have a correlative meaning.

“Refinancing” has the meaning assigned to such term in the recitals to this Agreement.

“Refinancing Amendment” means an amendment to this Agreement (and, as necessary, each other Loan Document) executed by each of (1) the Borrower and Holdings; (2) the Administrative Agent; and (3) each Lender that agrees to provide any portion of the Other Term Loans in accordance with Section 2.19.

“Register” has the meaning assigned to such term in Section 10.04(2)(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees and collateral provisions) issued by the Borrower in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by the Borrower or a Restricted Subsidiary in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that the Borrower or any Restricted Subsidiary intends and expects to use an amount of funds not to exceed the amount of Net Cash Proceeds of an Asset Sale to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in the Borrower’s or a Restricted Subsidiary’s business.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended by the Borrower or a Restricted Subsidiary prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in the Borrower’s or a Restricted Subsidiary’s business.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the date occurring one year after such Reinvestment Event or, if the Borrower or a Restricted Subsidiary has entered into a legally binding commitment within one year after such Reinvestment Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in the Borrower’s or a Restricted Subsidiary’s business, the date occurring two years after such Reinvestment Event.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, upon, onto or through the Environment.

“Reportable Event” means any reportable event within the meaning of Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Repricing Event” means (1) any prepayment of any Class of Initial Term Loans with the proceeds of, or any conversion of such Initial Term Loans into, any new or replacement tranche of debt financing bearing interest at an effective yield that is less than the effective yield applicable to such Class of Initial Term Loans and (2) any amendment to any Term Facility that, directly or indirectly, reduces the yield applicable to the Initial Term Loans in such Term Facility (in each case, calculating such yield consistent with the methodology for calculating the “yield” of any Initial Term Loans and any “Incremental Yield” pursuant to the terms of Section 2.18(8)(b)); provided that no Repricing Event will be deemed to occur in connection with a Permitted Change of Control (including any financing or amendment undertaken in connection therewith).

“Required Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Required Lender Consent Items” has the meaning assigned to such term in Section 10.04(12)(c).

“Required Lenders” means, at any time, Lenders having Term Loans outstanding and unused Commitments that, taken together, represent more than 50.0% of the sum of all Term Loans outstanding and Commitments at such time. The Term Loans and Commitments of any Defaulting Lender will be disregarded in determining Required Lenders; provided that subject to the Borrower’s right to replace Defaulting Lenders as set forth herein, Defaulting Lenders will be included in determining Required Lenders with respect to:

(1) any amendment that would disproportionately affect the obligation of the Borrower to make payment of the Term Loans or Commitments of such Defaulting Lender as compared to other Lenders holding the same Class of Term Loans or Commitments;

(2) any amendment relating to:

(a)	increases in the Commitment of such Defaulting Lender;

(b) reductions of principal, interest, fees or premium applicable to the Class of Term Loans held by such Defaulting Lender or Commitments of such Defaulting Lender; and

(c) extensions of final maturity or the due date of any interest, fee or premium payment applicable to the Class of Term Loans held by such Defaulting Lender or Commitments of such Defaulting Lender; and

(3) matters requiring the approval of each Lender under subclauses (v) and (vi) of Section 10.08(2).

“Required Percentage” means, with respect to any Excess Cash Flow Period, the percentage set forth in the table below based on Senior Secured First Lien Net Leverage Ratio determined as of the last day of such Excess Cash Flow Period:

Senior Secured First Lien Net Leverage Ratio	Required Percentage
Greater than 4.00 to 1.00	50.00%
Less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00	25.00%
Less than or equal to 3.50 to 1.00	0.00%

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, vice president, secretary, assistant secretary or any Financial Officer of such Loan Party or any other individual designated in writing to the Administrative Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party will be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer will be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” has the meaning assigned to such term in Section 6.06.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries will mean Restricted Subsidiaries of the Borrower.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, 100% minus the Required Percentage with respect to such Excess Cash Flow Period.

“S&P” means S&P Global Ratings or any successor entity thereto.

“Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Cash Management Bank, each Qualified Counterparty and each co-agent or subagent appointed by the Administrative Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Term Loan Security Agreement substantially in the form of Exhibit J, dated as of the Closing Date, among the Loan Parties and the Collateral Agent, as amended, supplemented and/or otherwise modified from time to time.

“Security Documents” means the collective reference to the Security Agreement, the Guaranty Agreement, the Mortgages, the Intellectual Property Security Agreements and each of the security agreements and other instruments and documents executed and delivered by any Loan Party pursuant thereto or pursuant to Section 5.10.

“Senior Secured First Lien Net Leverage Ratio” means, as of any date, the ratio of Consolidated First Lien Net Debt as of such date to Consolidated EBITDA for the most recent four fiscal quarter period for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis.

“Specified Event of Default” means any Event of Default under Section 8.01(2), 8.01(3)(a), 8.01(8) or 8.01(9).

“Specified Hedge Agreement” means any Hedge Agreement entered into or assumed between or among the Borrower or any other Subsidiary and any Qualified Counterparty and designated by the Qualified Counterparty and the Borrower in writing to the Administrative Agent as a “Specified Hedge Agreement” under this Agreement (but only if such Hedge Agreement has not been designated as a “Specified Hedge Agreement” under the ABL Credit Agreement).

“Specified Hedge Obligations” means all amounts owing to any Qualified Counterparty under any Specified Hedge Agreement.

“Specified Representations” means the representations and warranties of each of the Borrower and the other Loan Parties set forth in the following sections of this Agreement:

(1) Section 3.01(1) and (4) (but solely with respect to its organizational existence and status and organizational power and authority as to the execution, delivery and performance of this Agreement and the other Loan Documents);

(2) Section 3.02(1) (but solely with respect to its authorization of this Agreement and the other Loan Documents);

(3) Section 3.02(2)(a)(i) (but solely with respect to non-conflict of this Agreement and the other Loan Documents with its certificate or article of incorporation or other charter document);

(4) Section 3.03 (but solely with respect to execution and delivery by it, and enforceability against it, of this Agreement and the other Loan Documents);

(5) Section 3.08(2);

(6) Section 3.09;

(7) Section 3.14(1) (subject to Permitted Liens); (8) Section 3.16; and (9) Section 3.19.

“Specified Sale and Lease-Back Net Proceeds” means with respect to the sale component of any Specified Sale and Lease-Back Transaction, the excess, if any, of (i) the sum of cash and Cash Equivalents received as purchase consideration in connection with such Specified Sale and Lease-Back Transaction sale component pursuant to the applicable purchase and sale agreement over (ii) the sum of (A) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred or required to be paid by the Borrower or any Restricted Subsidiary on behalf of a purchaser by the Borrower or any Restricted Subsidiary in connection with such Specified Sale and LeaseBack Transaction, (B) taxes (including transfer taxes) or distributions made pursuant to Section 6.06(5) or 6.06(6)(a) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Specified Sale and Lease-Back Net Proceeds), and (C) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such Specified Sale and Lease-Back Transaction, including liabilities related to environmental matters or against any indemnification obligations associated with such Specified Sale and Lease-Back Transaction, it being understood that “Specified Sale and Lease-Back Net Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (C).

“Specified Sale and Lease-Back Transaction” means a sale and leaseback transaction with respect to all or any portion of any real property owned by the Borrower or any Restricted Subsidiary as of the Closing Date and set forth on Schedule 1.01S that is consummated as of or after the Closing Date.

“Specified Transaction” means any Investment (including any Limited Condition Acquisition), Permitted Change of Control, disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Facility that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis”; provided that any increase in the Commitments (including, for this purpose, any Commitment in respect of any Incremental Term Loan or Extended Term Loan) above the amount of Commitments in effect on the Closing Date, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn; provided, further, that, at the Borrower’s election, any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $6.0 million shall not be calculated on a “Pro Forma Basis.”

“Sponsor Management Agreement” means the management services agreement by and among Leonard Green & Partners, L.P. and CVC Capital Partners Advisory (U.S.), Inc. or certain of the management companies associated with either of them or their advisors and the Borrower, as the same may be amended, modified, supplemented or otherwise modified from time to time in accordance with its terms, but only to the extent that any such amendment, modification, supplement or other modification does not, directly or indirectly, increase the obligation of Holdings, the Borrower or any of its Restricted Subsidiaries to make any payments thereunder.

“Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsors in the event of a Change of Control, Permitted Change of Control or the completion of a Qualifying IPO.

“Sponsors” means (i) at any time prior to the Permitted Change of Control Effective Date, any of CVC and LGP and any of their respective Affiliates and funds or partnerships managed, advised or controlled by any of them or any of their respective Affiliates, but not including any operating portfolio company of any of the foregoing and (ii) at any time on or after the Permitted Change of Control Effective Date, New Sponsor and any of its (or their) respective Affiliates and funds or partnerships managed, advised or controlled by any of them or any of their respective Affiliates, but not including any operating portfolio company of any of the foregoing.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and Guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower that a Responsible Officer of the Borrower has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation will be deemed to be a Standard Securitization Undertaking.

“Statutory Reserves” means, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Term Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Term Loans in such currency are determined.

“Store” means any retail store or retail warehouse (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Borrower or any Restricted Subsidiary.

“Subagent” has the meaning assigned to such term in Section 9.02.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (1) Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person; or (2) more than 50.0% of the Equity Interests are at the time owned by such Person. Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean Subsidiaries of the Borrower.

“Subsidiary Loan Parties” means (1) each Wholly Owned Domestic Subsidiary of the Borrower on the Closing Date (other than any Excluded Subsidiary); and (2) each Wholly Owned Domestic Subsidiary (other than any Excluded Subsidiary) of the Borrower that becomes, or is required to become, a party to the Security Agreement or the Guaranty Agreement after the Closing Date. It is understood and agreed that no Limited Recourse Guarantor shall be deemed to be a Subsidiary Loan Party (or Guarantor) solely as a result of its Limited Recourse Guaranty unless and until it provides a full Guaranty of the Secured Obligations, becomes a party to the Security Agreement or the Guaranty Agreement and otherwise complies with the requirements hereunder applicable to Subsidiary Loan Parties.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding) or similar charges imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Facility” means the facility and commitments utilized in making Term Loans hereunder. On the Closing Date, there is one Term Facility, the Initial Term Loan Facility. Following the establishment of any Incremental Term Loans (other than an increase to an existing Term Facility), Other Term Loans or Extended Term Loans, such Incremental Term Loans, Other Term Loans or Extended Term Loans will be considered a separate Term Facility hereunder.

“Term Loans” means the Initial Term Loans made to the Borrower on the Closing Date pursuant hereto, any Incremental Term Loans, any Other Term Loans and any Extended Term Loans, collectively (or if the context so requires, any of them individually).

“Term Priority Collateral” means “Term Priority Collateral” as defined in the Intercreditor Agreement.

“Title Company” has the meaning assigned to such term in Section 5.10(2)(c).

“Title Policy” has the meaning assigned to such term in Section 5.10(2)(c).

“Total Net Leverage Ratio” means, as of any date, the ratio of Consolidated Total Net Debt as of such date to Consolidated EBITDA for the most recent four fiscal quarter period for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis.

“Total Secured Net Leverage Ratio” means, as of any date, the ratio of Consolidated Secured Net Debt as of such date to Consolidated EBITDA for the most recent four fiscal quarter period for which Required Financial Statements have been delivered, calculated on a Pro Forma Basis.

“Transactions” has the meaning assigned to such term in the recitals to this Agreement.

“Type” means, when used in respect of any Term Loan or Borrowing, the Rate by reference to which interest on such Term Loan or on the Term Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” means Adjusted LIBO Rate or ABR, as applicable.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” means, as of any date, all cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date that would not appear as “restricted” on the Required Financial Statements, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Unrestricted Subsidiary” means any Subsidiary of Holdings (other than the Borrower) designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower will only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date or subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary (by written notice to the Administrative Agent) if:

(1) no Event of Default is continuing; provided, that if such Subsidiary is being designated as an Unrestricted Subsidiary in connection with a Limited Condition Acquisition, (i) the date of determination of such condition shall be the LCA Test Date and (ii) on the date such Subsidiary is designated as an Unrestricted Subsidiary, no Specified Event of Default shall have occurred and be continuing or would exist immediately after such designation;

(2) such designation or re-designation would not cause an Event of Default; provided, that if such Subsidiary is being designated as an Unrestricted Subsidiary in connection with a Limited Condition Acquisition, (i) the date of determination of such condition shall be the LCA Test Date and (ii) on the date such Subsidiary is designated as an Unrestricted Subsidiary, such designation or re-designation would not cause a Specified Event of Default; and

(3) compliance with a minimum Interest Coverage Ratio of 2.0 to 1.0, determined on a Pro Forma Basis; provided, that if such Subsidiary is being designated as an Unrestricted Subsidiary in connection with a Limited Condition Acquisition, the date of determination of such condition shall be the LCA Test Date.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary will constitute an Investment for purposes of Section 6.04. The redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary will be deemed to be an incurrence at the time of such designation of Indebtedness of such Unrestricted Subsidiary and the Liens on the assets of such Unrestricted Subsidiary, in each case outstanding on the date of such redesignation.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” means, as of any date, the Capital Stock of any Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness as of any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” means, with respect to any Person, a Domestic Subsidiary of such Person that is a Wholly Owned Subsidiary. Unless otherwise indicated in this Agreement, all references to Wholly Owned Domestic Subsidiaries will mean Wholly Owned Domestic Subsidiaries of the Borrower.

“Wholly Owned Subsidiary” means, with respect to any Person, a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Wholly Owned Subsidiaries will mean Wholly Owned Subsidiaries of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, with respect to the Borrower and its Subsidiaries on a consolidated basis as of any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital will be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) reclassification after the Closing Date in accordance with GAAP of assets or liabilities, as applicable, between current and non-current or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. Unless the context requires otherwise,

(1) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation”;

(2) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”;

(3) the word “will” will be construed to have the same meaning and effect as the word “shall”;

(4) the word “incur” will be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” will have correlative meanings);

(5) any reference to any Person will be construed to include such Person’s legal successors and permitted assigns; and

(6) the words “asset” and “property” will be construed to have the same meaning and effect.

All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or organizational document of the Loan Parties means such document as amended, restated, supplemented and/or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means, unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. Whenever this Agreement refers to the “knowledge” of the Borrower or any Loan Party, such reference will be construed to mean the knowledge of the chief executive officer, president, chief financial officer, treasurer or controller of such Person.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein will be construed, and all financial computations pursuant hereto will be made, without giving effect to any election under Statement of Financial Accounting Standards Board Accounting Standards Codification 825 10 (or any other Statement of Financial Accounting Standards Board Accounting Standards Codification having a similar effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein. In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial ratios, standards or terms in this Agreement, then upon the written request of the Borrower or the Administrative Agent (acting upon the request of the Required Lenders), the Borrower, the Administrative Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change will remain in effect until the effective date of such amendment. “Accounting Change” means (1) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (2) any change in the application of GAAP by Holdings or the Borrower.

SECTION 1.04. Effectuation of Transfers. Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions (assuming that the payment of the Distribution occurs on the Closing Date), unless the context otherwise requires.

SECTION 1.05. Currencies. Unless otherwise specifically set forth in this Agreement, monetary amounts are in Dollars. Notwithstanding anything to the contrary herein, no Default or Event of Default will arise as a result of any limitation or threshold set forth in Dollars being exceeded solely as a result of changes in currency exchange rates.

SECTION 1.06. Required Financial Statements. With respect to the determination of the Senior Secured First Lien Net Leverage Ratio, the Total Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, or under any other applicable provision of the Loan Documents (including the definition of Immaterial Subsidiary) made on or prior to the date on which Required Financial Statements have been delivered for the first fiscal quarter ending after the Closing Date, such calculation will be determined for the period of four consecutive fiscal quarters most recently ended prior to the Closing Date, and calculated on a Pro Forma Basis. Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Senior Secured First Lien Net Leverage Ratio, the Total Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio or under any other applicable provision of the Loan Documents (including the definition of Immaterial Subsidiary) shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

SECTION 1.07. Certain Calculations and Tests.

(a) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Acquisition, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant or condition shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive acquisition agreement for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured or tested on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Borrower) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive acquisition agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on (1) a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (2) on a Pro Forma Basis but without giving effect to such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and use of proceeds thereof).

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under any covenant that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any Senior Secured First Lien Net Leverage Ratio test, Total Secured Net Leverage Ratio test, Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts including the Non-Ratio Based Incremental Facilities Cap, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under the same covenant as such Fixed Amount that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts being substantially concurrently incurred (other than, in the case of any Fixed Amounts contained in Section 6.01 or Section 6.02, any refinancings of any Indebtedness that was previously incurred) and any substantially concurrent borrowings under the First Lien Credit Agreement, the ABL Credit Agreement or any Permitted Refinancing Indebtedness in respect thereof (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

SECTION 1.08. Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Term Loans with Incremental Term Loans, Other Term Loans, Extended Term Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars” or the relevant alternate currency, “in immediately available funds”, “in Cash” or any other similar requirement.

ARTICLE II

The Credits

SECTION 2.01. Term Loans and Borrowings.

(1) Subject to the terms and conditions set forth herein, each Initial Term Loan Lender severally agrees to make to the Borrower Initial Term Loans denominated in Dollars equal to such Initial Term Loan Lender’s Initial Term Loan Commitment on the Closing Date. The Initial Term Loans will be funded to the Borrower net of an upfront fee of 1.00% of the principal amount thereof which will be retained by each funding Initial Term Loan Lender for its own account.

The failure of any Lender to make any Term Loan required to be made by it will not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender will be responsible for any other Lender’s failure to make Term Loans as required. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(2) Subject to Sections 2.04(7) and 2.11, each Borrowing will be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option will not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement, and such Lender will not be entitled to any amounts payable under Section 2.12 or 2.14 solely in respect of increased costs resulting from, and existing at the time of, such exercise.

(3) Notwithstanding any other provision of this Agreement, the Borrower will not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.02. Request for Borrowing. The Borrower will deliver to the Administrative Agent a Borrowing Request not later than: (a) in the case of an ABR Borrowing, 11:00 a.m., New York City time, one Business Day prior to the anticipated Closing Date (or such later time as the Administrative Agent may agree in its sole discretion) or (b) in the case of a Eurocurrency Borrowing, 11:00 a.m., New York City time, one Business Day prior to the anticipated Closing Date (or such later time as the Administrative Agent may agree in its sole discretion), requesting that the Lenders make Term Loans on the Closing Date. The Borrowing Request must specify:

(1) the principal amount of Initial Term Loans to be borrowed;

(2) the requested date of the Borrowing (which will be a Business Day);

(3) the Type of Initial Term Loans to be borrowed;

(4) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which will be a period contemplated by the definition of the term “Interest Period”; and

(5) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified in the applicable Borrowing Request, then the Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurocurrency Borrowing is specified in the applicable Borrowing Request, then the Borrower will be deemed to have selected an Interest Period of one-month’s duration. Upon receipt of such Borrowing Request, the Administrative Agent will promptly notify each Lender thereof. The proceeds of the Term Loans requested under this Section 2.02 will be disbursed by the Administrative Agent in immediately available funds by wire transfer to such bank account or accounts as designated by the Borrower in the Borrowing Request.

SECTION 2.03. Funding of Borrowings.

(1) Each Lender will make each Initial Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all requested funds, the Administrative Agent will make such Term Loans available to the Borrower by promptly wiring the amounts so received, in like funds, to an account of the Borrower as specified in the Borrowing Request (or as otherwise directed by the Borrower).

(2) Unless the Administrative Agent has received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (1) of this Section 2.03 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent, forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at (a) in the case of such Lender, the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (b) in the case of the Borrower, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent then such amount will constitute such Lender’s Term Loan included in such Borrowing.

SECTION 2.04. Interest Elections.

(1) Each Borrowing initially will be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, will have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion will be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion will be considered a separate Borrowing; provided that the Term Loans comprising any Borrowing will be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000; provided, further, that there shall not be more than ten Eurocurrency Borrowings outstanding hereunder at any time.

(2) To make an election pursuant to this Section 2.04 following the Closing Date, the Borrower will notify the Administrative Agent of such election in writing (a) in the case of an election to convert to or continue a Eurocurrency Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the effective date of such election or (b) in the case of an election to convert to an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day prior to such election (provided that, to make an election to convert any Eurocurrency Borrowing to an ABR Borrowing prior to the end of the effective Interest Period of such Eurocurrency Borrowing, the Borrower must notify the Administrative Agent not later than 2:00 p.m., two Business Days before the effective date of such election).

(3) Each written Interest Election Request will be irrevocable and will be substantially in the form of Exhibit D and signed by the Borrower and will specify the following information:

(a) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (c) and (d) below will be specified for each resulting Borrowing);

(b) the effective date of the election made pursuant to such Interest Election Request, which will be a Business Day;

(c) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(d) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which will be a period contemplated by the definition of “Interest Period.”

(4) If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower will be deemed to have selected a Eurocurrency Borrowing having an Interest Period of one month’s duration.

(5) Promptly following receipt of an Interest Election Request, the Administrative Agent will advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(6) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing will be automatically converted into an ABR Borrowing.

(7) Any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Borrowing.

(8) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing, (a) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (b) unless repaid, each Eurocurrency Borrowing will be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.05. Promise to Pay; Evidence of Debt.

(1) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.06.

(2) Each Lender will maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(3) The Administrative Agent will maintain accounts in which it will record (a) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(4) The entries made in the accounts maintained pursuant to paragraph (2) or (3) of this Section 2.05 will be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein will not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(5) Any Lender may request that Term Loans made by it be evidenced by a promissory note (a “Note”) substantially in the form of Exhibit G. In such event, the Borrower will prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Term Loans evidenced by such Note and interest thereon will at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

SECTION 2.06. Repayment of Term Loans.

(1) The Borrower will repay to the Administrative Agent for the ratable account of the applicable Lenders all outstanding Term Loans on the applicable Maturity Date, together with accrued and unpaid interest on the principal amount thereof to but excluding the date of such payment.

SECTION 2.07. Optional Prepayment of Term Loans. The Borrower may at any time and from time to time prepay the Initial Term Loans and/or any other Term Loans of any Class, in whole or in part, without premium or penalty (except as provided in Section 2.21 and subject to Section 2.13), in an aggregate principal amount, (1) in the case of Eurocurrency Loans, that is an integral multiple of $1.0 million and not less than $5.0 million, and (2) in the case of ABR Loans, that is an integral multiple of $1.0 million and not less than $5.0 million, or, in each case, if less, the amount outstanding. The Borrower will notify the Administrative Agent in writing of such election not later than 11:00 a.m., New York City time, (a) in the case of a Eurocurrency Borrowing, three Business Days before the anticipated date of such prepayment and (b) in the case of an ABR Borrowing, one Business Day before the anticipated date of such prepayment. Each such notice of prepayment will specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid and shall be substantially in the form of Exhibit H. All prepayments under this Section 2.07 will be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment, and any premium, to the extent required by Section 2.21.

Any such notice may be revocable or conditioned on a refinancing of all or any portion of the Term Facility or any other transaction permitted by this Agreement. Any optional prepayments of Initial Term Loans and/or other Term Loans of any Class pursuant to this Section 2.07 will be applied as directed by the Borrower and will be applied ratably to the Term Loans of such Class included in the prepaid Borrowing.

SECTION 2.08. Mandatory Prepayment of Term Loans.

(1) Subject to the last paragraph of this Section 2.08, the Borrower will apply all Net Cash Proceeds received in an Asset Sale made pursuant to Section 6.05(2) (other than Net Cash Proceeds attributable to any ABL Priority Collateral Asset Sale) to prepay Term Loans within ten Business Days following receipt of such Net Cash Proceeds, unless the Borrower has delivered a Reinvestment Notice on or prior to such tenth Business Day; provided that:

(a) if any Event of Default has occurred and is continuing, on or prior to the tenth Business Day following receipt thereof, such Net Cash Proceeds will be deposited in an Asset Sale Proceeds Account;

(b) subject to the other provisions of this Section 2.08(1), on each Reinvestment Prepayment Date the Borrower will apply an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event to the prepayment of the Term Loans (together with accrued interest thereon); and

(c) if at the time that any such prepayment would be required, the Borrower is required to, or to offer to, repurchase, redeem, repay or prepay Indebtedness secured on a pari passu basis with the Term Loans (any such Indebtedness, “Other Second Lien Indebtedness”), then the Borrower may apply such Net Cash Proceeds to redeem, repurchase, repay or prepay all Classes of Term Loans and Other Second Lien Indebtedness on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Second Lien Indebtedness at such time);

provided, further, that the portion of such Net Cash Proceeds allocated to the Other Second Lien Indebtedness will not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Second Lien Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds will be allocated to the prepayment of the Term Loans (in accordance with the terms hereof) and to the repurchase or repayment of Other Second Lien Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this clause (1) will be reduced accordingly; provided, further, that to the extent the holders of Other Second Lien Indebtedness decline to have such Indebtedness repurchased, redeemed, repaid or prepaid with such Net Cash Proceeds, the declined amount of such Net Cash Proceeds will promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof (to the extent such Net Cash Proceeds would otherwise have been required to be so applied if such Other Second Lien Indebtedness was not then outstanding).

(2) Subject to the last paragraph of this Section 2.08, commencing with the Excess Cash Flow Period ending on or around January 31, 2018, not later than 110 days after the end of each Excess Cash Flow Period, the Borrower will calculate Excess Cash Flow for such Excess Cash Flow Period and will apply the following amount to the prepayment of Term Loans:

(a) the Required Percentage of such Excess Cash Flow; minus

(b) the amount of any voluntary prepayments during such Excess Cash Flow Period or on or prior to the 110th day after the end of such Excess Cash Flow Period of:

(i) Term Loans (including Incremental Term Loans, Other Term Loans and Extended Term Loans; provided that if any Incremental Term Loans, Other Term Loans or Extended Term Loans are optionally prepaid on a greater than pro rata basis with the Initial Term Loans, such excess optional prepayment shall not reduce the amount of the Required Percentage of Ex-

cess Cash Flow for such period that is required to be applied to prepay Initial Term Loans), including any assignment of Term Loans to any Purchasing Borrower Party pursuant to (and in accordance with the terms of) Section 10.04(14); provided further that only the amount paid by the relevant Purchasing Borrower Party with respect to any such assignment (if less than the par amount of Term Loans so assigned) shall be taken into account for purposes of calculating the amount of voluntary prepayments during the relevant Excess Cash Flow Period pursuant to this Section 2.08(2);

(ii) First Lien Term Loans and other Permitted Debt secured on a first lien basis;

(iii) ABL Loans (to the extent accompanied by a corresponding reduction in the commitments);

(iv) Other Second Lien Indebtedness (and, in the case of any revolving indebtedness, to the extent accompanied by a corresponding reduction in the commitments); or

(v) Permitted Refinancing Indebtedness incurred to Refinance any of the foregoing Indebtedness (or Permitted Refinancing Indebtedness described in this clause (v)), in each case that is secured on a pari passu basis with, or senior to, the Term Loans (and, in the case of any revolving indebtedness, to the extent accompanied by a corresponding reduction in the commitments);

in each case, to the extent not financed with the proceeds of the issuance or the incurrence of Indebtedness (other than proceeds of revolving loans), the sale or issuance of Equity Interests, Specified Sale and LeaseBack Net Proceeds or Asset Sales; provided that any such voluntary prepayment that is made on or prior to the 110th day after the end of such Excess Cash Flow Period will not reduce Excess Cash Flow for the next succeeding Excess Cash Flow Period pursuant to this clause (b).

Not later than the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(1), the Borrower will deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.

(3) The Borrower will apply 100% of the net cash proceeds from the incurrence, issuance or sale by the Borrower or any Restricted Subsidiary of any Indebtedness that is not Excluded Indebtedness to the prepayment of Term Loans, on or prior to the date which is five Business Days after the receipt of such net cash proceeds.

(4) Notwithstanding anything in this Section 2.08 to the contrary, any Lender may elect, by written notice to the Administrative Agent at least two Business Days prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Term Loans pursuant to this Section 2.08 (other than clause (3) of this Section 2.08), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined may be retained by the Borrower and applied for any permitted purpose hereunder. Such prepayments will be applied on a pro rata basis to the then outstanding Term Loans of all Classes being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to this Section 2.08(4), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment will be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurocurrency Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.13.

(5) The Borrower will deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.08, (a) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (b) to the extent practicable, at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Term Loan being prepaid, the principal amount of each Term Loan (or portion thereof) to be prepaid, and the Section, sub-section or clause of this Agreement pursuant to which such prepayment is being made. Prepayment of the Term Loans pursuant to this Section 2.08 will be made without premium or penalty (except as provided in Section 2.21), accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment, and applied as directed by the Borrower; provided that any prepayment of Incremental Term Loans, Other Term Loans or Extended Term Loans will be applied in the order specified in the applicable Permitted Amendment. No payments under Section 2.13 will be required in connection with a prepayment of Term Loans pursuant to this Section 2.08. In the event of any prepayment of Term Loans pursuant to this Section 2.08 at a time when Term Loans of more than one Class remain outstanding, the aggregate amount of such prepayment will be allocated between each Class of Term Loans pro rata based on the aggregate principal amount of outstanding Term Loans of each such Class (except as otherwise provided in the applicable Permitted Amendment, in each case with respect to the applicable Class of Term Loans).

(6) If the Borrower or any of its Restricted Subsidiaries enters into a Specified Sale and Lease-Back Transaction after the Closing Date, which results in the receipt by the Borrower or such Restricted Subsidiary of Specified Sale and Lease-Back Net Proceeds, the Borrower shall prepay on or prior to the date which is ten Business Days after the date of receipt of such Specified Sale and Lease-Back Net Proceeds an aggregate principal amount of Term Loans equal to 100.0% of such Specified Sale and Lease-Back Net Proceeds (other than Net Cash Proceeds attributable to any ABL Priority Collateral Asset Sale).

(7) Notwithstanding any provisions of this Section 2.08 to the contrary,

(a) to the extent that any or all of the Net Cash Proceeds or Excess Cash Flow giving rise to a prepayment event pursuant to this Section 2.08 is prohibited or delayed by (i) applicable local law (including laws related to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, and in respect of restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the Board of Directors of the applicable Restricted Subsidiaries) or (ii) material organizational document restrictions as a result of minority ownership, in each case from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.08, but may be retained by the Borrower or the applicable Subsidiary for so long, but only so long, as the applicable local law or restriction will not permit repatriation to the United States. Once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or restriction, such repatriation will be effected promptly and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.08 to the extent provided herein; provided that the Borrower hereby agrees, and will cause any applicable Subsidiary, to promptly take all commercially reasonable actions required by applicable local law to permit any such repatriation; or

(b) to the extent that a Responsible Officer of the Borrower has reasonably determined in good faith that repatriation of any of or all the Net Cash Proceeds or Excess Cash Flow giving rise to a prepayment event pursuant to this Section 2.08 would have an adverse tax cost consequence, the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.08, but may be retained by the Borrower or the applicable Subsidiary without being repatriated; provided that, in the case of this subclause (b), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.08 (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds to be applied to a prepayment):

(i) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been repatriated, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated; or

(ii) such Net Cash Proceeds or Excess Cash Flow are applied towards the permanent extinguishment (including, in the case of a revolving facility, a permanent reduction of commitments only) of Indebtedness of any Subsidiary.

For purposes of this Section 2.08(7), references to “law” mean, with respect to any Person, (1) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (2) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Notwithstanding anything to the contrary, no prepayment of Term Loans shall be required or permitted pursuant to this Section 2.08 (i) if such prepayment is prohibited by the Intercreditor Agreement, any First Lien Intercreditor Agreement and/or any Pari Passu Intercreditor Agreement or (ii) except to the extent of, and not to exceed, the amount of Net Cash Proceeds or Excess Cash Flow, as the case may be, required to be applied toward such prepayment after any required payment of the ABL Loans, the First Lien Term Loans or any Credit Agreement Refinancing Indebtedness (or in each case any Permitted Refinancing Indebtedness in respect thereof), it being understood that (x) amounts actually applied toward prepayment of the ABL Loans, the First Lien Term Loans or such Credit Agreement Refinancing Indebtedness (or in each case any Permitted Refinancing Indebtedness in respect thereof), shall reduce the amount required to be applied toward prepayments hereunder on a dollar for dollar basis and (y) amounts declined by (A) the First Lien Term Lenders pursuant to Section 2.04(4) of the First Lien Credit Agreement, (B) the holders of any Credit Agreement Refinancing Indebtedness pursuant to equivalent provisions of the credit documentation governing such Credit Agreement Refinancing Indebtedness or (C) the holders of any Permitted Refinancing Indebtedness under clause (y)(A) or (y)(B) above pursuant to equivalent provisions of the credit documentation governing such Permitted Refinancing Indebtedness, shall in each case be required to be applied as a mandatory prepayment hereunder in an amount equal to the amounts so declined.

SECTION 2.09. Fees.

(1) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in that certain Administrative Agency Fee Letter, dated as of February 3, 2017 (the “Administrative Agency Fee Letter”), by and between the Borrower and Administrative Agent, at the times and on the terms specified therein (the “Administrative Agent Fees”).

(2) The Administrative Agent Fees will be paid on the dates due and payable, in immediately available funds, to the Administrative Agent at the Payment Office for distribution, if and as appropriate, among the Lenders. Once paid, none of the Administrative Agent Fees will be refundable under any circumstances.

SECTION 2.10. Interest.

(1) The Term Loans comprising each ABR Borrowing will bear interest at the ABR plus the Applicable Margin.

(2) The Term Loans comprising each Eurocurrency Borrowing will bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(3) Following the occurrence and during the continuation of a Specified Event of Default, the Borrower will pay interest on overdue amounts hereunder at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Term Loan, 2.00% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraphs of this Section 2.10 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in clause (1) of this Section 2.10.

(4) Accrued interest on each Term Loan will be payable in arrears (i) on each Interest Payment Date for such Term Loan and (ii) on the applicable Maturity Date; provided that (A) interest accrued pursuant to paragraph (3) of this Section 2.10 will be payable on demand, (B) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid will be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan will be payable on the effective date of such conversion.

(5) All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate, will be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, will be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate will be determined by the Administrative Agent, and such determination will be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(1) the Administrative Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(2) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent will give notice thereof to the Borrower and the applicable Lenders by telephone, facsimile transmission or e mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (a) any Interest Election Request that requests the conversion of any applicable Borrowing to, or continuation of any such Borrowing as, a Eurocurrency Borrowing will be ineffective and such Borrowing will be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing and (b) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing will be made as an ABR Borrowing.

SECTION 2.12. Increased Costs.

(1) If any Change in Law:

(a) imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(b) imposes on any Lender or the London interbank market any other condition (other than Taxes), costs or expense affecting this Agreement or Eurocurrency Loans made by such Lender; or

(c) subjects any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (2) through (4) of the definition of Excluded Taxes and (iii) Connection Income Taxes) with respect to its loans, loan principal, letters of credit, commitments or other obligations, or deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(2) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(3) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (1) or (2) of this Section 2.12 will be delivered to the Borrower and will be conclusive absent manifest error. The Borrower will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(4) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.12, such Lender will notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 will not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower will not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above will be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. Except as otherwise set forth herein, the Borrower will compensate each Lender for the actual out-of-pocket loss, cost and expense (excluding loss of anticipated profits) attributable to the following events:

(1) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default);

(2) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto;

(3) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto; or

(4) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16.

A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 will be delivered to the Borrower and will be conclusive absent manifest error. The Borrower will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

SECTION 2.14. Taxes.

(1) Any and all payments by or on account of any obligation of any Loan Party hereunder will be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if any Taxes are required to be deducted by any applicable withholding agent under any applicable law from such payments (as determined in the good faith discretion of the Loan Party or the applicable withholding agent), then (a) the applicable withholding agent will make such deductions; (b) the applicable withholding agent will timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (c) if such Tax is an Indemnified Tax, the sum payable by the Loan Party will be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the Administrative Agent or any Lender, as applicable, receives an amount equal to the amount it would have received had no such deductions been made.

(2) In addition, the Loan Parties will pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(3) The Loan Parties will indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, will be conclusive absent manifest error.

(4) As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party will deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)

(a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document will deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, will deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(5)(b), 2.14(5)(c) and 2.14(6) below) will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b) Without limiting the effect of Section 2.14(5)(a) above, each Lender that is a U.S. Person will deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(c) Without limiting the effect of Section 2.14(5)(a) above, each Foreign Lender will, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two original copies of whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto);

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (A) a certificate substantially in the form of the applicable Exhibit F to the effect that such Foreign Lender is not:

(x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code;

(y) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code; or

(z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; and

(B) duly completed copies of Internal Revenue Service Form W 8BEN or W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto);

(iv) duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and any additional Form W-8IMYs) as may be required; or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

In addition, each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(6) If a payment made to a Recipient under any Loan Document would be subject to any Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient will deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (6), “FATCA” will include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(7) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation by such Lender to the Administrative Agent pursuant to Section 2.14(5) and 2.14(6).

(8) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.14, it will pay over promptly an amount equal to such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party pursuant to this Section 2.14(8) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.14(8) will not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith, to be confidential) to the Loan Parties or any other Person.

(9) Each party’s obligations under this Section 2.14 will survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(10) For purposes of this Section 2.14, the term “applicable law” includes FATCA.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(1) Unless otherwise specified, (a) the Borrower will make each payment required to be made by it hereunder (whether of principal, interest, fees or otherwise) prior to 2:00 p.m., New York City time, at the Payment Office, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 10.05 will be made directly to the Persons entitled thereto; and (b) each such payment will be made, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent will distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof and will make settlements with the Lenders with respect to other payments at the times and in the manner provided in this Agreement. Except as otherwise provided herein, if any payment hereunder is due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon will be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder will be deemed to have been made by the time required if the Administrative Agent, at or before such time, has taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(2) Except as otherwise provided in this Agreement, if (a) at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder or (b) at any time an Event of Default shall have occurred and be continuing and the Administrative Agent will receive proceeds of Term Priority Collateral in connection with the exercise of remedies, such funds will be applied in accordance with Section 5.02 of the Security Agreement (subject to the application of proceeds provisions contained in the Intercreditor Agreement).

(3) Except as otherwise provided in this Agreement, if any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans than the proportion received by any other Lender, then the Lender receiving such greater proportion will purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments will be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph (3) will not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(4) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(5) If any Lender fails to make any payment required to be made by it pursuant to Section 2.03(1) or 2.15(3), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under Section 2.03(1) or 2.15(3), as applicable, until all such unsatisfied obligations are fully paid.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders.

(1) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender will use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as applicable, in the future and (b) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2) If any Lender requests compensation under Section 2.12 or is a Defaulting Lender, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, either (a) prepay such Lender’s outstanding Term Loans hereunder in full on a non-pro rata basis without premium or penalty (including with respect to the processing and recordation fee referred to in Section 10.04(2)(b)(ii)) or (b) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that will assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) in the case of clause (b) above, the Borrower has received the prior written consent of the Administrative Agent, which consent will not unreasonably be withheld, if a consent by the Administrative Agent would be required under Section 10.04 for an assignment of Term Loans to such assignee, (ii) such Lender has received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including as required by Section 2.21), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter. Nothing in this Section 2.16 will be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(3) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that, pursuant to the terms of Section 10.08, requires the consent of such Lender and with respect to which the Required Lenders have granted their consent, then the Borrower will have the right (unless such Non-Consenting Lender grants such consent) at its sole expense, to either (a) prepay such Lender’s outstanding Term Loans hereunder in full on a non-pro rata basis without premium or penalty (including with respect to the processing and recordation fee referred to in Section 10.04(2)(b)(ii)) or (b) replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Term Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent if a consent by the Administrative Agent would be required under Section 10.04 for an assignment of Term Loans to such Assignee; provided that (i) all Obligations of the Borrower owing to such Non-Consenting Lender (including accrued Fees and any amounts due under Section 2.12, 2.13, 2.14 or 2.21) being removed or replaced will be paid in full to such Non-Consenting Lender concurrently with such removal or assignment and (ii) in the case of clause (b) above, the replacement Lender will purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender will be necessary in connection with such removal or assignment, in the case of clause (b) above, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender will otherwise comply with Section 10.04; provided that if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after the Borrower’s request, compliance with Section 10.04 will not be required to effect such assignment.

SECTION 2.17. Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or if any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans, then, upon notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Loans. Upon any such prepayment or conversion, the Borrower will also pay accrued interest on the amount so prepaid or converted.

SECTION 2.18. Incremental Facilities.

(1) Notice. At any time and from time to time, on one or more occasions, subject to the terms and conditions set forth herein, the Borrower may, by written notice to the Administrative Agent, increase the aggregate principal amount of any outstanding Class of Term Loans or add one or more additional Classes of term loans under the Loan Documents (the “Incremental Term Loans”; each such increase or tranche, an “Incremental Facility”).

(2) Ranking. Incremental Term Loans shall be secured on a pari passu basis with all other Initial Term Loans.

(3) Size. The principal amount of Incremental Facilities incurred pursuant to the Non-Ratio Based Incremental Facility Cap and Incremental Equivalent Term Debt incurred in reliance on the Non-Ratio Based Incremental Facility Cap will not exceed, in the aggregate, an amount equal to (x) (I) $475.0 million less (II) the aggregate principal amount of any “free and clear” incremental indebtedness incurred under the First Lien Credit Facility, plus (y) the aggregate principal amount of voluntary prepayments of Term Loans or voluntary prepayments of ABL Loans under the ABL Credit Facility (if accompanied by a corresponding reduction in commitments under the ABL Credit Agreement) (the “Non-Ratio Based Incremental Facility Cap”); provided that the Borrower may incur additional Incremental Facilities without regard to the Non-Ratio Based Incremental Facility Cap so long as the Total Secured Net Leverage Ratio (determined on the date on which the applicable Incremental Facilities is incurred (and after giving effect to such incurrence) and after giving effect to any acquisition or other transaction consummated in connection with the incurrence of such Incremental Facility) is equal to or less than 5.90 to 1.00 (collectively, the “Available Incremental Term Loan Facility Amount”).

Each tranche of Incremental Term Loans will be in an integral multiple of $1.0 million and in an aggregate principal amount that is not less than $10.0 million (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided that such amount may be less than the applicable minimum amount or integral multiple amount if such amount represents all the remaining availability under the Available Incremental Term Loan Facility Amount or the Non-Ratio Based Incremental Facility Cap.

(4) Incremental Lenders. Incremental Term Loans may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide Incremental Term Loans) or any Additional Lender; provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to any Additional Lender’s providing such Incremental Term Loans if such consent by the

Administrative Agent would be required under Section 10.04 for an assignment of Term Loans to such Additional Lender.

(5) Incremental Facility Amendments. Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender or Additional Lender providing such Incremental Facility (the “Incremental Lenders”) and the Administrative Agent. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment. Any Incremental Amendment may, without the consent of any Person other than the Administrative Agent, the Borrower and the Incremental Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effect the provisions of this Section 2.19 and reflect the existence and terms of the Incremental Facility and the Incremental Term Loans evidenced thereby and each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Amendment, this Agreement and the other Loan Documents, as applicable, will be deemed amended to the extent (but only to the extent) necessary to effect the provisions of this Section 2.19 and reflect the existence and terms of the Incremental Facility and the Incremental Term Loans evidenced thereby. This Section 2.19 supersedes any provisions in Section 10.08 to the contrary.

(6) Conditions. The availability of Incremental Term Loans will be subject solely to the following conditions:

(a) no Default or Event of Default shall have occurred and be continuing on the date such Incremental Term Loans are incurred or would exist immediately after giving effect thereto; provided, that if the Incremental Facility is being incurred in connection with a Limited Condition Acquisition, (i) the date of determination of such condition shall be the LCA Test Date and (ii) on the date such Incremental Facility is incurred (or commitments in respect thereof are provided), no Specified Event of Default shall have occurred and be continuing or would exist immediately after giving effect thereto;

(b) the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be accurate in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Term Loans; provided, that if the Incremental Facility is being incurred in connection with a Limited Condition Acquisition, (i) the date of determination of such condition shall be the LCA Test Date and (ii) on the date of incurrence of such Incremental Facility (or the date on which commitments in respect thereof are provided), the only representations and warranties that will be required to be true and correct in all material respects shall be the Specified Representations; and

(c) such other conditions (if any) as may be required by the Incremental Lenders providing such Incremental Term Loans, unless such other conditions are waived by such Incremental Lenders.

(7) Terms. Each notice delivered pursuant to this Section 2.18 will set forth the amount and proposed terms of the relevant Incremental Term Loans. The terms of each tranche of Incremental Term Loans will be as agreed between the Borrower and the Incremental Lenders providing such Incremental Term Loans; provided that:

(a) except for interim or bridge financings that provide for automatic conversion, subject to customary conditions, to Indebtedness meeting the requirements of this subclause (a) the final maturity date of such Incremental Term Loans will be no earlier than the Latest Maturity Date of the Initial Term Loans;

(b) except for interim or bridge financings that provide for automatic conversion, subject to customary conditions, to Indebtedness meeting the requirements of this subclause (b) the Weighted Average Life to Maturity of such Incremental Term Loans will be no shorter than the longest remaining Weighted Average Life to Maturity of the Initial Term Loans; and

(c) such Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of the Initial Term Loans.

(8) Pricing.

(a) Subject to clause (b) below, (i) the interest rate, fees and original issue discount for any Incremental Term Loans will be as determined by a Responsible Officer of the Borrower and the Incremental Lenders providing such Incremental Term Loans;

(b) If the yield (as determined below) on any such Incremental Term Loans (such yield, the “Incremental Yield”) exceeds the yield (as determined below) on the Initial Term Loans by more than 50 basis points, then the interest margins for the Initial Term Loans will automatically be increased to a level such that the yield on the Initial Term Loans will be 50 basis points below the Incremental Yield on such Incremental Term Loan. Any increase in yield on the Initial Term Loans required pursuant to this Section 2.18(8)(b) and resulting from the application of an Adjusted LIBO Rate or ABR “floor” on any Incremental Term Loans will be effected solely through an increase in such “floor” (or an implementation thereof, as applicable) in respect of the Initial Term Loans. In determining whether the Incremental Yield on Incremental Term Loans exceeds the yield on the Initial Term Loans by more than 50 basis points, (A) such determination will take into account interest margins (and any coupon payable, if applicable), minimum Adjusted LIBO Rate, minimum ABR, upfront fees and original issue discount on the applicable Term Loans, with upfront fees and original issue discount being equated to interest margins or coupon based on an assumed four-year life to maturity, but will exclude any arrangement, syndication, structuring, commitment, ticking, placement, underwriting, or other fees payable in connection therewith that is not shared among the applicable lenders or holders of such Indebtedness on a pro rata basis and (B) with respect to the Initial Term Loans, to the extent the Adjusted LIBO Rate on the closing date of the Incremental Facility is less than any LIBO Rate floor then applicable to the Initial Term Loans, the amount of such difference shall be deemed added to the applicable rate for such Initial Term Loans solely for the purposes of determining whether an increase in the interest margins for such Initial Term Loans shall be required.

SECTION 2.19. Other Term Loans.

(1) Other Term Loans. Credit Agreement Refinancing Indebtedness may, at the election of the Borrower, take the form of new Term Loans under an additional Term Facility hereunder (“Other Term Loans”) pursuant to a Refinancing Amendment.

(2) Refinancing Amendments. The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such of the conditions set forth in Section 4.01 as may be requested by the providers of Other Term Loans. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Other Term Loans incurred pursuant thereto (including any amendments necessary to treat the Term Loans subject thereto as Other Term Loans).

(3) Required Consents. Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent, the Borrower and the Lenders or Additional Lenders providing Other Term Loans, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19. This Section 2.19 supersedes any provisions in Section 10.08 to the contrary.

(4) Providers of Other Term Loans. Any Lender approached to provide all or a portion of Other Term Loans may elect or decline, in its sole discretion, to provide such Other Term Loans (it being understood that there is no obligation to approach any existing Lenders to provide Other Term Loans). The consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) will be required in respect of any Person providing Other Term Loans if such consent would be required under Section 10.04 for an assignment of Term Loans to such Person.

SECTION 2.20. Extensions of Term Loans.

(1) Extension Offers. Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date, the Borrower may, by written notice to the Administrative Agent from time to time, request an extension of the Maturity Date of Term Loans and otherwise modify the terms of Term Loans pursuant to the terms set forth in the relevant Extension Offer (each, an “Extension”). Each Extension Offer will specify the minimum amount of Term Loans with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1.0 million and an aggregate principal amount that is not less than $50.0 million (or (a) if less, the aggregate principal amount of such Term Loans or (b) such lesser minimum amount as is approved by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed), and will be made on a pro rata basis to all Lenders of Term Loans of the applicable Class. If the aggregate outstanding principal amount of Term Loans (calculated on the face amount thereof) in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Term Loans offered to be extended pursuant to an Extension Offer, then the Term Loans of such Lenders will be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer. No Extension Offer or Extension Amendment (defined as follows) shall be required to be subject to any “most favored nation” pricing provisions. Each Lender accepting an Extension Offer is referred to herein as an “Extending Term Lender,” and the Term Loans held by such Lender accepting an Extension Offer is referred to herein as “Extended Term Loans.”

(2) Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new Classes in respect of Term Loans extended pursuant to an Extension Offer and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches. This Section 2.20 supersedes any provisions in Section 10.08 to the contrary. Except as otherwise set forth in an Extension Offer, there will be no conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(3) Terms of Extension Offers and Extension Amendments. The terms of any Extended Term Loans will be set forth in an Extension Offer and as agreed between the Borrower and the Extending Term Lenders accepting such Extension Offer; provided that:

(a) the final maturity date of such Extended Term Loans will be no earlier than the Latest Maturity Date of the Term Loans subject to such Extension Offer;

(b) the Weighted Average Life to Maturity of such Extended Term Loans will be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans subject to such Extension Offer;

(c) such Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory prepayments of Term Loans;

(d) such Extended Term Loans shall not be secured by any assets or property that do not constitute Collateral;

(e) such Extended Term Loans are not guaranteed by any Subsidiary of the Borrower other than a Subsidiary Loan Party; and

(f) except as to pricing terms (interest rate, fees, funding discounts and prepayment premiums) and maturity, the terms and conditions of such Extended Term Loans are substantially identical to (including as to ranking and priority), or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Term Loans subject to such Extension Offer, as determined in good faith by a Responsible Officer of the Borrower.

Any Extended Term Loans will constitute a separate Class of Term Loans from the Term Loans held by Lenders that did not accept the applicable Extension Offer.

(4) Required Consents. No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or condition), the Borrower and the applicable Extending Term Lender. The transactions contemplated by this Section 2.20 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement (including Sections 2.08 and 2.15) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.20 will not apply to any of the transactions effected pursuant to this Section 2.20.

SECTION 2.21. Prepayment Premium. In the event that the Borrower (x) makes any optional prepayments pursuant to Section 2.07, (y) makes any mandatory prepayments pursuant to Section 2.08(3) or (z) refinances or makes any prepayment of, or amends the terms of, any Class of Initial Term Loans in connection with any Repricing Event (or causes any Class of Initial Term Loans to be mandatorily assigned pursuant to the terms of Sections 2.16(3) or 10.04(7) hereof, in each case, in connection with a Repricing Event), in each case, the Borrower will pay to the Administrative Agent, for the ratable account of each applicable Lender, a payment of (A) if prior to the first anniversary of the Closing Date, 2.00% of the aggregate principal amount of any such Initial Term Loans so refinanced, prepaid or amended (or subject to mandatory assignment), as the case may be, (B) if on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, 1.00% of the aggregate principal amount of any such Initial Term Loans so refinanced, prepaid or amended (or subject to mandatory assignment), as the case may be and (C) if on or after the second anniversary of the Closing Date, 0% of the aggregate principal amount of any such Initial Term Loans so refinanced, prepaid or amended (or subject to mandatory assignment), as the case may be.

ARTICLE III

Representations and Warranties

With respect to any Borrowing made on the Closing Date (or after the Closing Date pursuant to Section 2.18, to the extent required by Section 2.18(6)), the Borrower, with respect to itself and each of the Restricted Subsidiaries, and Holdings, solely with respect to Sections 3.01, 3.02, 3.03, 3.04 and 3.19, will represent and warrant to each Agent and to each of the Lenders that:

SECTION 3.01. Organization; Powers. Each of Holdings, the Borrower and each Restricted Subsidiary:

(1) is a partnership, limited liability company, corporation, or trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such status or an analogous concept applies to such an organization);

(2) has all requisite power and authority to own its property and assets and to carry on its business as now conducted;

(3) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; and

(4) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party, the Borrowings hereunder and the Transactions:

(1) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other applicable action required to be taken by the Loan Parties; and

(2) will not:

(a) violate:

(i) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreement or by-laws) of any Loan Party;

(ii) any applicable order of any court or any rule, regulation or order of any Governmental Authority; or

(iii) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound;

(b) be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, certificate of designation for preferred stock, agreement or other instrument; or

(c) result in the creation or imposition of any Lien upon any property or assets of any Loan Party, other than the Liens created by the Loan Documents and Permitted Liens;

except with respect to clauses (a) and (b) of this Section 3.02(2) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to:

(1) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally;

(2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(3) implied covenants of good faith and fair dealing; and

(4) any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for:

(1) the filing of Uniform Commercial Code financing statements and equivalent filings in foreign jurisdictions;

(2) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions;

(3) filings which may be required under Environmental Laws;

(4) filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith;

(5) such as have been made or obtained and are in full force and effect;

(6) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect; or

(7) filings or other actions listed on Schedule 3.04.

SECTION 3.05. Title to Properties; Possession Under Leases.

(1) Each of the Borrower and the Subsidiary Loan Parties has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all of its Real Properties and valid title to its tangible assets (excluding Intellectual Property Rights or other intellectual property which is the subject of Section 3.20) in each case, except for Permitted Liens or defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, in each case, except where the failure to have such title, interest, easement or right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(2) Neither the Borrower nor any of the Restricted Subsidiaries has defaulted under any lease to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Borrower’s and the Restricted Subsidiaries’ leases is in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.05, on the Closing Date the Borrower and each of the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06. Subsidiaries.

(1) Schedule 3.06 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of Holdings, the Borrower and each Restricted Subsidiary and, as to each Restricted Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any other Subsidiary of the Borrower.

(2) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests owned or held by Holdings, the Borrower or any Restricted Subsidiary.

SECTION 3.07. Litigation; Compliance with Laws.

(1) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary or any business, property or rights of any such Person (but excluding any actions, suits or proceedings arising under or relating to any Environmental Laws, which are subject to Section 3.13), in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(2) To the knowledge of the Borrower, none of the Borrower, any Restricted Subsidiary or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit, but excluding any Environmental Laws, which are subject to Section 3.13) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08. Federal Reserve Regulations.

(1) None of Holdings, the Borrower or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(2) No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X.

SECTION 3.09. Investment Company Act. None of Holdings, the Borrower or any Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.10. Use of Proceeds. The Borrower shall use the proceeds of the Term Loans made on the Closing Date to finance a portion of the Transactions.

SECTION 3.11. Tax Returns. Except as set forth on Schedule 3.11:

(1) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrower and the Restricted Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it; and

(2) Each of Holdings, the Borrower and the Restricted Subsidiaries has timely paid or caused to be timely paid (a) all Taxes shown to be due and payable by it (taking into account any applicable extension) on the returns referred to in clause (1) of this Section 3.11 and (b) all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or any Restricted Subsidiary (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

SECTION 3.12. No Material Misstatements.

(1) All written factual information and written factual data (other than the Projections, estimates and information of a general economic or industry specific nature) concerning Holdings, the Borrower or any Restricted Subsidiary that has been made available to the Administrative Agent or the Lenders, directly or indirectly, by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in connection with the Transactions, when taken as a whole and after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

(2) The Projections that have been made available to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the Transactions, when taken as a whole, have been prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time made and at the time delivered to the Administrative Agent or the Lenders, it being understood by the Administrative Agent and the Lenders that:

(a) the Projections are merely a prediction as to future events and are not to be viewed as facts;

(b) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrower and/or the Sponsors;

(c) no assurance can be given that any particular Projections will be realized; and

(d) actual results may differ and such differences may be material.

SECTION 3.13. Environmental Matters. Except as set forth on Schedule 3.13 or as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(1) the Borrower and each of the Restricted Subsidiaries are in compliance with all Environmental Laws (including having obtained and complied with all permits, licenses and other approvals required under any Environmental Law for the operation of its business);

(2) neither the Borrower nor any Restricted Subsidiary has received notice of or is subject to any pending, or to the Borrower’s knowledge, threatened action, suit or proceeding alleging a violation of, or liability under, any Environmental Law that remains outstanding or unresolved;

(3) to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by the Borrower or any Restricted Subsidiary in violation of Environmental Laws and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any Restricted Subsidiary and transported to or Released at any location which, in each case, described in this clause (3), would reasonably be expected to result in liability to the Borrower or any Restricted Subsidiaries; and

(4) there are no agreements in which the Borrower or any Restricted Subsidiary has expressly assumed or undertaken responsibility for any known or reasonably anticipated liability or obligation of any other Person arising under or relating to Environmental Laws or Hazardous Materials.

SECTION 3.14. Security Documents.

(1) The Security Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal and valid Liens on the Collateral described therein; and when financing statements in appropriate form are filed in the offices specified on Schedule IV to the Security Agreement, a short form grant of security interest in intellectual property (in substantially the form of Exhibit III to the Security Agreement (for trademarks), Exhibit IV to the Security Agreement (for patents) or Exhibit V to the Security Agreement (for copyrights) (any such short form grants of security interest in intellectual property, collectively, the “Intellectual Property Security Agreements”)) is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the Pledged Collateral described in the Security Agreement is delivered to the Collateral Agent, the Liens on the Collateral granted pursuant to the Security Agreement will constitute fully perfected Liens on all right, title and interest of the grantors in such Collateral in which (and to the extent) a security interest can be perfected under Article 9 of the Uniform Commercial Code by such filings, in each case prior to and superior in right of the Lien of any other Person (except for Permitted Liens).

(2) When financing statements in appropriate form are filed in the offices specified on Schedule IV to the Security Agreement and the Security Agreement or a summary thereof or an Intellectual Property Security Agreement is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, the Liens on the Collateral granted pursuant to the Security Agreement shall constitute fully perfected Liens on all right, title and interest of the Loan Parties thereunder in the domestic intellectual property, in each case prior and superior in right to the Lien of any other Person (except for Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

(3) Notwithstanding anything herein (including this Section 3.14) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.15. Location of Real Property and Leased Premises.

(1) Schedule 3.15(1) correctly identifies, in all material respects, as of the Closing Date, all material Real Property owned in fee by the Loan Parties (“Owned Material Real Property”). As of the Closing Date, the Loan Parties own in fee all the Real Property set forth as being owned by them on Schedule 3.15(1).

(2) Schedule 3.15(2) lists correctly in all material respects, as of the Closing Date, all material Real Property leased by any Loan Party (“Leased Material Real Property”) and the addresses thereof. As of the Closing Date, the Loan Parties have in all material respects valid leases in all material Real Property set forth as being leased by them on Schedule 3.15(2).

SECTION 3.16. Solvency. On the Closing Date, after giving effect to the consummation of the Transactions, including the making of the Term Loans hereunder and assuming that the payment of the Distribution occurs on the Closing Date, and after giving effect to the application of the proceeds of the Term Loans:

(1) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities (subordinated, contingent or otherwise);

(2) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities (subordinated, contingent or otherwise) as such debts and other liabilities become absolute and matured;

(3) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (subordinated, contingent or otherwise) as such liabilities become absolute and matured; and

(4) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Section 3.16, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

SECTION 3.17. No Material Adverse Effect. Since January 31, 2016 there has been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower or any Restricted Subsidiary as of the Closing Date. As of such date, such insurance is in full force and effect.

SECTION 3.19. USA PATRIOT Act; FCPA; OFAC; Anti-Terrorism.

(1) To the extent applicable, each of Holdings, the Borrower and their respective Subsidiaries is in compliance, in all material respects, with the USA PATRIOT Act.

(2) No part of the proceeds of the Term Loans will be used by Holdings, the Borrower or any of their respective Subsidiaries, directly or, to the knowledge of Holdings, the Borrower or any of their respective Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (“FCPA”).

(3) None of Holdings, the Borrower or any of their respective Subsidiaries is any of the following:

(a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(b) a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;

(d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e) a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list and none of the proceeds of the Term Loans will be, directly or, to the knowledge of Holdings, the Borrower or any of their respective Subsidiaries, indirectly, offered, lent, contributed or otherwise made available to any Restricted Subsidiary, joint venture partner or other Person for the purpose of financing the activities of any Person currently the subject of sanctions administered by OFAC.

SECTION 3.20. Intellectual Property; Licenses, Etc. Except as set forth on Schedule 3.20:

(1) except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each Restricted Subsidiary owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights or mask works, domain names, trade secrets and other intellectual property rights (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses;

(2) except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Borrower, neither the Borrower nor any of the Restricted Subsidiaries nor any Intellectual Property Rights, product, process, method, substance, part or other material now sold or offered by the Borrower or the Restricted Subsidiaries is infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any Person; and

(3) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.21. Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each of its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

ARTICLE IV

Conditions of Lending

SECTION 4.01. Conditions Precedent. The agreement of each Lender to make Term Loans on the Closing Date is subject solely to the satisfaction or waiver by the Administrative Agent, prior to or concurrently with the making of the Term Loans on the Closing Date, of the following conditions precedent:

(1) Loan Documents. The Administrative Agent shall have received this Agreement, the Security Agreement, the Guaranty Agreement and each other Loan Document, in each case, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of each of the Loan Parties party thereto.

(2) Borrowing Request. On or prior to the Closing Date, the Administrative Agent shall have received a Borrowing Request.

(3) ABL Credit Facility. The ABL Loan Documents required by the terms of the ABL Credit Agreement to be executed on the Closing Date shall have been duly executed and delivered by each Loan Party party thereto, and shall be in full force and effect, and prior to or substantially simultaneously with the initial Borrowings on the Closing Date, the Borrower shall have received at least $350.0 million in gross cash proceeds from the incurrence of the Initial ABL Borrowing.

(4) First Lien Credit Facility. The First Lien Loan Documents required by the terms of the First Lien Credit Agreement to be executed on the Closing Date shall have been duly executed and delivered by each Loan Party party thereto, and shall be in full force and effect, and prior to or substantially simultaneously with the initial Borrowings on the Closing Date, the Borrower shall have received at least $1,925.0 million in gross cash proceeds from the incurrence of the Initial First Lien Borrowing.

(5) Fees. All fees and expenses required to be paid to the Administrative Agent and the Arrangers on or prior to the Closing Date shall have been paid.

(6) Solvency Certificate. The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit B.

(7) Closing Date Certificates. The Administrative Agent shall have received a certificate of a Responsible Officer of the Loan Parties dated the Closing Date and certifying:

(a) that attached thereto is a true and complete copy of the charter or other similar organizational document of such Loan Party, and each amendment thereto, certified (as of a date reasonably near the Closing Date) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Loan Party is organized;

(b) that attached thereto is a true and complete copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Loan Party is organized, dated reasonably near the Closing Date, listing the charter or other similar organizational document of such Person and each amendment thereto on file in such office and, if available, certifying that (i) such amendments are the only amendments to such Person’s charter on file in such office, (ii) such Person has paid all franchise taxes to the date of such certificate and (iii) such Person is duly organized and in good standing under the laws of such jurisdiction;

(c) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection herewith on the Closing Date and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect; and

(d) as to the incumbency and specimen signature of each Responsible Officer executing the Loan Documents specified in Section 4.01(1) (together with a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this Section 4.01(7)).

(8) Legal Opinions. The Administrative Agent shall have received a customary legal opinion of (i) Latham & Watkins LLP, special New York counsel to the Loan Parties, (ii) The Feinberg Hanson LLP, special Massachusetts counsel to the Loan Parties and (iii) Venable LLP, special Maryland counsel to the Loan Parties.

(9) Pledged Equity Interests; Pledged Notes. Except as otherwise agreed by the Administrative Agent, the Administrative Agent shall have received copies of the certificates representing the Equity Interests (if such Equity Interests are certificated) of each Subsidiary Loan Party, in each case to the extent such Equity Interests are included in the Collateral and required to be pledged pursuant to the Security Agreement, together with a copy of an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, in each case to the extent delivered to the collateral agent under the First Lien Loan Documents in accordance with the Intercreditor Agreement.

(10) Lien Searches. The Administrative Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of the Borrower, together with, if requested by the Administrative Agent at least 21 days prior to the Closing Date, the results of a search of Uniform Commercial Code filings made with respect to the Loan Parties (for purposes of this clause (10), giving effect to the Transactions) in the applicable jurisdiction of organization of each Loan Party and copies of the financing statements (or similar documents) disclosed by such search.

(11) Know Your Customer and Other Required Information. All documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, as has been reasonably requested in writing by the Administrative Agent at least ten calendar days prior to the Closing Date, will be provided not later than the date that is three Business Days prior to the Closing Date.

(12) Payoff Documentation. The Administrative Agent shall have received customary payoff letters evidencing the repayment of all outstanding Indebtedness and the termination of all commitments under each of the Existing First Lien Term Loan Agreement and the Existing Second Lien Credit Agreement, and the release of all respective liens, if any, in connection therewith.

(13) Intercreditor Agreement. The Administrative Agent shall have received an executed copy of the Intercreditor Agreement, amended pursuant to the terms thereof to, among other things, reflect the new administrative agents and collateral agents under the Term Facility and First Lien Credit Facility, and which shall be in full force and effect as of the Closing Date.

(14) Representations and Warranties; Absence of Default. All representations and warranties contained in Article III of this Agreement shall be true and correct in all material respects on the Closing Date, except to the extent such representation or warranty specifically refers to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date (in each case, any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects) and no Default shall have occurred immediately after giving effect to the Transactions to occur on the Closing Date (assuming that the payment of the Distribution occurs on the Closing Date).

There are no conditions, implied or otherwise, to the making of Term Loans on the Closing Date other than as set forth in the preceding clauses (1) through (14) and upon satisfaction or waiver by the Administrative Agent of such conditions the Initial Term Loans will be made by the Lenders.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full, unless the Required Lenders otherwise consent in writing, the Borrower will, and will cause its Restricted Subsidiaries, to, and will cause Holdings (solely with respect to Sections 5.01(1), 5.03, 5.06, 5.07 and 5.10(4)), to:

SECTION 5.01. Existence; Businesses and Properties.

(1) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except:

(a) in the case of a Restricted Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or

(b) in connection with a transaction permitted under Section 6.05.

(2) Do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property Rights, licenses and rights with respect thereto necessary to the normal conduct of its business and (b) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, in each case, except:

(a) as expressly permitted by this Agreement;

(b) such as may expire, be abandoned, be cancelled, lapse or disposed of in the ordinary course of business; or

(c) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Insurance.

(1) Maintain, with insurance companies reasonably believed to be financially sound and reputable, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and within 90 days of the Closing Date cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies. The Borrower will furnish to the Administrative Agent or Collateral Agent, upon request, information in reasonable detail as to the insurance so maintained. Notwithstanding the foregoing, it is understood and agreed that no Loan Party will be required to maintain flood insurance other than with respect to any Mortgaged Property required to be so insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder, because such Mortgaged Property is located in an area which has been identified by the Secretary of Housing and Urban Development as a “special flood hazard area.”

(2) Use commercially reasonable efforts to: (a) if insurance is procured from insurance companies, obtain certificates and endorsements reasonably acceptable to the Administrative Agent with respect to property and casualty insurance; (b) cause each insurance policy referred to in this Section 5.02 and procured from an insurance company to provide that it shall not be cancelled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; and (c) deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or its income or profits or in respect of its property, before the same becomes delinquent or in default; provided that such payment and discharge will not be required with respect to any Tax if (a)(1) the validity or amount thereof is being contested in good faith by appropriate proceedings and (2) Holdings, the Borrower or any affected Restricted Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP with respect thereto or (b) such failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(1) within 90 days following the end of each fiscal year ended after the Closing Date (i), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and the Restricted Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such fiscal year and, in each case, starting with the following fiscal year, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity will be audited by independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting from an upcoming maturity date occurring within one year from the time such opinion is delivered or anticipated (but not actual) covenant non-compliance)) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP (the applicable financial statements delivered pursuant to this clause (1) being the “Annual Financial Statements”) and (ii) a management’s discussion and analysis of financial conditions and results of operations, discussing and analyzing the results of operations of the Borrower for the period covered by such Annual Financial Statements;

(2) within 45 days following the end of each of the first three fiscal quarters of each fiscal year, (i) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and the Restricted Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and, in each case, the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, which consolidated balance sheet and related statements of operations and cash flows will be certified by a Responsible Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a management’s discussion and analysis of financial condition and results of operations, discussing and analyzing the results of operations of the Borrower for such fiscal quarter (the applicable financial statements delivered pursuant to this clause (2) being the “Quarterly Financial Statements” and, together with the Annual Financial Statements, the “Required Financial Statements”);

(3) concurrently with any delivery of Required Financial Statements, a certificate of a Financial Officer of the Borrower:

(a) certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(b) setting forth the calculation and uses of the Available Amount for the fiscal period then ended if the Borrower has used the Available Amount for any purpose during such fiscal period;

(c) certifying a list of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary”;

(d) setting forth, in reasonable detail, the calculation of the Total Secured Net Leverage Ratio for the most recent period of four consecutive fiscal quarters as of the close of such fiscal year or such fiscal quarter, as applicable; and

(e) certifying a list of all Unrestricted Subsidiaries at such time and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary;

(4) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials publicly filed by Holdings, the Borrower or any Restricted Subsidiary with the SEC or, after an initial public offering, distributed to its stockholders generally, as applicable;

(5) within 90 days following the end of each full fiscal year ended after the Closing Date, a consolidated annual budget for such fiscal year in the form customarily prepared by the Borrower (the “Budget”), which Budget will in each case be accompanied by the statement of a Financial Officer of the Borrower on behalf of the Borrower to the effect that the Budget is based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof;

(6) upon the reasonable request of the Collateral Agent, concurrently with the delivery of the Annual Financial Statements, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (6) or Section 5.10;

(7) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(8) on a quarterly basis, at a time mutually agreed with Administrative Agent that is promptly after the delivery of the information required pursuant to clauses (1) and (2) for each fiscal quarter, participate in a conference call for Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered.

Anything to the contrary notwithstanding, the obligations in clauses (1) and (2) of this Section 5.04 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (1) the applicable financial statements of Holdings (or any other Parent Entity) or (2) the Borrower’s or Holdings’ (or any such other Parent Entity’s), as applicable, Form 10 K or 10 Q, as applicable, filed with the SEC; provided that with respect to each of the foregoing clauses (1) and (2) (a) to the extent such information relates to Holdings (or a Parent Entity), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such Parent Entity), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand, and (b) to the extent such information is in lieu of information required to be provided under Section 5.04(1), such materials are accompanied by a report and opinion of independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting from an upcoming maturity date occurring within one year from the time such opinion is delivered or anticipated (but not actual) covenant non-compliance)) (it being understood and agreed that if, in compliance with this paragraph, (x) the Borrower provides audited financial statements of Holdings (or any other Parent Entity) and related report and opinion of accountants with respect thereto in lieu of information required to be provided under Section 5.04(1), no such audited financial information, opinion or report shall be required with respect to the Borrower, (y) the Borrower provides unaudited financial statements of Holdings (or any other Parent Entity) in lieu of information required to be provided under Section 5.04(2), no such unaudited financial information shall be required with respect to the Borrower and (z) the Borrower provides a Budget of Holdings and accompanying statement (or any other Parent Entity) in lieu of information required to be provided under Section 5.04(5), no such Budget shall be required with respect to the Borrower; provided that for the avoidance of doubt, with respect to the foregoing clauses (x), (y) and (z) (i) to the extent such information relates to Holdings (or a Parent Entity), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such Parent Entity), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.04(1), such materials are accompanied by a report and opinion of independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date occurring within one year from the time such opinion is delivered or anticipated (but not actual) covenant non-compliance)). The obligations in clauses (1) and (2) of this Section 5.04 may be satisfied by delivery of financial information of the Borrower and its Subsidiaries so long as such financial statements include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically in accordance with Section 10.01(5).

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(1) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(2) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings or any of the Restricted Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(3) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA, FCPA, OFAC and the PATRIOT Act), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 will not apply to Environmental Laws, which are the subject of Section 5.09, or laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Permit any Persons designated by the Administrative Agent to visit and inspect the financial records and the properties of the Borrower or any Restricted Subsidiary at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent, upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of Holdings, the Borrower or any Restricted Subsidiary with the officers thereof and independent accountants therefor (subject to such accountant’s policies and procedures); provided that the Administrative Agent may not exercise such rights more often than two times during any calendar year unless an Event of Default is continuing and only one such time will be at the Borrower’s expense; and provided, further, that when an Event of Default is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

Notwithstanding anything to the contrary in this Agreement (including Sections 5.04(7), 5.05, 5.07 and 5.12) or any other Loan Document, none of the Loan Parties or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any competitor to the Borrower or any of its Subsidiaries or that (1) constitutes non-financial trade secrets or non-financial proprietary information, (2) in respect of which disclosure is prohibited by law or any binding agreement, (3) is subject to attorney-client or similar privilege or constitutes attorney work product or (4) creates an unreasonably excessive expense or burden on the Borrower or any of its Subsidiaries.

SECTION 5.08. Use of Proceeds. Use the proceeds of the Term Loans made on the Closing Date to finance, in part, the Transactions.

SECTION 5.09. Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other Persons occupying its fee-owned Real Properties to comply, with all Environmental Laws applicable to its operations and properties, and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Further Assurances; Additional Security.

(1) If (a) a Restricted Subsidiary (other than an Excluded Subsidiary) of the Borrower is formed or acquired after the Closing Date or (b) an Excluded Subsidiary ceases to constitute an Excluded Subsidiary (but remains a Restricted Subsidiary), within five Business Days after the date such Restricted Subsidiary is formed or acquired or such Excluded Subsidiary ceases to constitute an Excluded Subsidiary, as applicable, notify the Collateral Agent thereof and, within 45 days after the date such Restricted Subsidiary is formed or acquired or such Subsidiary ceases to constitute an Excluded Subsidiary (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower will or will cause such Restricted Subsidiary to:

(i) deliver a joinder to each of the Security Agreement and Guaranty Agreement, in the form annexed as Exhibit I to each of the Security Agreement and the Guaranty Agreement, duly executed on behalf of such Restricted Subsidiary;

(ii) to the extent required by and subject to the exceptions set forth in the Security Agreement, pledge the outstanding Equity Interests (other than Excluded Equity Interests) owned by such Restricted Subsidiary, and cause each Loan Party owning any Equity Interests issued by such Restricted Subsidiary to pledge such outstanding Equity Interests (other than Excluded Equity Interests), and deliver all certificates (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the collateral agent under the First Lien Loan Documents (or a designated bailee thereof) in accordance with the Intercreditor Agreement;

(iii) to the extent required by and subject to the exceptions set forth in this Section 5.10 or the Security Documents, deliver to the Collateral Agent (or a designated bailee thereof) Uniform Commercial Code financing statements with respect to such Restricted Subsidiary and such other documents reasonably requested by the Collateral Agent to create the Liens intended to be created under the Security Documents and perfect such Liens to the extent required by the Security Documents; and

(iv) except as otherwise contemplated by this Section 5.10 or any Security Document, obtain all consents and approvals required to be obtained by it in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (B) the performance of its obligations thereunder.

(2) If the Borrower or any Loan Party (a) acquires fee simple title in Real Property after the Closing Date or (b) enters a joinder pursuant to Section 5.10(1)(i) hereof and owns fee simple title in Real Property, then, in each case, within 90 days (or such longer period as the Administrative Agent may agree in its sole discretion) after such acquisition or entry of a joinder (as applicable):

(a) notify the Collateral Agent thereof of such acquired or owned Real Property (as applicable);

(b) cause any such acquired or owned Real Property (as applicable) that has a fair market value (as determined in good faith by a Responsible Officer of the Borrower) in excess of $5.0 million to be subjected to a Mortgage securing the Obligations unless such Real Property shall be subject to a Specified Sale and Lease-Back Transaction or other sale and lease-back transaction or is already mortgaged to a third party to the extent permitted by Section 6.02;

(c) (A) obtain fully paid American Land Title Association Lender’s Extended Coverage title insurance policies in form and substance reasonably satisfactory to Collateral Agent, with endorsements (including zoning endorsements where available) and in an amount not less than 100% of the fair market value of each Mortgaged Property that is owned in fee insuring the fee simple title to each of the fee owned Mortgaged Properties vested in the applicable Loan Party and insuring the Collateral Agent that the relevant Mortgage creates a valid and enforceable first priority Lien on the Mortgaged Property encumbered thereby, each of which title policy (“Title Policy”) (1) shall include all endorsements reasonably requested by the Collateral Agent and available in the related jurisdiction and (2) shall provide for affirmative insurance and such reinsurance as the Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Agent; (B) evidence reasonably satisfactory to the Collateral Agent that the applicable Loan Party has (1) delivered to the title company (the “Title Company”) all certificates and affidavits reasonably required by the Title Company in connection with the issuance of the applicable Title Policy and (2) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the Title Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the applicable real property records; and (C) a title report issued by the Title Company with respect thereto, together with copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent (the “Mortgage Policies”);

(d) obtain (i) American Land Title Association/American Congress on Surveying and Mapping surveys, dated no more than 30 days before the date of their delivery to the Collateral Agent, certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Agent or (ii) previously obtained ALTA surveys and affidavits of “no-change” with respect to each such survey, such surveys and affidavits to be sufficient to issue Title Policies to the Administrative Agent providing all reasonably required survey coverage and survey endorsements;

(e) deliver to the Collateral Agent: (A) a completed Flood Certificate with respect to each Mortgaged Property, which Flood Certificate shall (1) be addressed to the Collateral Agent, (2) be completed by a company which has guaranteed the accuracy of the information contained therein, and (3) otherwise comply with the Flood Program; (B) evidence describing whether the community in which each Mortgaged Property is located participates in the Flood Program; (C) if any Flood Certificate states that a Mortgaged Property is located in a Flood Zone, the Borrower’s written acknowledgement of receipt of written notification from the Collateral Agent (1) as to the existence of each such Mortgaged Property, and (2) as to whether the community in which each such Mortgaged Property is located is participating in the Flood Program; and (D) if any Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the applicable Loan Party has obtained a policy of flood insurance that is in compliance with all applicable regulations of the Board of Governors;

(f) provide evidence of insurance (including all insurance required to comply with applicable flood insurance laws) naming the Collateral Agent as loss payee and additional insured with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as are reasonably satisfactory to the Collateral Agent, including the insurance required by the terms of any mortgage or deed of trust;

(g) for each Mortgage delivered pursuant to clause (b), obtain customary mortgage or deed of trust enforceability opinions of local counsel for the Loan Parties in the states in which such acquired Real Properties owned in fee simple are located; and

(h) take, or cause the applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to perfect such Liens, in each case, at the expense of the Loan Parties, subject to paragraph (5) of this Section 5.10.

(3) Furnish to the Collateral Agent five Business Days prior written notice of any change in any Loan Party’s:

(a) corporate or organization name;

(b) organizational structure;

(c) location (determined as provided in UCC Section 9-307); or

(d) organizational identification number (or equivalent) or, solely if required for perfecting a security interest in the applicable jurisdiction, Federal Taxpayer Identification Number.

The Borrower will not effect or permit any such change unless all filings have been made, or will be made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest, for the benefit of the applicable Secured Parties, in all Collateral held by such Loan Party.

(4) Execute any and all other documents, financing statements, agreements and instruments, and take all such other actions (including the filing and recording of financing statements and other documents), not described in the preceding clauses (1) through (3) and that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the requirements set forth in this Section 5.10 and in the Security Documents with respect to the creation and perfection of the Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, contemplated herein and in the Security Documents and to cause such requirement to be and remain satisfied, all at the expense of the Borrower, and provide to the Collateral Agent, from time to time upon reasonable request, evidence as to the perfection and priority of the Liens created by the Security Documents.

(5) Notwithstanding anything to the contrary,

(a) the other provisions of this Section 5.10 need not be satisfied with respect to any Excluded Property or Excluded Equity Interests or any exclusions and carve-outs from the perfection requirements set forth in the Security Agreement;

(b) neither the Borrower nor the other Loan Parties will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by a Responsible Officer of the Borrower and the Administrative Agent; and

(c) no actions will be required outside of the United States in order to create or perfect any security interest in any assets located outside of the United States and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches will be required.

(6) With respect to each Mortgaged Property set forth on Schedule 3.15(3), within 90 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower will or will cause the applicable Restricted Subsidiary to, deliver a Mortgage securing the Obligations and all items described in clauses 2(c)-(g) of this Section 5.10 and comply with clause 2(h) of this Section 5.10.

SECTION 5.11. Credit Ratings. Use commercially reasonable efforts to maintain at all times (a) a credit rating by each of S&P and Moody’s in respect of the Term Facility and (b) a public corporate rating by S&P and a public corporate family rating by Moody’s for the Borrower, in each case with no requirement to maintain any specific minimum rating.

SECTION 5.12. Preparation of Environmental Reports. At any time during the continuance of an Event of Default, provide to the Lenders within 60 days after reasonable request from the Administrative Agent or the Required Lenders, at the expense of the Borrower, an environmental site assessment report for any of its Real Properties described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials at such property and the estimated cost of any compliance, including, if applicable, the estimated costs of legally required removal or remedial actions in connection with any such Hazardous Materials on such Real Property; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time following 30 days after its initial request that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and Holdings hereby grants and agrees to cause any Subsidiary that maintains an interest in any Real Property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, after reasonable advance notice subject to the reasonable rights of tenants or any limitation contained in applicable leases, to enter onto their respective properties to undertake such an assessment. Any such assessment shall be conducted during normal business hours and in a manner reasonably designed to mitigate any material interference with the ongoing operations of the Loan Party’s business. The Loan Parties may require that, prior to entry onto the Real Property, any such engineer or consultant shall present evidence of reasonable and customary insurance coverage, including general liability and professional liability policies. Unless there exists a reasonable belief that there has been a material Release of Hazardous Materials at the Real Property any such assessment shall be limited to a visual inspection of the property and shall not include the taking of any samples of soil, groundwater, surface water, building materials or other environmental media.

SECTION 5.13. Post-Closing Matters. Deliver to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.13 hereof on or before the dates specified with respect to such items on Schedule 5.13 (or, in each case, such later date as may be agreed to by Administrative Agent in its sole discretion or, with respect to matters relating primarily to the ABL Priority Collateral, in the sole discretion of the administrative agent under the ABL Credit Agreement). All representations and warranties contained in this Agreement and the other Loan Documents will be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.13 within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full, unless the Required Lenders otherwise consent in writing, it will not and will not permit any of its Restricted Subsidiaries to:

SECTION 6.01. Indebtedness. Issue, incur or assume any Indebtedness; provided that the Borrower and the Restricted Subsidiaries may issue, incur or assume Indebtedness so long as immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Interest Coverage Ratio is 2.00 to 1.00 or greater (“Ratio Debt”); and provided, further, that the aggregate principal amount of Ratio Debt incurred by Restricted Subsidi-

aries that are not Guarantors, when aggregated with the amount of Permitted Refinancing Indebtedness incurred by Restricted Subsidiaries that are not Guarantors in respect of Ratio Debt, may not exceed $60.0 million at any time outstanding.

The foregoing limitation will not apply to (collectively, “Permitted Debt”):

(1) (a) Indebtedness created under the Loan Documents (including Incremental Term Loans, Other Term Loans and Extended Term Loans); (b) Incremental Equivalent Term Debt and (c) Credit Agreement Refinancing Indebtedness;

(2) (a) Indebtedness incurred pursuant to the ABL Loan Documents and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount as of any date not to exceed $1,350.0 million, (b) any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness or obligations permitted pursuant to clause (a) of this clause (2) (and any successive Permitted Refinancing Indebtedness in respect thereof) and (c) obligations in respect of any Secured Hedge Agreement (as defined in the ABL Credit Agreement) and Cash Management Obligations (as defined in the ABL Credit Agreement);

(3) (a) Indebtedness incurred pursuant to the First Lien Credit Agreement not to exceed, in the case of all Indebtedness incurred pursuant to this clause (3) (other than any Indebtedness incurred under the First Lien Credit Agreement in accordance with clause 3(x) of Section 2.18 thereof), $1,925.0 million, (b) any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness or obligations originally permitted pursuant to this clause (3) (and any successive Permitted Refinancing Indebtedness in respect thereof) and (c) obligations in respect of any Specified Hedge Agreement (as defined in the First Lien Credit Agreement) and Cash Management Obligations (as defined in the First Lien Credit Agreement);

(4) Indebtedness existing on the Closing Date (other than Indebtedness described in clause (1), (2) or (3) above) after giving effect to the Refinancing and, with respect to such Indebtedness exceeding $6.0 million in the aggregate, set forth on Schedule 6.01;

(5) Capital Lease Obligations, Indebtedness with respect to mortgage financings and purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally permitted pursuant to this clause (5) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $240.0 million and (b) 7.2% of Consolidated Total Assets as of the date any such Indebtedness is incurred; provided that such Indebtedness is incurred within 270 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness; provided, further, that for the purposes of determining compliance with this Section 6.01(5), Attributable Indebtedness shall not be deemed to arise from a Specified Sale and Lease-Back Transaction or other sale and lease-back transaction with respect to real property comprising a Store or distribution center that is originally treated under GAAP as an operating lease at the time such Specified Sale and Lease-Back Transaction or such other sale and leaseback transaction is consummated but is subsequently treated under GAAP as a capitalized lease as the result of a change in GAAP (or interpretations thereof) after the Closing Date;

(6) Indebtedness owed to (including obligations in respect of letters of credit or bank Guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance;

(7) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions, a Permitted Change of Control, any Permitted Acquisition or the disposition of any business, assets or Restricted Subsidiaries not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiaries for the purpose of financing any such Permitted Acquisition;

(8) intercompany Indebtedness between or among the Borrower and the Restricted Subsidiaries; provided that the aggregate outstanding principal amount of such Indebtedness that is owing by any Restricted Subsidiary that is not a Guarantor to a Loan Party may not exceed the amount, as of the date such Indebtedness is incurred, permitted pursuant to Sections 6.04(5) and (6);

(9) Indebtedness pursuant to Hedge Agreements;

(10) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion Guarantees and similar obligations, in each case, provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(11) Guarantees of Indebtedness of the Borrower or the Restricted Subsidiaries permitted to be incurred under this Agreement to the extent such Guarantees are not prohibited by the provisions of Section 6.04 (without giving effect to Section 6.04(20));

(12) (a) Indebtedness incurred or assumed in connection with a Permitted Acquisition and Indebtedness of any Person that becomes a Restricted Subsidiary if such Indebtedness was not created in anticipation or contemplation of such Permitted Acquisition or such Person becoming a Restricted Subsidiary and (b) Indebtedness incurred or assumed in anticipation or contemplation of a Permitted Acquisition; provided that, in each case of the foregoing subclauses (a) and (b):

(i) no Event of Default is continuing immediately before such Permitted Acquisition or would result therefrom;

(ii) immediately after giving effect to such Permitted Acquisition, on a Pro Forma Basis, either (A) the Borrower would be permitted to incur at least $1 of Ratio Debt or (B) (x) in the case of Indebtedness secured on a pari passu basis with the Term Loans, the Total Secured Leverage Ratio, calculated on a Pro Forma Basis, is less than or equal to the equal to the Total Secured Net Leverage Ratio immediately prior thereto, (y) in the case of Indebtedness to be secured on a junior basis to the Term Loans, the Total Secured Net Leverage Ratio, calculated on a Pro Forma Basis, is less than or equal to the Total Secured Net Leverage Ratio immediately prior thereto, and (III) in the case of unsecured Indebtedness, the Total Net Leverage Ratio, calculated on a Pro Forma Basis, is less than or equal to the Total Net Leverage Ratio immediately prior thereto; and

(iii) the aggregate principal amount of any such Indebtedness incurred pursuant to clause (12)(b) by Restricted Subsidiaries that are not Guarantors, together with any Permitted Refinancing Indebtedness incurred by Restricted Subsidiaries that are not Guarantors to Refinance any Indebtedness originally permitted pursuant to clause (12)(b) (and any successive Permitted Refinancing Indebtedness), may not exceed $90.0 million at any one time outstanding as of the date such Indebtedness is incurred;

(13) Indebtedness incurred in connection with a sale and leaseback transaction (including a Specified Sale and Leaseback Transaction permitted by Section 6.05), together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness permitted pursuant to this clause (13);

(14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days after notification received by the Borrower of its incurrence;

(15) Indebtedness supported by a letter of credit under the ABL Credit Agreement (or any Permitted Refinancing Indebtedness in respect thereof), in a principal amount not in excess of the stated amount of such letter of credit;

(16) Indebtedness in an aggregate outstanding principal amount not to exceed an amount equal to 100% of the net proceeds received by the Borrower from the issuance or sale of its Equity Interests or as a contribution to its capital after the Closing Date, other than (a) proceeds from the issuance or sale of the Borrower’s Disqualified Stock, (b) Excluded Contributions, (c) [reserved] and (d) any such proceeds that are used prior to the date of incurrence to (i) make an Investment under Section 6.04(3), a Restricted Payment under Section 6.06(15) or a payment in respect of Junior Financing under Section 6.09(2)(a), in each case utilizing the Available Amount or (ii) make a Restricted Payment under Section 6.06(1) or Section 6.06(2)(b) (any such Indebtedness, “Contribution Indebtedness”), to the extent such contribution is designated by the Borrower as specified equity contributions for the incurrence of Contribution Indebtedness;

(17) Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(18) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Borrower or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(19) Cash Management Obligations and other Indebtedness in respect of Cash Management Services entered into in the ordinary course of business;

(20) Indebtedness issued to future, current or former officers, directors, managers, and employees, consultants and independent contractors of the Borrower or any Restricted Subsidiary or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.06;

(21) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures; provided that the aggregate outstanding principal amount of such Indebtedness, together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally permitted pursuant to this clause (21) (and any successive Permitted Refinancing Indebtedness) may not exceed the greater of (a) $30.0 million and (b) 1.0% of Consolidated Total Assets as of the date any such Indebtedness is incurred;

(22) Indebtedness of Foreign Subsidiaries in an aggregate outstanding principal amount, together with any Permitted Refinancing Indebtedness incurred by Foreign Subsidiaries to Refinance any Indebtedness originally permitted pursuant to this clause (22) (and any successive Permitted Refinancing Indebtedness), not to not exceed the greater of (a) $42.0 million and (b) 1.25% of Consolidated Total Assets as of the date any such Indebtedness is incurred;

(23) unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money;

(24) Indebtedness representing deferred compensation or other similar arrangements incurred by the Borrower or any Restricted Subsidiary (a) in the ordinary course of business or (b) in connection with a Permitted Change of Control or any Permitted Investment;

(25) any Permitted Refinancing Indebtedness incurred to Refinance Ratio Debt, Incremental Equivalent Term Debt, Credit Agreement Refinancing Indebtedness or Indebtedness incurred under clauses (2), (3), (4), (5), (12), (16), (21), (22), this clause (25) or clause (28) of this Section 6.01;

(26) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(27) Indebtedness incurred by the Borrower or any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(28) additional Indebtedness in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally permitted pursuant to this clause (28) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $150.0 million and (b) 4.50% of Consolidated Total Assets as of the date any such Indebtedness is incurred; provided that the aggregate principle amount of Indebtedness incurred pursuant to this clause (28) by non-Loan Parties may not exceed the greater of (x) $42.0 million and (y) 1.25% of Consolidated Total Assets as of the date any such Indebtedness is incurred;

(29) Indebtedness in respect of letters of credit issued for the account of the Borrower or any Restricted Subsidiary to finance the purchase of inventory so long as (x) such Indebtedness is unsecured and (y) the aggregate principal amount of such Indebtedness does not exceed $120.0 million at any time;

(30) guaranties in the ordinary course of business consistent with past practice of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its subsidiaries; and

(31) unsecured Indebtedness of the Borrower owing to the Sponsors, so long as such Indebtedness is (1) subordinated in right of payment to the Term Loans on terms reasonably satisfactory to the Administrative Agent and (2) neither due nor payable (nor is any interest thereon payable) in each case until at least ninety-one (91) days after the Maturity Date and provided that the documentation with respect thereto contains no mandatory prepayments and no operative or financial covenants.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be incurred as Ratio Debt, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Loan Documents, the ABL Credit Agreement and the First Lien Loan Documents will be deemed to have been incurred in reliance on the exception in clauses (1), (2), and (3), respectively, of the definition of “Permitted Debt” and shall not be permitted to be reclassified pursuant to this paragraph. All unsecured Permitted Debt originally permitted under clause (5), (21), (22) or (28) of the definition of Permitted Debt will be automatically reclassified as Ratio Debt on the first date on which such Indebtedness would have been permitted to be incurred as Ratio Debt. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. Guarantees of, or obligations in respect of letters of credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 6.01.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses in connection therewith).

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien that secures obligations under any Indebtedness on any property or assets at the time owned by it, except the following (collectively, “Permitted Liens”):

(1) Liens securing Indebtedness incurred and obligations permitted under Sections 6.01(1), 6.01(2) or 6.01(3); provided that, in the case of Indebtedness incurred and obligations permitted under Sections 6.01(2) and 6.01(3), the applicable Liens are subject to the Intercreditor Agreement or other intercreditor agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the Intercreditor Agreement as determined in good faith by a Responsible Officer of the Borrower;

(2) Liens securing Indebtedness existing on the Closing Date and, to the extent securing such Indebtedness exceeding $6.0 million in the aggregate, set forth on Schedule 6.02; provided that such Liens only secure the obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and do not apply to any other property or assets of the Borrower or any Restricted Subsidiary other than replacements, additions, accessions and improvements thereto;

(3) Liens securing Indebtedness incurred in accordance with Section 6.01(5); provided that such Liens only extend to the assets financed with such Indebtedness (and any replacements, additions, accessions and improvements thereto);

(4) Liens on accounts receivable and related assets of the type specified in the definition of Qualified Receivables Financing securing Indebtedness incurred in accordance with Section 6.01(18);

(5) Liens on assets or Equity Interests of Foreign Subsidiaries securing Indebtedness incurred in accordance with Section 6.01(4), (12), (22) and (28);

(6) Liens securing Permitted Refinancing Indebtedness incurred in accordance with Section 6.01(25); provided that the Liens securing such Permitted Refinancing Indebtedness are limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements thereto);

(7) (a) Liens on property or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary if such Liens were not created in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary and (b) Liens on property at the time the Borrower or a Restricted Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into the Borrower or any of the Restricted Subsidiaries, if such Liens were not created in connection with, or in contemplation of, such acquisition;

(8) Liens on property or assets of any Restricted Subsidiary that is not a Guarantor securing obligations of Restricted Subsidiaries that are not Guarantors;

(9) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(10) Liens disclosed by the title insurance policies delivered on, or prior to or subsequent to the Closing Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(11) Liens securing judgments that do not constitute an Event of Default under Section 8.01(10) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which Holdings, the Borrower or any affected Restricted Subsidiary has set aside on its books reserves in accordance with GAAP with respect thereto;

(12) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or a Restricted Subsidiary has set aside on its books reserves in accordance with GAAP;

(13) (a) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other similar laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (b) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(14) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Restricted Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(15) survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(16) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(17) Liens that are contractual rights of set-off (a) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (b) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(18) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(19) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(20) Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment;

(21) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(22) Liens arising from precautionary Uniform Commercial Code financing statements;

(23) Liens on Equity Interests of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(26) Liens securing insurance premium financing arrangements;

(27) Liens on vehicles or equipment of the Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;

(28) Liens on cash and Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(29) Liens:

(a) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection;

(b) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or

(c) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(30) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(31) Liens that rank pari passu with the Liens securing the Obligations if the Total Secured Net Leverage Ratio as of the date on which such Liens are first created is less than or equal to 5.90 to 1.00; provided (x) that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of the Intercreditor Agreement and (y) such Liens shall not secure Indebtedness in the form of term loans;

(32) Liens that rank junior to the Liens securing Obligations, if the Total Secured Net Leverage Ratio as of the date on which such Liens are first created is less than or equal to 5.90 to 1.00; provided that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of the Intercreditor Agreement;

(33) Liens securing additional obligations in an aggregate outstanding principal amount not to exceed the greater of (a) $90.0 million and (b) 2.75% of Consolidated Total Assets as of the date such Liens are first created;

(34) Liens securing (a) Specified Hedge Obligations and Cash Management Obligations, which amounts are secured under the Loan Documents, (b) obligations in respect of any Specified Hedge Agreement (as defined in the First Lien Credit Agreement) and Cash Management Obligations (as defined in the First Lien Credit Agreement) and (c) obligations in respect of any Secured Hedge Agreement (as defined in the ABL Credit Agreement) and Cash Management Obligations (as defined in the ABL Credit Agreement); provided that, in each case, the applicable Liens are subject to the Intercreditor Agreement or other intercreditor agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the Intercreditor Agreement as determined in good faith by a Responsible Officer of the Borrower;

(35) Liens securing Indebtedness incurred in accordance with Section 6.01(13) solely encumbering the assets that are subject of such Indebtedness;

(36) Liens in favor of a trustee in an indenture to the extent such Liens secure only customary compensation and reimbursement obligations of such trustee under such indenture; and

(37) assignments to landlords or mortgagees of insurance or condemnation proceeds.

For purposes of this Section 6.02, Indebtedness will not be considered incurred under a subsection or clause of Section 6.01 if it is later reclassified as outstanding under another subsection or clause of Section 6.01 (in which event, and at which time, same will be deemed incurred under the subsection or clause to which reclassified).

SECTION 6.03. [Reserved].

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a Person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, a “Investment”), any other Person, except the following (collectively, “Permitted Investments”):

(1) the Transactions;

(2) loans and advances to officers, directors, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary not to exceed $24.0 million in an aggregate principal amount at any time outstanding (calculated without regard to write-downs or write-offs after the date made);

(3) Investments in an amount not to exceed the Available Amount as of the date such Investments are made; provided that no Event of Default has occurred and is continuing immediately prior to making such Investment or would result therefrom;

(4) Permitted Acquisitions and pre-existing Investments held by Persons acquired in Permitted Acquisitions or acquired in connection with Permitted Acquisitions and not created in contemplation thereof;

(5) intercompany Investments among the Borrower and the Restricted Subsidiaries (including intercompany Indebtedness); provided that the sum of (a) the aggregate fair market value of all such Investments (other than intercompany Indebtedness and Guarantees of Indebtedness) made since the Closing

Date (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value) by the Borrower and the Guarantors in Restricted Subsidiaries that are not Guarantors; (b) the aggregate principal amount of Indebtedness owing to the Borrower and the Guarantors by Restricted Subsidiaries that are not Guarantors at any time outstanding; and (c) the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Guarantors that is Guaranteed by the Borrower and the Guarantors at any time outstanding, together with any Investments made in Restricted Subsidiaries that are not Guarantors pursuant to Section 6.04(31), may not exceed the greater of (i) $90.0 million and (ii) 2.70% of Consolidated Total Assets as of the date any such Investment is made, plus an amount equal to any returns of capital or sale proceeds actually received in respect of any such Investments (which such amount shall not exceed the amount of such Investment (as determined above) at the time such Investment was made);

(6) Investments in Foreign Subsidiaries; provided that the sum of (a) the aggregate fair market value of all such Investments (other than intercompany Indebtedness and Guarantees of Indebtedness) made by the Borrower and the Restricted Subsidiaries since the Closing Date (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value); (b) the aggregate principal amount of Indebtedness of Foreign Subsidiaries owing to the Borrower and the other Restricted Subsidiaries at any time outstanding; and (c) the aggregate principal amount of Indebtedness of Foreign Subsidiaries that is Guaranteed by the Borrower and the other Restricted Subsidiaries at any time outstanding, when taken together with the aggregate amount of payments made with respect to entities that do not become Guarantors pursuant to clause (2) of the definition of Permitted Acquisitions, may not exceed the greater of (i) $30.0 million and (ii) 1.0% of Consolidated Total Assets as of the date any such Investment is made, plus an amount equal to any returns of capital or sale proceeds actually received in respect of any such Investments (which such amount shall not exceed the amount of such Investment (as determined above) at the time such Investment was made);

(7) Cash Equivalents and, to the extent not made for speculative purposes, Investment Grade Securities or Investments that were Cash Equivalents or Investment Grade Securities when made;

(8) Investments arising out of the receipt by the Borrower or any of the Restricted Subsidiaries of non-cash consideration in connection with any sale of assets permitted under Section 6.05;

(9) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(10) Investments acquired as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(11) Hedge Agreements;

(12) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any replacements, refinancings, refunds, extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (12) is not increased at any time above the amount of such Investments existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(13) Investments resulting from pledges and deposits that are Permitted Liens;

(14) intercompany loans among Foreign Subsidiaries and Guarantees by Foreign Subsidiaries permitted by Section 6.01(22);

(15) acquisitions of obligations of one or more officers or other employees of any Parent Entity, Borrower or any Subsidiary of the Borrower in connection with such officer’s or employee’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by the Borrower or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(16) Guarantees of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(17) Investments to the extent that payment for such Investments is made with Equity Interests of any Parent Entity;

(18) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(19) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(20) Guarantees of Indebtedness permitted under Section 6.01;

(21) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or any Restricted Subsidiary;

(22) Investments, including loans and advances, to any Parent Entity so long as Borrower or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount; provided that the amount of any such Investment will be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement;

(23) Investments consisting of the leasing or licensing of intellectual property in the ordinary course of business or the contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(24) purchases or acquisitions of inventory, supplies, materials and equipment or purchases or acquisitions of contract rights or intellectual property in each case in the ordinary course of business;

(25) Investments in assets useful in the business of the Borrower or any Restricted Subsidiary made with (or in an amount equal to) any Reinvestment Deferred Amount or Below Threshold Asset Sale Proceeds; provided that if the underlying Asset Sale was with respect to assets of the Borrower or a Subsidiary Loan Party, then such Investment shall be consummated by the Borrower or a Subsidiary Loan Party;

(26) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(27) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries;

(28) Investments that are made with Excluded Contributions;

(29) additional Investments; provided that the aggregate fair market value of such Investments made since the Closing Date that remain outstanding (with all such Investments being valued at their original fair market value and without taking into account subsequent increases or decreases in value), when taken together with the aggregate amount of payments made with respect to Junior Financings pursuant to Section 6.09(1)(c) and Restricted Payments pursuant to Section 6.06(17), does not exceed the greater of (a) $138.0 million and (b) 4.25% of Consolidated Total Assets as of the date any such Investment is made, in each case, plus any returns of capital actually received by the Borrower or any of the Restricted Subsidiary in respect of such Investments;

(30) Investments by the Borrower or any Restricted Subsidiary in Captive Insurance Companies;

(31) Investments in Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that an Investment in Junior Financing will be treated as a repayment thereof for purposes of compliance with the covenant described in Section 6.09(2) and such Investment will be permitted only to the extent a repayment of such Junior Financing would be permitted at the time of such Investment and provided, further, that any Investments in Indebtedness of any Restricted Subsidiary that is not a Guarantor, taken together with intercompany investments made pursuant to Section 6.04(5), may not exceed the greater of (i) $90.0 million and (ii) 2.70% of Consolidated Total Assets as of the date any such Investment is made, plus an amount equal to any returns of capital or sale proceeds actually received in respect of any such Investments (which such amount shall not exceed the amount of such Investment (as determined therein) at the time such Investment was made); and

(32) any Investment, if (a) no Event of Default is continuing immediately prior to making such Investment or would result therefrom and (b) the Total Net Leverage Ratio, on a Pro Forma Basis, is less than or equal to 4.50 to 1.00.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, or consolidate or amalgamate with, any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets, or issue, sell, transfer or otherwise dispose of any Equity Interests of any Restricted Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or any division, unit or business of any other Person, except that this Section 6.05 will not prohibit:

(1) if at the time thereof and immediately after giving effect thereto no Event of Default has occurred and is continuing or would result therefrom:

(a) the merger, consolidation or amalgamation of any Restricted Subsidiary into (or with) the Borrower in a transaction in which the Borrower is the survivor;

(b) the merger, consolidation or amalgamation of any Restricted Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party;

and, in the case of each of the foregoing clauses (a) and (b), no Person other than the Borrower or a Subsidiary Loan Party receives any consideration;

(c) the merger, consolidation or amalgamation of any Restricted Subsidiary that is not a Loan Party into or with any other Restricted Subsidiary that is not a Loan Party;

(d) any transfer of inventory among the Borrower and its Restricted Subsidiaries or between Restricted Subsidiaries and any other transfer of property or assets among the Borrower and its Restricted Subsidiaries or between Restricted Subsidiaries, in each case, in the ordinary course of business;

(e) the liquidation or dissolution or change in form of entity of any Restricted Subsidiary of the Borrower if a Responsible Officer of the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(f) the merger, consolidation or amalgamation of any Restricted Subsidiary with or into any other Person in order to effect a Permitted Investment so long as the continuing or surviving Person will be a Subsidiary Loan Party if the merging, consolidating or amalgamating Subsidiary was a Subsidiary Loan Party and which, together with each of its Subsidiaries, shall have complied with the requirements of Section 5.10; or

(g) a merger or consolidation of the Borrower into a newly formed entity organized under the laws of the United States of America, any state thereof or the District of Columbia in connection with a Permitted Change of Control; provided that either the Borrower shall be the surviving Person in such transaction or the Person surviving such transaction shall expressly assume, pursuant to an instrument reasonably satisfactory to the Administrative Agent, all liabilities and obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is party;

(2) any sale, transfer or other disposition if:

(a) the Net Cash Proceeds therefrom are to be applied in accordance with Section 2.08(1);

(b) at least 75% of the consideration therefor is in the form of cash and Cash Equivalents; and

(c) such sale, transfer or disposition is made for fair market value (as determined by a Responsible Officer of the Borrower in good faith);

provided that each of the following items will be deemed to be cash for purposes of this Section 6.05(2):

(i) any liabilities of the Borrower or the Restricted Subsidiaries (as shown on the most recent Required Financial Statements or in the notes thereto), other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which the Borrower and the Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(ii) any securities received by the Borrower or any Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition; and

(iii) any Designated Non-Cash Consideration received in respect of such disposition; provided that the aggregate fair market value of all such Designated Non-Cash Consideration, as determined by a Responsible Officer of the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is then outstanding, does not exceed the greater of (A) $48.0 million and (B) 1.50% of Consolidated Total Assets as of the date any such Designated Non-Cash Consideration is received, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(3) (a) the purchase and sale of inventory or goods in the ordinary course of business, (b) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business, (c)

the sale or other disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business or (d) the disposition of Cash Equivalents (or Investments that were Cash Equivalents when made);

(4) so long as no Event of Default exists or would result therefrom, Specified Sale and Lease-Back Transactions provided that, (x) such dispositions shall be for fair market value in a bona fide arm’s length transaction (as determined in the good faith judgment of the Borrower) and (y) the applicable Specified Sale and Lease-Back Net Proceeds thereof are applied in accordance with Section 2.08(6);

(5) Investments permitted by Section 6.04, (including any Permitted Acquisition or merger, consolidation or amalgamation in order to effect a Permitted Acquisition), provided, that, following any such merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving corporation;

(6) Permitted Liens;

(7) Restricted Payments permitted by Section 6.06;

(8) the sale or discount of overdue or defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(9) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(10) sales, leases or other dispositions of inventory of the Borrower or any Restricted Subsidiary determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or such Restricted Subsidiary;

(11) acquisitions and purchases made with Below Threshold Asset Sale Proceeds;

(12) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any Restricted Subsidiary that is not in contravention of Section 6.08; provided that to the extent the property being transferred constitutes Term Priority Collateral, such replacement property will constitute Term Priority Collateral; and

(13) sales or other dispositions by the Borrower or any Restricted Subsidiary of assets in connection with the closing or sale of a Store (including a factory Store) in the ordinary course of business of the Borrower and its Subsidiaries, which consist of leasehold interests in the premises of such Store, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such Store; provided that as to each and all such sales and closings, (A) no Event of Default shall result therefrom and (B) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction;

(14) bulk sales of other Dispositions of the inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length; and

(15) any sale, transfer or other disposition, in a single transaction or a series of related transactions, of any asset or assets having a fair market value, as determined by a Responsible Officer of the Borrower in good faith, of not more than $6.0 million.

To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any Person other than Holdings, the Borrower or any Guarantor, such Collateral will be free and clear of the Liens created by the Loan Documents, and the Administrative Agent will take, and each Lender hereby authorizes the Administrative

Agent to take, any actions reasonably requested by the Borrower in order to evidence the foregoing, in each case, in accordance with Section 10.18.

SECTION 6.06. Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), directly or indirectly, whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock not otherwise permitted under Section 6.01) of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”) other than:

(1) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the sale (other than to a Restricted Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the contribution of common equity capital to the Borrower, other than (a) Excluded Contributions, (b) [reserved] and (c) any such proceeds that are used prior to the date of determination to (i) make an Investment under Section 6.04(3), a Restricted Payment under Section 6.06(15) or a payment in respect of Junior Financing under Section 6.09(1)(a), in each case utilizing the Available Amount, (ii) make a Restricted Payment under Section 6.06(2)(b) or (iii) incur Contribution Indebtedness;

(2) Restricted Payments to any Parent Entity the proceeds of which are used to purchase, retire, redeem or otherwise acquire, or to any Parent Entity for the purpose of paying to any other Parent Entity to purchase, retire, redeem or otherwise acquire, the Equity Interests of such Parent Entity (including related stock appreciation rights or similar securities) held directly or indirectly by then present or former directors, consultants, officers, employees, managers or independent contractors of Holdings, the Borrower or any of the Restricted Subsidiaries or any Parent Entity or their estates, heirs, family members, spouses or former spouses (including for all purposes of this clause (2), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided that the aggregate amount of such purchases or redemptions may not exceed:

(a) $30.0 million in any fiscal year (with any unused amounts in any fiscal year being carried over to the next three succeeding fiscal years); plus

(b) the amount of net cash proceeds contributed to the Borrower that were received by any Parent Entity since the Closing Date from sales of Equity Interests of any Parent Entity to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, the Borrower or any Restricted Subsidiary in connection with permitted employee compensation and incentive arrangements, other than (a) Excluded Contributions, (b) [reserved] and (c) any such proceeds that are used prior to the date of determination to (1) make an Investment under Section 6.04(3), a Restricted Payment under Section 6.06(15) or a payment in respect of Junior Financing under Section 6.09(2)(a), in each case utilizing the Available Amount, (2) make a Restricted Payment under Section 6.06(1) or (3) incur Contribution Indebtedness; plus

(c) the amount of net proceeds of any key man life insurance policies received during such fiscal year; plus

(d) the amount of any bona fide cash bonuses otherwise payable to directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, the Borrower or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year;

and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from directors, consultants, officers, employees, managers or independent contractors of any Parent Entity, the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment;

(3) the Distribution and Restricted Payments to consummate the Transactions;

(4) at any time after the consummation of a Qualified IPO, Restricted Payments in an amount equal to 6.0% per annum of the net cash proceeds received from any public sale of the Equity Interests of the Borrower or any Parent Entity that are contributed to the Borrower in cash;

(5) Restricted Payments in the form of cash distributions to any Parent Entity that files, or to any Parent Entity for the purpose of paying to any other Parent Entity that files, a consolidated, combined or unitary U.S. federal, state or local income tax return that includes the Borrower and one or more Subsidiaries (or the taxable income thereof), or to any Parent Entity that is a partner or a sole owner of the Borrower in the event the Borrower is treated as a partnership or a “disregarded entity” for U.S. federal income tax purposes, to pay U.S. federal, state or local income taxes, in each case, in an amount not to exceed the amount that the Borrower and its relevant Subsidiaries would have been required to pay in respect of the applicable U.S. federal or state or local income taxes had Borrower been the parent of a consolidated, combined or unitary group (as applicable) only including the Borrower and its subsidiaries included in the applicable consolidated, combined or unitary return; provided, however, that any distributions pursuant to the foregoing in respect of any tax liability attributed to taxable income of any Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose;

(6) Restricted Payments to permit any Parent Entity to:

(a) pay operating, overhead, legal, accounting and other professional fees and expenses (including directors’ fees and expenses and administrative, legal, accounting, filings and similar expenses), in each case to the extent related to its separate existence as a holding company or to its ownership of the Borrower and the Restricted Subsidiaries;

(b) pay fees and expenses related to any public offering or private placement of debt or equity securities of, or incurrence of any Indebtedness by, any Parent Entity or any Permitted Investment, whether or not consummated;

(c) pay franchise taxes and other similar taxes and expenses, in each case, in connection with the maintenance of its legal existence;

(d) make payments under transactions permitted under Section 6.07 (other than Section 6.07(8)) or Article VII, in each case to the extent such payments are due at the time of such Restricted Payment; or

(e) pay customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of any Parent Entity to the extent related to its ownership of the Borrower and the Restricted Subsidiaries;

(7) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) Restricted Payments to allow any Parent Entity to make, or to any Parent Entity for the purpose of paying to any other Parent Entity to make, payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such

Person, in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of Equity Interests;

(9) (a) any Sponsor Termination Fees pursuant to the Sponsor Management Agreement and (b) so long as no Event of Default is continuing, Restricted Payments to any Parent Entity for the purpose of paying (i) monitoring, consulting, management, transaction, advisory, termination or similar fees payable to any Sponsor or any Affiliate of Sponsor in accordance with the Management Agreement in an amount not to exceed amounts payable pursuant to the Management Agreement (it being understood that any amounts that are not paid due to the existence of an Event of Default shall accrue and may be paid when the applicable Event of Default ceases to exist or is otherwise waived) and (ii) indemnities, reimbursements and reasonable and documented out-of-pocket fees and expenses of any Sponsor or any Affiliate of Sponsor;

(10) Restricted Payments to the Borrower or any Restricted Subsidiary (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower and to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a Person that is not the Borrower or a Restricted Subsidiary is permitted under (or not prohibited by) Section 6.04);

(11) Restricted Payments to any Parent Entity to finance, or to any Parent Entity for the purpose of paying to any other Parent Entity to finance, any Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such Parent Entity causes (i) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or any Restricted Subsidiary of the Borrower or (ii) the merger, consolidation or amalgamation (to the extent permitted by Section 6.05) of the Person formed or acquired into the Borrower or any Restricted Subsidiary of the Borrower in order to consummate such Permitted Investment, in each case, in accordance with the requirements of Section 5.10;

(12) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(13) Restricted Payments as part of a Permitted Change of Control;

(14) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or any Restricted Subsidiary by, one or more Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash or Cash Equivalents);

(15) any Restricted Payment in an amount not to exceed the Available Amount on the date such Restricted Payment is made if (a) no Event of Default is continuing immediately prior to making such Restricted Payment or would result therefrom and (b) the Interest Coverage Ratio would be at least 2.00 to 1.00 after giving effect thereto;

(16) any Restricted Payment, if (a) no Event of Default is continuing immediately prior to making such Restricted Payment or would result therefrom and (b) the Total Net Leverage Ratio, on a Pro Forma Basis, is less than or equal to 4.25 to 1.00; or

(17) additional Restricted Payments in an aggregate amount, when taken together with the aggregate amount of payments made with respect to Junior Financings pursuant to Section 6.09(2)(c) and Investments made pursuant to Section 6.04(29) that remain outstanding, not to exceed $30.0 million.

SECTION 6.07. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in a transaction involving aggregate consideration in excess of $6.0 million, unless such transaction is (i) otherwise per-

mitted (or required) under this Agreement or (ii) upon terms no less favorable to the Borrower and the Restricted Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, except that this Section 6.07 will not prohibit:

(1) transactions between or among (a) the Borrower and the Restricted Subsidiaries or (b) the Borrower and any Person that becomes a Restricted Subsidiary as a result of such transaction (including by way of a merger, consolidation or amalgamation in which a Loan Party is the surviving entity);

(2) so long as no Event of Default is continuing, payment of the Sponsor Termination Fees pursuant to the Sponsor Management Agreement and management, monitoring, consulting, transaction, oversight, advisory and similar fees and payment of all expenses and indemnification claims, in each case, in accordance with the Management Agreement and Section 6.06(9) (it being understood that any amounts that are not paid due to the existence of an Event of Default will accrue and may be paid when the applicable Event of Default ceases to exist or is otherwise waived);

(3) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower or any Parent Entity in good faith;

(4) loans or advances to employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary in accordance with Section 6.04(2);

(5) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, the Borrower or any of the Restricted Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and the Restricted Subsidiaries (which shall be 100% for so long as such Parent Entity owns no assets other than the Equity Interests in the Borrower and assets incidental to the ownership of the Borrower and its Restricted Subsidiaries));

(6) transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect as determined in good faith by a Responsible Officer of the Borrower;

(7) (a) any employment and severance agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business, (b) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (c) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(8) Restricted Payments permitted under Section 6.06, including payments to any Parent Entity;

(9) any purchase by any Parent Entity of the Equity Interests of the Borrower and the purchase by the Borrower of Equity Interests in any Restricted Subsidiary;

(10) payments to the Sponsors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of the Disinterested Directors of the Borrower, in good faith;

(11) transactions with Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business;

(12) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of Holdings or the Borrower from an accounting, appraisal or investment banking firm or consultant, in each case, of nationally recognized standing that is (a) in the good faith determination of the Borrower qualified to render such letter and (b) independent from the Borrower and its Affiliates, which letter states that such transaction is (i) fair to the Borrower and its Restricted Subsidiaries from a financial point of view or (ii) on terms that are no less favorable to the Borrower and the Restricted Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(13) transactions with joint ventures entered into in the ordinary course of business;

(14) the issuance, sale or transfer of Equity Interests of the Borrower to any Parent Entity and capital contributions by any Parent Entity to the Borrower (and payment of reasonable out-of-pocket expenses incurred by the Sponsors in connection therewith);

(15) a Permitted Change of Control, the payment of any Permitted Change of Control Costs and the issuance of Equity Interests to the management of Holdings, the Borrower or any of the Restricted Subsidiaries in connection with a Permitted Change of Control;

(16) payments by Holdings, the Borrower or any of the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings, the Borrower and any of the Restricted Subsidiaries;

(17) payments or loans (or cancellation of loans) to employees or consultants that are:

(a) approved by a majority of the Disinterested Directors of Holdings or the Borrower in good faith;

(b) made in compliance with applicable law; and

(c) otherwise permitted under this Agreement;

(18) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, that are fair to the Borrower and the Restricted Subsidiaries;

(19) transactions between or among the Borrower and the Restricted Subsidiaries and any Person, a director of which is also a director of the Borrower or any Parent Entity, so long as (a) such director abstains from voting as a director of the Borrower or such Parent Entity, as the case may be, on any matter involving such other Person and (b) such Person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(20) transactions pursuant to, and complying with, the provisions of Section 6.01, Section 6.04 or Section 6.05(1);

(21) the existence of, or the performance by any Loan Party of its obligations under the terms of, any customary registration rights agreement to which a Loan Party or any Parent Entity is a party or becomes a party in the future; and

(22) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of Holdings and the Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein.

SECTION 6.08. Business of the Borrower and its Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any material line of business or business activity other than any business or business activity conducted by the Borrower and the Restricted Subsidiaries on the Closing Date (after giving effect to the

Transactions) and any similar, corollary, related, ancillary, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

SECTION 6.09. Limitation on Payments and Modifications of Indebtedness; Modifications of Certain Other Agreements; etc.

(1) make any cash payment or other distribution in cash in respect of, or amend or modify, or permit the amendment or modification of, any provision of, any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposits, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing; except in the case of this clause (1):

(a) payments in respect of Junior Financings in an amount not to exceed the Available Amount on the date the payments are made if (i) no Event of Default is continuing immediately prior to making such Restricted Payment or would result therefrom and (ii) the Interest Coverage Ratio would be at least 2.00 to 1.00 on Pro Forma Basis after giving effect thereto;

(b) payments in respect of Junior Financings so long as (i) immediately after giving effect to such payment, the Borrower’s Total Net Leverage Ratio is 4.50 to 1.00 or less and (ii) no Event of Default is continuing immediately prior to making such Restricted Payment or would result therefrom;

(c) additional payments in respect of Junior Financings, when taken together with the aggregate amount of payments made with respect to Investments pursuant to Section 6.04(29) and Restricted Payments pursuant to Section 6.06(17), in an amount not to exceed the greater of (i) $30.0 million and (ii) 1.0% of Consolidated Total Assets as of the date such payment is made;

(d) (i) the conversion or exchange of any Junior Financing into or for Equity Interests of any Parent Entity or other Junior Financing and (ii) any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(e) the incurrence of Permitted Refinancing Indebtedness in respect thereof;

(f) (i) payments of regularly scheduled principal and interest; (ii) mandatory offers to repay, repurchase or redeem (including in connection with the Net Cash Proceeds of Asset Sales); (iii) mandatory prepayments of principal, premium and interest; and (iv) payments of fees, expenses and indemnification obligations, in each case, with respect to such Junior Financing; and

(g) payments or distributions in respect of all or any portion of such Junior Financing with the proceeds contributed directly or indirectly to the Borrower by any Parent Entity from the issuance, sale or exchange by any Parent Entity of Equity Interests made within 18 months prior thereto; or

(2) permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (a) with respect to any such Material Subsidiary that is not a Guarantor, Restricted Payments from such Material Subsidiary to the Borrower or any other Loan Party that is a direct or indirect parent of such Material Subsidiary or (b) with respect to any such Material Subsidiary that is a Guarantor, the granting of Liens by such Material Subsidiary pursuant to the Security Documents; except in the case of this clause (2):

(a) restrictions imposed by applicable law or required by any Governmental Authority purporting to have jurisdiction over such Material Subsidiary (including with respect to the status of any such Material Subsidiary as a Captive Insurance Company, if applicable);

(b) contractual encumbrances or restrictions:

(i) under the ABL Loan Documents;

(ii) under the First Lien Loan Documents; or

(iii) under any agreement relating to Ratio Debt, Indebtedness incurred pursuant to Section 6.01(1), (2), (3), (4), (5), (7), (12), (16), (21), (22), (25), (28) or (29) Indebtedness that is secured on a pari passu basis with Indebtedness under the Loan Documents or Indebtedness under the First Lien Credit Agreement, the ABL Credit Agreement, or any Permitted Refinancing Indebtedness in respect thereof, that does not materially expand the scope of any such encumbrance or restriction;

(c) any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Restricted Subsidiary pending the closing of such sale or disposition;

(d) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(e) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(f) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(g) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(h) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(i) customary restrictions and conditions contained in any agreement relating to the sale, transfer or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer or other disposition;

(j) customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(k) customary net worth provisions contained in Real Property leases entered into by Restricted Subsidiaries, so long as a Responsible Officer of the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the other Restricted Subsidiaries to meet their ongoing obligations;

(l) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(m) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Restricted Subsidiary that is not a Subsidiary Loan Party;

(n) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(o) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(p) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above, so long as such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such Lien, dividend and other payment restrictions, taken as a whole, than those contained in the Lien, dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

ARTICLE VII

Holdings Covenant

SECTION 7.01. Holdings Covenant. Holdings will not, so long as this Agreement is in effect and until all Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full, unless the Required Lenders otherwise consent in writing, conduct, transact or otherwise engage in any active trade or business or operations other than through the Borrower and its Subsidiaries.

The foregoing will not prohibit Holdings from taking actions related to the following (and activities incidental thereto):

(1) its ownership of the Equity Interests of the Borrower;

(2) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(3) the performance of its obligations with respect to the ABL Credit Agreement, the Initial Term Loan Facility, the First Lien Credit Facility and other Indebtedness permitted by this Agreement;

(4) any offering of its common stock or any other issuance of its Equity Interests;

(5) the making of Restricted Payments; provided that Holdings will not be permitted to make Restricted Payments using the cash from the Borrower or any Subsidiary unless such cash has been dividended or otherwise distributed to Holdings as a permitted Restricted Payment pursuant to the terms of Section 6.06;

(6) the incurrence of Permitted Holdings Debt;

(7) making contributions to the capital or acquiring Equity Interests of its Subsidiaries;

(8) guaranteeing the obligations of the Borrower and its Subsidiaries;

(9) participating in tax, accounting and other administrative matters as a member or parent of the consolidated group;

(10) holding any cash or property (including cash and property received in connection with Restricted Payments made by the Borrower, but excluding the Equity Interests of any Person other than the Borrower);

(11) providing indemnification to officers and directors;

(12) the making of Investments consisting of Cash Equivalents or, to the extent not made for speculative purposes, Investment Grade Securities;

(13) the Distribution, the consummation of the other Transactions on the Closing Date and any Permitted Change of Control; and

(14) activities incidental to the businesses or activities described above.

ARTICLE VIII

Events of Default

SECTION 8.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(1) any representation or warranty made by Holdings, the Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document required to be delivered pursuant hereto or thereto proves to have been false or misleading in any material respect when so made;

(2) default is made in the payment of any principal of any Term Loan when and as the same becomes due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(3) default is made in the payment of:

(a) any interest on any Term Loan or in the payment of any Fee (other than an amount referred to in clause (2) of this Section 8.01), when and as the same becomes due and payable, and such default continues unremedied for a period of five Business Days; or

(b) any other amount due under any Loan Document (other than an amount referred to in clause (2) or (3)(a) of this Section 8.01), when and as the same becomes due and payable, and such default continues unremedied for a period of five Business Days;

(4) default is made in the due observance or performance by Holdings, the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(1) (solely with respect to the Borrower), or 5.05(1) or in Article VI or Article VII (in each case solely to the extent applicable to such Person);

(5) default is made in the due observance or performance by Holdings, the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (2), (3) and (4) of this Section 8.01), in each case solely to the extent applicable to such Person, and such default continues unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(6) (a) any event or condition occurs (in each case, other than as a result of a Permitted Change of Control) that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness (other than under a Hedge Agreement) or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (b) the Borrower or any Restricted Subsidiary fails to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (6) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such event or condition is unremedied and is not waived or cured by the holders of such Indebtedness prior to any acceleration of the Term Loans pursuant to this Section 8.01; provided, further, that the failure to observe or perform a covenant under the ABL Credit Agreement or the First Lien Credit Agreement (or any Permitted Refinancing Indebtedness in respect thereof) shall not in and of itself constitute an Event of Default hereunder until the date on which the lenders under the ABL Credit Agreement or the First Lien Credit Agreement (or any Permitted Refinancing Indebtedness in respect thereof) shall have accelerated payment of the ABL Obligations or the First Lien Obligations (or any Permitted Refinancing Indebtedness in respect thereof) as the case may be and terminated the commitments with respect thereto or foreclosed upon the collateral securing the ABL Obligations pursuant to applicable judicial proceedings or the First Lien Obligations (or any Permitted Refinancing Indebtedness in respect thereof);

(7) a Change of Control occurs;

(8) an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(a) relief in respect of Holdings, the Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law;

(b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any Restricted Subsidiary; or

(c) the winding up or liquidation of Holdings, the Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.05) and such proceeding or petition continues undismissed for 60 days or an order or decree approving or ordering any of the foregoing is entered;

(9) Holdings, the Borrower or any Material Subsidiary:

(a) voluntarily commences any proceeding or files any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law;

(b) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (8) of this Section 8.01;

(c) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary;

(d) files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(e) makes a general assignment for the benefit of creditors; or

(f) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due;

(10) the Borrower or any Restricted Subsidiary fails to pay one or more final judgments aggregating in excess of $42.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days;

(11) (a) a trustee is appointed by a United States district court to administer any Plan or (b) an ERISA Event or ERISA Events occurs with respect to any Plan or Multiemployer Plan, and, in each case,

with respect to clauses (a) and (b) above, such event or condition, together with all other such events or conditions, if any, is reasonably expected to have a Material Adverse Effect; or

(12) (a) any material provision of any Loan Document ceases to be, or is asserted in writing by Holdings, the Borrower or any Restricted Subsidiary not to be, for any reason, a legal, valid and binding obligation of any party thereto, (b) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis ceases to be, or is asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of validity, perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent and/or the collateral agent under the First Lien Loan Documents to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent is reasonably satisfied with the credit of such insurer or (c) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations cease to be in full force and effect (other than in accordance with the terms thereof) or are asserted in writing by Holdings, the Borrower or any other Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations, except in the cases of clauses (a) and (b), in connection with an Asset Sale permitted by this Agreement;

then, (i) upon the occurrence of any such Event of Default (other than an Event of Default with respect to the Borrower described in clause (8) or (9) of this Section 8.01), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent, at the request of the Required Lenders, will, by notice to the Borrower, take any or all of the following actions, at the same or different times, in each case, subject to the terms of the Intercreditor Agreement, any Pari Passu Intercreditor Agreement and/or Junior Lien Intercreditor Agreement: (A) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, will become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (B) exercise all rights and remedies granted to it under any Loan Document and all of its rights under any other applicable law or in equity, and (ii) in any event with respect to the Borrower described in clause (8) or (9) of this Section 8.01, the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, will automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE IX

The Agents

SECTION 9.01. Appointment.

(1) Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) hereby irrevocably designates and appoints the Administrative Agent as agent of such Lender under this Agreement and the other Loan Documents, as applicable, including as the Collateral Agent for such Lender and the other applicable Secured Parties under the applicable Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agree-

ment, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(2) To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.01(2). The agreements in this Section 9.01(2) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, no Borrower shall have liability for the actions of the Administrative Agent pursuant to the immediately preceding sentence.

(3) In furtherance of the foregoing, each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on the Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In connection therewith, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article IX (including Section 9.07) as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(4) Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document:

(i) upon termination of the Commitments, the payment in full of all Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted);

(ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document; or

(iii) if approved, authorized or ratified in writing in accordance with Section 10.08 hereof;

(b) to release any Loan Party from its obligations under the Loan Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(3) (and to the extent required by the terms thereof as of the Closing Date).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Documents.

(5) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (a) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents and any Subagents allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition (each, a “Plan of Reorganization”) affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(6) The Lenders and each other holder of an Obligation under a Loan Document shall act collectively through the Administrative Agent and, without limiting the delegation of authority to the Administrative Agent set forth herein, the Required Lenders shall direct the Administrative Agent with respect to the exercise of rights and remedies hereunder and under other Loan Documents (including with respect to alleging the existence or occurrence of, and exercising rights and remedies as a result of, any Default or Event of Default in each case that could be waived with the consent of the Required Lenders), and such rights and remedies shall not be exercised other than through the Administrative Agent; provided that the foregoing shall not preclude any Lender from exercising any right of set-off in accordance with the provisions of Section 10.06 or from exercising rights and remedies (other than the enforcement of Collateral) with respect to any payment default after the occurrence of the Maturity Date with respect to any Term Loans made by it.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of the agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in ac-

cordance with the foregoing provisions of this Section 9.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

SECTION 9.03. Exculpatory Provisions. None of the Administrative Agent, its Affiliates or any of their respective officers, directors, employees, agents or attorneys-in-fact shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (1) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (2) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into:

(1) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document;

(2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith;

(3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default;

(4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents;

(5) the value or the sufficiency of any Collateral; or

(6) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Borrowing that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to such Borrowing. The Administrative Agent may consult with legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.06. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents, the Arrangers or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Agents and Arrangers that it has, independently and without reliance upon the Administrative Agent or Arrangers, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Term Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or Arrangers, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 9.07. Indemnification. The Lenders agree to indemnify each Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its aggregate outstanding Term Loans determined at the time such indemnity is sought or, if indemnification is sought after the date upon which the Term Loans shall have been paid in full, ratably in accordance with its pro rata share or the outstanding Term Loans immediately prior to the repayment or retirement in full of the Term Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful mis-

conduct. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. The agreements in this Section 9.07 shall survive the payment of the Term Loans and all other amounts payable hereunder.

SECTION 9.08. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Term Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 9.09. Successor Agent. The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns as the Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the reference to the resigning Administrative Agent means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Term Loans. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor agent has accepted appointment as Administrative Agent by the date that is ten days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation will nevertheless thereupon become effective, and all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly until such time, if any, as the Required Lenders appoint a successor Administrative Agent, which shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9.10. Arrangers. The Arrangers will not have any duties, responsibilities or liabilities hereunder in their respective capacity as such.

SECTION 9.11. Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Security Document, no Cash Management Bank or a Qualified Counterparty to a Specified Hedge Agreement that obtains the benefits of Section 8.01, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Specified Hedge Agreements unless the Administrative Agent has received written notice of such Cash Management Obligations or such Obligations arising under Specified Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or a Qualified Counterparty to a Specified Hedge Agreement, as the case may be.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices; Communications.

(1) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(2)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, as follows:

(a) if to any Loan Party or the Administrative Agent, to the address, facsimile number, e mail address or telephone number specified for such Person on Schedule 10.01; and

(b) if to any other Lender, to the address, facsimile number, e mail address or telephone number specified in its Administrative Questionnaire.

(2) Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(3) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent and confirmation of transmission received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.01(2) shall be effective as provided in such Section 10.01(2).

(4) Any party hereto may change its address, facsimile number or e mail address for notices and other communications hereunder by notice to the other parties hereto.

(5) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.01 or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by facsimile or e mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided, further, that, upon reasonable request by the Administrative Agent, the Borrower shall also provide a hard copy to the Administrative Agent of any such document; provided, further, that any documents posted for which a link is provided after normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for such recipient. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document will be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.12, 2.14 and 10.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

SECTION 10.03. Binding Effect. This Agreement shall become effective when it has been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent has received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, the other Loan Parties, each Agent, each Lender and their respective permitted successors and assigns.

SECTION 10.04. Successors and Assigns.

(1) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (a) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04 (and any attempted assignment, transfer or delegation in contravention with this Section 10.04 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (4) of this Section 10.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(2) (a) Subject to the conditions set forth in paragraph (2)(b) of this Section 10.04 (and, with respect to an assignment to Holdings, the Borrower, any Subsidiary or any of their respective Affiliates, subject to the limitations set forth in Section 10.04(10) or 10.04(14), as applicable), any Lender may assign to one or more assignees (other than a natural person, a Defaulting Lender or a Disqualified Institution) (each such non-excluded Person, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(i) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other Person; provided, further, that such consent shall be deemed to have been given if the Borrower has not responded within ten Business Days after delivery of a written request therefor by the Administrative Agent; provided, further, that no consent of the Borrower shall be required for any assignment by either Arranger (or any Affiliate thereof) pursuant to the initial syndication of the Term Loans; and

(ii) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(b) Assignments shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loans, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million, unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds being treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;

(ii) the assignee or assigning Lender to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(iii) the Assignee, if it shall not be a Lender, shall deliver to (x) the Administrative Agent an Administrative Questionnaire and (y) the Administrative Agent and the Borrower any tax forms required to be delivered pursuant to Section 2.14 and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act; and

(iv) the assignor shall deliver to the Administrative Agent any Note issued to it with respect to the assigned Term Loan.

For the purposes of this Section 10.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(c) Subject to acceptance and recording thereof pursuant to paragraph (2)(e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such Assignment and Acceptance). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (4) of this Section 10.04 to the extent such participation would be permitted by such Section 10.04(4).

(d) The Administrative Agent, acting for this purpose as the Administrative Agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount (and stated interest with respect thereto) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (solely with respect to such Lender’s Term Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, any Note outstanding with respect to the assigned Term Loan, the processing and recordation fee referred to in paragraph (2)(b)(ii) of this Section 10.04 and any written consent to such assignment required by paragraph (2) of this Section 10.04, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register (the “Recordation Date”).

No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (2)(e).

(3) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

(a) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim;

(b) except as set forth in clause (a) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Restricted Subsidiary or the performance or observance by Holdings, the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;

(c) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance;

(d) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Required Financial Statements delivered pursuant to Section 5.04, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(e) the Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(f) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and

(g) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(4) (a) Any Lender may, without the consent of the Administrative Agent or, subject to Section 10.04(8), the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided that

(i) such Lender’s obligations under this Agreement shall remain unchanged;

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and

(iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(iv) Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to ap-

prove any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (A) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(1)(a) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 10.08(2) and (2) directly affects such Participant and (B) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (4)(b) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section 10.04, provided that such Participant agrees to be subject to the provisions of Sections 2.16(2) as if it were an assignee pursuant to paragraph (2) of this Section 10.04. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(2) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.15(3) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b) A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent the entitlement to a greater payment results from a Change in Law occurring after the sale of the participation to such Participant.

(5) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(6) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender reasonably requiring Notes to facilitate transactions of the type described in paragraph (5) of this Section 10.04.

(7) If the Borrower wishes to replace the Term Loans with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Term Loans to be replaced, to (a) require the Lenders to assign such Term Loans to the Administrative Agent or its designees and (b) amend the terms thereof in accordance with Section 10.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.08(4)). Pursuant to any such assignment, all Term Loans to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Term Loans were being optionally prepaid, and for the avoidance of doubt, subject to Section 2.21), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.05(2). By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Term Loans pursuant to the terms of the form of Assignment and Acceptance attached hereto as

Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (7) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(8) (a) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Assignee that becomes a Disqualified Institution after the applicable Recordation Date, (x) such Assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such Assignee will not by itself result in such Assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (8)(a) shall not be void, but the other provisions of this clause (8) shall apply.

(b) If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (a) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) [reserved.], (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such Term Loans and (z) the market price of such Term Loans (as reasonably determined by the Borrower), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.04), all of its interest, rights and obligations under this Agreement to one or more Assignees at the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations and (z) the market price of such Term Loans (as reasonably determined by the Borrower), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(c) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Plan of Reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(d) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions to each Lender or bona fide prospective Lender (as reasonably determined by the Administrative Agent) requesting the same; provided that the Lenders shall not be restricted from participating their obligations in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loans owing to it) to Disqualified Institutions if the Borrower has not posted the list of Disqualified Institutions to the Platform.

(9) Notwithstanding anything to the contrary contained herein, no Non-Debt Fund Affiliate shall have any right to:

(a) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of Holdings or the Borrower are not then present;

(b) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to this Agreement); or

(c) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents in the absence, with respect to any such Person, of the gross negligence, bad faith (including a material breach of obligations under the Loan Documents) or willful misconduct by such Person and its Related Parties (as determined by a court of competent jurisdiction by final and non-appealable judgment).

(10) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Person who, after giving effect to such assignment, would be an Affiliated Lender; provided that:

(a) such assignment shall be made pursuant to (i) an open market purchase (including, for the avoidance of doubt, any purchase made during the initial syndication of the Term Loans) on a non-pro rata basis or (ii) a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis;

(b) in the case of an assignment to a Non-Debt Fund Affiliate, the assigning Lender and such Non-Debt Fund Affiliate purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E (a “Non-Debt Fund Affiliate Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(c) in the case of an assignment to a Non-Debt Fund Affiliate, at the time of such assignment and after giving effect to such assignment, Non-Debt Fund Affiliates shall not, in the aggregate, hold Term Loans (and participating interests in Term Loans) with an aggregate principal amount in excess of 30.0% of the principal amount of all Term Loans (including, for the avoidance of doubt, any Incremental Term Loans, Other Term Loans or Extended Term Loans, if any) then outstanding;

(d) in the case of an assignment to a Non-Debt Fund Affiliate, each Non-Debt Fund Affiliate shall at the time of such assignment of such Term Loans held by it, either (i) make a No MNPI Representation or (ii) if it is not able to make the No MNPI Representation, inform the assignor and the assignor will deliver to such Non-Debt Fund Affiliate customary written assurance that it is a sophisticated investors and is willing to proceed with the assignment; and

(e) in the case of an assignment to a Non-Debt Fund Affiliate, if such Non-Debt Fund Affiliate subsequently assigns the Term Loans acquired by it in accordance with this Section 10.04(10), such Non-Debt Fund Affiliate shall at the time of such assignment of such Term Loans held by it, either (i) affirm the No MNPI Representation or (ii) if it is not able to affirm the No MNPI Representation, inform the assignee and the assignee will deliver to such Non-Debt Fund Affiliate customary written assurance that it is a sophisticated investors and is willing to proceed with the assignment.

(11) To the extent not previously disclosed to the Administrative Agent, the Borrower shall, upon reasonable request of the Administrative Agent (but not more frequently than once per calendar quarter), report to the

Administrative Agent the amount and Class of Term Loans held by Non-Debt Fund Affiliates and the identity of such holders. Notwithstanding the foregoing, any Affiliated Lender shall be permitted to contribute any Term Loan so assigned to such Affiliated Lender pursuant to this Section 10.04(11) to Holdings or any of the Restricted Subsidiaries for purposes of cancellation, which contribution may be made, subject to Section 6.07, in exchange for Equity Interests (other than Disqualified Stock) of any Parent Entity or Indebtedness of the Borrower to the extent such Indebtedness is permitted to be incurred pursuant to Section 6.01 at such time; provided that any Term Loans so contributed shall be automatically and permanently canceled upon the effectiveness of such contribution and will thereafter no longer be outstanding for any purpose hereunder.

(12) Notwithstanding anything in Section 10.04 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have:

(a) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom;

(b) otherwise acted on any matter related to any Loan Document; or

(c) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document (collectively, “Required Lender Consent Items”):

(i) a Non-Debt Fund Affiliate shall be deemed to have voted its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Non-Debt Fund Affiliates, unless such Required Lender Consent Item requires the consent of each Lender or each affected Lender or the result of such Required Lender Consent Item would reasonably be expected to deprive such Non-Debt Fund Affiliate of its pro rata share (compared to Lenders which are not Non-Debt Fund Affiliates) of any payments to which such Non-Debt Fund Affiliate is entitled under the Loan Documents without such Non-Debt Fund Affiliate providing its consent or such Non-Debt Fund Affiliate is otherwise adversely affected thereby compared to Lenders which are not Non-Debt Fund Affiliates (in which case for purposes of such vote such Non-Debt Fund Affiliate shall have the same voting rights as other Lenders which are not Non-Debt Fund Affiliates); and

(ii) Term Loans held by Debt Fund Affiliates may not account for more than 49.9% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.04.

(13) Additionally, the Loan Parties and each Non-Debt Fund Affiliate hereby agree that, and each Non-Debt Fund Affiliate Assignment and Acceptance by a Non-Debt Fund Affiliate shall provide a confirmation that, if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations or claims held by such Non-Debt Fund Affiliate in a manner that is less favorable to such Non-Debt Fund Affiliate than the proposed treatment of the Term Loans or claims held by Lenders that are not Affiliates of the Borrower.

(14) Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party; provided that:

(a) the assigning Lender and the Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent a Non-Debt Fund Affiliate Assignment and Acceptance in lieu of an Assignment and Acceptance;

(b) such assignment shall be made pursuant to (i) an open market purchase on a non-pro rata basis or (ii) a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis;

(c) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(d)	at the time of and immediately after giving effect to any such purchase, no Event of Default shall exist;

(e) the applicable Purchasing Borrower Party shall at each of the time of its execution of a written trade confirmation in respect of, and at the time of consummation of, such assignment, either (i) make a No MNPI Representation or (ii) if it is not able to make the No MNPI Representation, inform the assignor and the assignor will deliver to such Non-Debt Fund Affiliate customary written assurance that it is a sophisticated investors and is willing to proceed with the assignment;

(f) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 10.04(14); and

(g) no proceeds from revolving loans under the ABL Credit Agreement shall be used to fund any such purchases.

SECTION 10.05. Expenses; Indemnity.

(1) If the Transactions are consummated and the Closing Date occurs, the Borrower agrees to pay all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent and the Arrangers in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent (and, in the case of enforcement of this Agreement, each Lender) in connection with the syndication of the Term Facility, preparation, execution and delivery, amendment, modification, waiver or enforcement of this Agreement (including expenses incurred in connection with due diligence (including third party expenses) and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower or provided for in this Agreement) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable, documented and invoiced fees, charges and disbursements of a single counsel for the Administrative Agent and the Arrangers, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, one additional firm of counsel for the Administrative Agent and the Arrangers and, in the case of enforcement of this Agreement, the Lenders.

(2) The Borrower agrees to indemnify the Administrative Agent, each Arranger, each Lender, each of their respective Affiliates and each of their respective directors, officers, employees, agents, advisors, controlling Persons, equityholders, partners, members and other representatives and each of their respective successors and permitted assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable and documented legal fees of a single firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of an additional counsel for each group of affected Indemnitees similarly situated, taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(a) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby;

(b) the use of the proceeds of the Term Loans; or

(c) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their Restricted Subsidiaries or Affiliates or creditors;

provided that no Indemnitee will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it (i) has been determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (B) a material breach of the obligations of such Indemnitee under the Loan Documents or (ii) relates to any proceeding between or among Indemnitees other than (A) claims against the Administrative Agent or any Arranger or their respective Affiliates, in each case, in their capacity or in fulfilling their role as the agent or arranger, syndication agent or documentation agent or any other similar role under the Term Facility (excluding their role as a Lender) to the extent such Persons are otherwise entitled to receive indemnification under this paragraph (2) or (B) claims arising out of any act or omission on the part of Holdings, the Borrower or their Affiliates.

(3) Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses claims, damages, liabilities and related expenses, including reasonable, documented and invoiced fees, charges and disbursements of one firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all Indemnitees taken as a whole) and reasonable, documented and invoiced consultant fees, in each case, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of any claim related in any way to Environmental Laws and the Borrower or any of the Restricted Subsidiaries, or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property for which the Borrower or any Restricted Subsidiaries would reasonably be expected to be held liable under Environmental Laws; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(4) Any indemnification or payments required by the Loan Parties under this Section 10.05 shall not apply with respect to (a) Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim or (b) Taxes that are duplicative of any indemnification or payments required by the Loan Parties under Section 2.14.

(5) To the fullest extent permitted by applicable law, Holdings and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(6) The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

SECTION 10.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of Holdings or any Subsidiary Loan Party against any of and all the Obligations of Holdings or any Subsidiary Loan Party now or hereafter existing un-

der this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the Obligations may be unmatured. The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may be exercised only at the direction of the Administrative Agent or the Required Lenders.

SECTION 10.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 10.08. Waivers; Amendment.

(1) No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (2) of this Section 10.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(2) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except

(a) as provided in Sections 2.18, 2.19 and 2.20;

(b) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders and acknowledged by the Administrative Agent; and

(c) in the case of any other Loan Document, as set forth in such Loan Document or, if not set forth therein, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent;

provided, however, that except as provided in Section 2.18, 2.19 and 2.20, no such agreement shall:

(i) decrease, forgive, waive or excuse the principal amount of, or any interest on, or extend the final maturity of, or decrease the rate of interest on, any Term Loan beyond the Maturity Date, without the prior written consent of each Lender directly affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender);

(ii) increase or extend the Commitment of any Lender or decrease, forgive, waive or excuse the fees of any Agent without the prior written consent of such Lender or Agent (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender);

(iii) extend or waive any date on which payment of principal or interest on any Term Loan or any Fee is due, without the prior written consent of each Lender adversely affected there-

by (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender);

(iv) amend the provisions of Section 2.15(2) or (3) of this Agreement, Section 5.02 of the Security Agreement, Section 4.3 of the Intercreditor Agreement or any analogous provision of any other Loan Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(v) amend or modify the provisions of this Section 10.08 or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans are included on the Closing Date); or

(vi) release all or substantially all of the Collateral (or subordinate the Liens in favor of the Administrative Agent on all or substantially all of the Collateral including by altering the definition of “Term Priority Collateral” in the Intercreditor Agreement), unless pursuant to a transaction permitted by this Agreement, or release any of Holdings, the Borrower or any of the other Subsidiary Loan Parties from their respective Guarantees under the Guaranty Agreement, unless, in the case of a Subsidiary Loan Party (other than the Borrower), all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;

provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(3) Without the consent of the Administrative Agent or any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(4) This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(5) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower may enter into Incremental Facility Amendments in accordance with Section 2.18, Refinancing Amendments in accordance with Section 2.19, Extension Amendments in accordance with Section 2.20 and Refinancing Amendments, and such Incremental Facility Amendments, Extension Amendments and Refinancing Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

(6) Notwithstanding the foregoing, any amendment or waiver that by its terms affects the rights or duties of Lenders holding Term Loans or Commitments of a particular Class (but not the rights or duties of Lenders holdings Term Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders.

(7) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Facilities on substantially the same basis as the Term Loans, as applicable.

Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation. In no event will the total interest received by any Lender exceed the amount which it could lawfully have received and any such excess amount received by any Lender will be applied to reduce the principal balance of the Term Loans or to other amounts (other than interest) payable hereunder to such Lender, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining will be paid to the Borrower.

SECTION 10.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.03. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tiff”) shall be as effective as delivery of a manually signed original.

SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15. Jurisdiction; Consent to Service of Process.

(1) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, Borough of Manhattan and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(2) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 10.16. Confidentiality. Each of the Lenders and each of the Agents agrees (and agrees to cause each of its Affiliates) to use all information provided to it by or on behalf of Holdings, the Borrower or its Restricted Subsidiaries under the Loan Documents or otherwise in connection with the Transactions solely for the purposes of the transactions contemplated by this Agreement and the other Loan Documents and shall not publish, disclose or otherwise divulge such information, other than information that:

(1) has become generally available to the public other than as a result of a disclosure by such party;

(2) has been independently developed by such Lender or the Administrative Agent without violating this Section 10.16; or

(3) was available to such Lender or the Administrative Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party);

(4) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Term Loans on behalf of such Lender or any numbering, administration or settlement service providers (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except:

(a) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, in which case such Person agrees, to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure;

(b) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or any bank accountants or bank regulatory authority exercising examination or regulatory authority, in which case (except with respect to any audit or examination conducted by any such bank accountant or bank regulatory authority) such Person agrees, to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure;

(c) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16);

(d) in order to enforce its rights under any Loan Document in a legal proceeding;

(e) to any pledgee or assignee under Section 10.04(5) or any other prospective or actual Assignee of, or prospective or actual Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16); and

(f) to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16).

(g) Notwithstanding the foregoing, no such information (other than the fact that such Disqualified Institution is a Disqualified Institution) shall be disclosed to a Disqualified Institution that constitutes a Disqualified Institution at the time of such disclosure without the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

SECTION 10.17. Platform; Borrower Materials. The Borrower hereby acknowledges that (1) the Administrative Agent or the Arrangers will make available to the Lenders materials or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intra-Links or another similar electronic system (the “Platform”), and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that

(a) all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof;

(b) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws;

(c) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and

(d) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent that any such document contains MNPI: (1) the Loan Documents, (2) any notification of changes in the terms of the Term Loans, (3) any notification of the identity of Disqualified Institutions and (4) all information delivered pursuant to clauses (1), (2) and (3) of Section 5.04.

SECTION 10.18. Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Loan Party (other than Equity Interests of the Borrower) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents, at the request of the Borrower, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense in connection with such release of any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party (other than the Borrower) in a transaction permitted by the Loan Documents (including through merger, consolidation, amalgamation or otherwise) and as a result of which such Subsidiary Loan Party would cease to be a Restricted Subsidiary, such Subsidiary Loan Party’s obligations under each of the Security Agreement and Guaranty Agreement shall be automatically terminated and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) and at the Borrower’s expense take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower to terminate such Subsidiary Loan Party’s obligations under each of the Security Agreement and Guaranty Agreement. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than Obligations in respect of (i) Specified Hedge Agreements and Cash Management Obligations that are not then due and payable and (ii) contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are paid in full and the Commitments are terminated.

SECTION 10.19. USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 10.20. Security Documents and Intercreditor Agreement.

(a) The parties hereto acknowledge and agree that any provision of any Loan Document to the contrary notwithstanding, prior to the discharge in full of all ABL Claims, the Loan Parties shall not be required to act or refrain from acting under any Security Document with respect to the ABL Priority Collateral in any manner that would result in a “Default” or “Event of Default” (as defined in any ABL Loan Document) under the terms and provisions of the ABL Loan Documents. Each Lender hereunder:

(1) consents to the subordination of Liens provided for in the Intercreditor Agreement;

(2) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement; and

(3) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as on behalf of such Lender.

The foregoing provisions are intended as an inducement to the lenders under the ABL Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

(b) The parties hereto authorize the Administrative Agent to enter into any First Lien Intercreditor Agreement, Pari Passu Intercreditor Agreement, Junior Lien Intercreditor Agreement or Intercreditor Agreement each in the form attached hereto or in such other form as may be satisfactory to the Administrative Agent. The Administrative Agent may from time to time enter into a modification of the Intercreditor Agreement, any Pari Passu Intercreditor Agreement or any Junior Lien Intercreditor Agreement, as the case may be, so long as the Administrative Agent reasonably determines that such modification is consistent with the terms of this Agreement.

SECTION 10.21. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and the Borrower acknowledge and agree that: (1) (a) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between Holdings and the Borrower, on the one hand, and the Agents and the Arrangers, on the other hand; (b) the Borrower and Holdings have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate; and (c) the Borrower and Holdings are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (2) (a) each Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any other Person and (b) none of the Agents or Arrangers has any obligation to the Borrower, Holdings or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (3) the Agents, each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Agents or any Arranger has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.22. Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Term Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

SECTION 10.23. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(1) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(2) the effects of any Bail-In Action on any such liability, including, if applicable:

(a) a reduction in full or in part or cancellation of any such liability;

(b) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BJ’S WHOLESALE CLUB, INC., as the Borrower

By:	/s/ Christopher J. Baldwin
Name: Christopher J. Baldwin
Title: President, Chief Executive Officer

BEACON HOLDING INC., as Holdings

By:	/s/ Christopher J. Baldwin
Name: Christopher J. Baldwin
Title: President

JEFFERIES FINANCE LLC, as Administrative Agent, Collateral Agent and Lender

By:	/s/ Brian Buoye
Name: Brian Buoye
Title: Managing Director

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Loan Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exh. A-1

2.	Assignee[s]:

3.	Borrower: BJ’S WHOLESALE CLUB, INC., a Delaware corporation (the “Borrower”),

4.	Administrative Agent: JEFFERIES FINANCE LLC, as the Administrative Agent under the Credit Agreement.

5.	Credit Agreement: Second Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, BEACON HOLDING INC., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment / Term Loans for all Lenders[8]	Amount of Commitment / Term Loans Assigned[9]	Percentage Assigned of Commitment /Term Loans[10]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ][11]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in appropriate terminology for each applicable type of facility under the Credit Agreement that is being assigned under this Assignment, i.e., “Initial Term Loans,” “Extended Term Loans,” “Incremental Term Loans” or “Other Term Loans.”
[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Subject to minimum amount requirements pursuant to Section 10.04(2) of the Credit Agreement.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Term Loans of all Lenders thereunder.
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exh. A-2

EXHIBIT A

Effective Date:                             , 20        [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Name:
Title:

[Consented to and][12] Accepted:

JEFFERIES FINANCE LLC, as
Administrative Agent

By:

Name:
Title:

[Consented to:][13]

BJ’S WHOLESALE CLUB, INC., as Borrower

By:

Name:
Title:

[12]	To the extent required under Section 10.04(2) of the Credit Agreement.
[13]	To the extent required under Section 10.04(2) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

Reference is made to the Second Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among BJ’S WHOLESALE CLUB, INC., a Delaware corporation, as the Borrower, BEACON HOLDING INC., a Delaware corporation, as Holdings, the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Defaulting Lender or Disqualified Institution, (iii) it meets all the requirements to be a Lender under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.04(2) of the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent, Collateral Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (viii) if it is a Foreign Lender, attached hereto is any

1

documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms of the Credit Agreement, together with such powers as are reasonably incidental thereto.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or electronically shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

2

EXHIBIT B

[FORM OF]

SOLVENCY CERTIFICATE

of

THE BORROWER

AND ITS SUBSIDIARIES

Pursuant to (i) Section 4.01(6) of the First Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “First Lien Term Loan Credit Agreement”), among BJ’S WHOLESALE CLUB, INC., a Delaware corporation (the “Borrower”), BEACON HOLDING INC., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time and NOMURA CORPORATE FUNDING AMERICAS, LLC, as Administrative Agent and as Collateral Agent and (ii) Section 4.01(6) of the Second Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Second Lien Term Loan Credit Agreement” and together with the First Lien Term Loan Credit Agreement, the “Credit Agreements”), among the Borrower, Holdings, the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] of BJ’S WHOLESALE CLUB, INC., and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Term Loans under each Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities (subordinated, contingent or otherwise);

b.	The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities (subordinated, contingent or otherwise) as such debts and other liabilities become absolute and matured;

c.	The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (subordinated, contingent or otherwise) as such liabilities become absolute and matured; and

d.	The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the applicable Credit Agreement.

Exh. B-1

[Signature Page Follows]

Exh. B-2

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as [chief financial officer] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

BJ’S WHOLESALE CLUB, INC.

By:
Name:
Title:

EXHIBIT C

[FORM OF]

BORROWING REQUEST

To:	JEFFERIES FINANCE LLC,

as Administrative Agent for

the Lenders referred to below

[                    ], 2017

Ladies and Gentlemen:

Reference is made to the Second Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among initially BJ’S WHOLESALE CLUB, INC., a Delaware corporation (the “Borrower”), BEACON HOLDING INC., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing

(which	shall be a Business Day)

(B)	Principal Amount of Borrowing

(C)	Type of Borrowing[14]

(D)	Interest Period and the last day thereof[15]

(in	the case of a Eurocurrency Borrowing)

(E)	Account Number and Location

[14]	Specify an ABR Borrowing or a Eurocurrency Borrowing.
[15]	The initial Interest Period applicable to a Eurocurrency Borrowing shall be subject to the definition of “Interest Period.”

Exh. C-1

BJ’S WHOLESALE CLUB, INC

By:
Name:
Title:

EXHIBIT D

[FORM OF]

INTEREST ELECTION REQUEST

To:	JEFFERIES FINANCE LLC,

      as Administrative Agent for the Lenders referred to below

[•], 20[•]1

Ladies and Gentlemen:

Reference is made to the Second Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among BJ’S WHOLESALE CLUB, INC., a Delaware corporation (the “Borrower”), BEACON HOLDING INC., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

This notice constitutes a notice of conversion or notice of continuation, as applicable, under Section 2.04 of the Credit Agreement, and the Borrower hereby irrevocably notifies the Administrative Agent of the following information with respect to the conversion or continuation requested hereby:

a. The Borrowing to which this Interest Election Request applies2 is [•];

b. The effective date of the election (which shall be a Business Day) made pursuant to this Interest Election Request is [•], 20[•];

c. The resulting Borrowing is to be [an ABR Borrowing][a Eurocurrency Borrowing][; and]

[d. The Interest Period applicable to the resulting Borrowing after giving effect to such election is [•]3].

[Remainder of Page Intentionally Left Blank]

[1]	Administrative Agent must be notified as indicated in Section 2.04 of the Credit Agreement in the case of an election to convert to or continue a Eurocurrency Borrowing election, not later than 2:00 p.m. New York City time, three Business Days before the effective date of such election or, in the case of an election to convert to an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day prior to such election (provided that, to make an election to convert any Eurocurrency Borrowing to an ABR Borrowing prior to the end of the effective Interest Period of such Eurocurrency Borrowing, the Borrower must notify the Administrative Agent not later than 2:00 p.m., two Business Days before the effective date of such election).
[2]	If different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (d) below shall be specified for each resulting Borrowing).
[3]	Include this clause (d) if the resulting Borrowing is a Eurocurrency Borrowing. In the case of a Eurocurrency Borrowing that does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Exh. D-1

BJ’S WHOLESALE CLUB, INC.

By:
Name:
Title:

EXHIBIT E

[FORM OF]

NON-DEBT FUND AFFILIATE ASSIGNMENT AND ACCEPTANCE

This Non-Debt Fund Affiliate Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Loan Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exh. E-1

2.	Assignee[s]:

[and is a Non-Debt Fund Affiliate/Purchasing Borrower Party5]

3.	Borrower: BJ’S WHOLESALE CLUB, INC., a Delaware corporation (the “Borrower”)

4.	Administrative Agent: JEFFERIES FINANCE LLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Second Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, BEACON HOLDING INC., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent.

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment / Term Loans for all Lenders[9]	Amount of Commitment / Term Loans Assigned[10]	Percentage Assigned of Commitment /Term Loans[11]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ][12]

[5]	Select as applicable.
[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in appropriate terminology for each applicable type of facility under the Credit Agreement that is being assigned under this Assignment, i.e., “Initial Term Loans,” “Extended Term Loans,” “Incremental Term Loans” or “Other Term Loans.”
[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Subject to minimum amount requirements pursuant to Section 10.04(2) of the Credit Agreement.
[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exh. E-2

EXHIBIT E

Effective Date:                             ,    20          [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Name:
Title:

[Consented to and][1] Accepted:

JEFFERIES FINANCE LLC, as Administrative Agent

By:

Name:
Title:

[Consented to:][2]

BJ’S WHOLESALE CLUB, INC., as Borrower

By:

Name:
Title:

[1]	To the extent required under Section 10.04(2) of the Credit Agreement.
[2]	To the extent required under Section 10.04(2) of the Credit Agreement.

EXHIBIT E

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

Reference is made to the Second Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among BJ’S WHOLESALE CLUB, INC., a Delaware corporation (the “Borrower”), BEACON HOLDING INC., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent.

STANDARD TERMS AND CONDITIONS FOR

NON-DEBT FUND AFFILIATE ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is a [Non-Debt Fund Affiliate][Purchasing Borrower Party] pursuant to Section [10.04(10)][10.04(14)] of the Credit Agreement, (iii) it meets all the requirements to be a Lender under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.04(2) of the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent, Collateral Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned

1

Interest, and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms of the Credit Agreement, together with such powers as are reasonably incidental thereto.

1.3. [Non-Debt Fund Affiliate.

(a) [As of the Effective Date, the Assignee affirms [the No MNPI Representation][that it is a sophisticated investor and is willing to proceed with the assignment set forth in this Assignment and Acceptance]1.]2

The Assignee consents to the provisions of Section 10.04 of the Credit Agreement that apply to a Non-Debt Fund Affiliate in its capacity as a Lender with respect to the Assigned Interest.

[(b) As of the Effective Date, the Assignor affirms [the No MNPI Representation][that it is a sophisticated investor and is willing to proceed with the assignment set forth in this Assignment and Acceptance.]3]4

[Purchasing Borrower Party. The Assignee [affirms the No MNPI Representation as of the Effective Date and further]5 represents and warrants that immediately after giving effect to this Assignment and Acceptance, no Event of Default will exist. The Assignee consents to the provisions of the Credit Agreement that apply to the purchase by or assignment to a Purchasing Borrower Party of Term Loans included in the Assigned Interest.]

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which

[1]	Select applicable bracketed text.
[2]	To be included only if required pursuant to Section 10.04(10)(d) of the Credit Agreement.
[3]	Select applicable bracketed text.
[4]	Applicable to Non-Debt Fund Affiliates only if required pursuant to Section 10.04(10)(d) of the Credit Agreement. Clause (a) applies to Non-Debt Fund Affiliates that are Assignees. Clause (b) applies to Non-Debt Fund Affiliates that are Assignors.
[5]	To be included only if required pursuant to Section 10.04(14)(e) of the Credit Agreement.

2

together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or electronically shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

3

EXHIBIT F

EXHIBIT F-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among BJ’S WHOLESALE CLUB, INC., a Delaware corporation (the “Borrower”), BEACON HOLDING INC., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.14(5)(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	, 20[ ]

Exh. F-1

EXHIBIT F-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among BJ’S WHOLESALE CLUB, INC., a Delaware corporation (the “Borrower”), BEACON HOLDING INC., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent.

Pursuant to the provisions of Section 2.14(5)(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

Exh. F-2

EXHIBIT F-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among BJ’S WHOLESALE CLUB, INC., a Delaware corporation (the “Borrower”), BEACON HOLDING INC., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.14(5)(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

Exh. F-3

EXHIBIT F-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among BJ’S WHOLESALE CLUB, INC., a Delaware corporation (the “Borrower”), BEACON HOLDING INC., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.14(5)(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exh. F-4

[NAME OF LENDER]

By:
Name:
Title:

Date:	__, 20[ ]

EXHIBIT G

[FORM OF]

TERM NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
,20

FOR VALUE RECEIVED, the undersigned, BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to             (the “Lender”) or its registered assigns at the Payment Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a)             DOLLARS ($            ), or, if less, (b) the unpaid principal amount of the Term Loans made by the Lender. The principal amount shall be paid in the amounts and on the dates specified in Section 2.06 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.10 of the Credit Agreement.

The holder of this Note is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurocurrency Loans, the length of each Interest Period with respect thereto. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of the Term Loan.

This Note (a) is one of the Notes referred to in the Second Lien Term Loan Credit Agreement dated as of February 3, 2017 (as amended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Beacon Holding Inc., a Delaware corporation, the Lender, the other Lenders party thereto, Jefferies Finance LLC, as Administrative Agent and as Collateral Agent, and the other parties thereto, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Exh. I-1

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, in each case, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 10.04 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

I-2

BJ’S WHOLESALE CLUB, INC.

By:
Name:
Title:

Schedule A to

Initial Term Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurocurrency Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Sch. A-1

EXHIBIT G

Schedule B to

Initial Term Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EUROCURRENCY LOANS

Date	Amount of Eurocurrency Loans	Amount Converted to Eurocurrency Loans	Interest Period and Adjusted LIBO Rate with Respect Thereto	Amount of Principal of Eurocurrency Loans Repaid	Amount of Eurocurrency Loans Converted to ABR Loans	Unpaid Principal Balance of Eurocurrency Loans	Notation Made By

Sch. B-1

EXHIBIT H

[FORM OF]

NOTICE OF PREPAYMENT

Date: [                    ,             ]

To:	Jefferies Finance LLC, as Administrative Agent

Ladies	and Gentlemen:

Reference is made to that certain Second Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, restated, extended, supplemented and/or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto, and Jefferies Finance LLC, as Administrative Agent and as Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Borrower hereby notifies the Administrative Agent that on                     1 pursuant to the terms of Section 2.07 of the Agreement, the Borrower intends to prepay the following Loans as more specifically set forth below:

☐ Optional prepayment of [Initial Term Loans][other Term Loans of any Class] in the following amount(s) :

☐ ABR Loans: $                        2

☐ Eurocurrency Loans: $                        3

Applicable Interest Period:

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[This notice is conditioned upon the [refinancing of all or a portion of the [Initial Term Loans][other Term Loans of any Class]] [the consummation of any other transaction permitted by the Credit Agreement] and shall be revocable by the Borrower if such refinancing or transaction is not consummated.]4

[1]	Specify date of such prepayment.
[2]	Any prepayment of ABR Loans shall be in an aggregate principal amount that is an integral multiple of $1.0 million and not less than $5.0 million, or, if less, the amount outstanding.
[3]	Any prepayment of Eurocurrency Loans shall be in in an aggregate principal amount that is an integral multiple of $1.0 million and not less than $5.0 million, or, if less, the amount outstanding.
[4]	Include if applicable.

J-1

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

J-2

EXHIBIT H

BJ’S WHOLESALE CLUB, INC.

By:
Name:
Title:

EXHIBIT I

[FORM OF]

SECOND LIEN LIMITED RECOURSE GUARANTY

[FORM OF] SECOND LIEN TERM LIMITED RECOURSE GUARANTY

dated as of

                     , 2017

among

[RESTRICTED SUBSIDIARY],

as Limited Guarantor,

and

JEFFERIES FINANCE LLC,

as Administrative Agent

Table of Contents

			Page
ARTICLE I Definitions			1

Section	1.01	Second Lien Credit Agreement Definitions	1
Section	1.02	Other Defined Terms	1

ARTICLE II Limited Guarantee			2

Section	2.01	Limited Guarantee	2
Section	2.02	Guarantee of Payment; Limited Recourse	2
Section	2.03	No Limitations	3
Section	2.04	Reinstatement	4
Section	2.05	Agreement To Pay; Subrogation	4
Section	2.06	Information	5

ARTICLE III Indemnity, Subrogation and Subordination			5

ARTICLE IV Miscellaneous			5

Section	4.01	Notices	5
Section	4.02	Waivers; Amendment	5
Section	4.03	Administrative Agent’s Fees and Expenses; Indemnification	6
Section	4.04	Successors and Assigns	8
Section	4.05	Survival of Agreement	8
Section	4.06	Counterparts; Effectiveness; Several Agreement	8
Section	4.07	Severability	8
Section	4.08	GOVERNING LAW, ETC.	9
Section	4.09	WAIVER OF RIGHT TO TRIAL BY JURY	9
Section	4.10	Headings	10
Section	4.11	Obligations Absolute	10
Section	4.12	Termination or Release	10
Section	4.13	Recourse; Limited Obligations	11
Section	4.14	Intercreditor Agreement	11
Section	4.15	Keepwell	11

(i)

This SECOND LIEN TERM LIMITED RECOURSE GUARANTY, dated as of                          , 20[    ], is made by [RESTRICTED SUBSIDIARY], a [                            ] (“Limited Guarantor”), for the benefit of JEFFERIES FINANCE LLC, as Administrative Agent for the Secured Parties (as defined below).

Reference is made to the Second Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, extended, supplemented, amended and restated and/or otherwise modified from time to time, the “Second Lien Credit Agreement”), by and among BEACON HOLDINGS INC., a Delaware corporation (“Holdings”), BJ’S WHOLESALE CLUB, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and JEFFERIES FINANCE LLC, as Administrative Agent and Collateral Agent for the Lenders.

The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Second Lien Credit Agreement. Limited Guarantor is an Affiliate of the Borrower and will derive substantial direct and indirect benefits from the extensions of credit to the Borrower pursuant to the Second Lien Credit Agreement and is willing to execute and deliver this Agreement in order to have induced the Lenders to extend such credit. The Intercreditor Agreement governs the relative rights and priorities of the First Lien Term Secured Parties (as defined in the Intercreditor Agreement), the Second Lien Term Secured Parties (as defined in the Intercreditor Agreement) and the ABL Secured Parties (as defined in the Intercreditor Agreement) in respect of the Term Priority Collateral (as defined in the Intercreditor Agreement) and the ABL Priority Collateral (as defined in the Intercreditor Agreement) and with respect to certain other matters as described therein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Second Lien Credit Agreement Definitions. (a) Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in Section 1.01 of the Second Lien Credit Agreement.

(b) The rules of construction specified in Sections 1.02 through 1.08 (inclusive) of the Second Lien Credit Agreement also apply to this Agreement.

Section 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” means this Second Lien Term Limited Recourse Guaranty, as amended, restated, supplement and/or otherwise modified from time to time.

“Second Lien Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Guaranteed Obligations” means, subject to Section 2.02 and Section 4.13 of this Agreement, the “Obligations” as defined in the Second Lien Credit Agreement.

1

“Guarantor” means any guarantor of the Guaranteed Obligations other than Limited Guarantor.

“Mortgage” means the [Second Lien Mortgage, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing dated as of the date hereof and made by Limited Guarantor to Collateral Agent for the benefit of the Secured Parties].

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party or Limited Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or Limited Recourse Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recourse Property” means the [“Mortgaged Property”] as defined in the Mortgage.

“Secured Parties” has the meaning provided in the Second Lien Credit Agreement.

ARTICLE II

Limited Guarantee

Section 2.01 Limited Guarantee. Subject to Section 2.02 and Section 4.13 of this Agreement, Limited Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with any Guarantor and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred under, arising out of or in connection with any Loan Document, Specified Hedge Agreements or Cash Management Services, and whether at maturity, by acceleration or otherwise. Limited Guarantor further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, Limited Guarantor, and that Limited Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation. Limited Guarantor waives promptness, presentment to, demand of payment from, and protest to, any Guarantor or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02 Guarantee of Payment; Limited Recourse. Limited Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any proceeding under Title 11 of the United States Code, as now constituted or hereinafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection. Notwithstanding the foregoing or anything to the

2

contrary contained herein, any recovery under this Agreement by the Administrative Agent or any other Secured Party shall be strictly limited to the Recourse Property for the payment of any of the Guaranteed Obligations. The obligations of Limited Guarantor hereunder are independent of the obligations of any Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against Limited Guarantor whether or not action is brought against any Guarantor or the Borrower and whether or not any Guarantor or the Borrower be joined in any such action or actions.

Section 2.03 No Limitations. (a) Except for termination or release of Limited Guarantor’s obligations hereunder as expressly provided in Section 4.12, to the fullest extent permitted by applicable law, the obligations of Limited Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law and except for termination or release of Limited Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04), the obligations of Limited Guarantor hereunder shall not be discharged, impaired or otherwise affected by (i) the failure of the Administrative Agent, any other Secured Party or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement; (iii) the release of, or any impairment of any security held by the Administrative Agent or any other Secured Party for the Guaranteed Obligations other than a release of the Mortgage; (iv) any default, failure or delay, wilful or otherwise, in the performance of the Guaranteed Obligations; (v) the failure to perfect any security interest in, or the release of, any of the Collateral other than the Mortgage held by or on behalf of the Administrative Agent or any other Secured Party other than the Mortgage; (vi) any change in the corporate existence, structure or ownership of any Loan Party, the lack of legal existence of the Borrower or any Guarantor or legal obligation to discharge any of the Guaranteed Obligations by the Borrower or any Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any Loan Party; (vii) the existence of any claim, set-off or other rights that Limited Guarantor may have at any time against the Borrower, the Administrative Agent, any other Secured Party or any other Person, whether in connection with the Second Lien Credit Agreement, the other Loan Documents or any unrelated transaction; (viii) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against Limited Guarantor ab initio or at any time after the Closing Date; or (ix) any other circumstance (including statute of limitations), any act or omission that may or might in any manner or to any extent vary the risk of Limited Guarantor or otherwise operate as a defense to, or discharge of, the Borrower, any Guarantor or surety as a matter of law or equity (in each case, other than the payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made)). Limited Guarantor expressly authorizes the applicable Secured Parties, to the extent permitted by the Mortgage, to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any

3

sale thereof in their sole discretion or to release or substitute any one or more guarantors or obligors upon or in respect of the Guaranteed Obligations all without affecting the obligations of Limited Guarantor hereunder. Anything contained in this Agreement to the contrary notwithstanding, the obligations of Limited Guarantor under this Agreement shall be limited by Section 2.02 and Section 4.13 hereof as well as to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

(b) To the fullest extent permitted by applicable law and except for termination or release of Limited Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04), Limited Guarantor waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any Guarantor, other than the payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made). The Administrative Agent and the other Secured Parties may in accordance with the terms of the Security Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any Guarantor or exercise any other right or remedy available to them against Limited Guarantor, without affecting or impairing in any way the liability of Limited Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash (excluding contingent obligations as to which no claim has been made). To the fullest extent permitted by applicable law, Limited Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of Limited Guarantor against the Borrower or any Guarantor, as the case may be, or any security. To the fullest extent permitted by applicable law, Limited Guarantor waives any and all suretyship defenses.

Section 2.04 Reinstatement. Notwithstanding anything to the contrary contained in this Agreement, Limited Guarantor agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower or any Guarantor or otherwise and (b) the provisions of this Section 2.04 shall survive the termination of this Agreement.

Section 2.05 Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against Limited Guarantor by virtue hereof, upon the failure of the Borrower, any Guarantor, or any Limited Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, Limited Guarantor hereby promises to the Administrative Agent and Secured Parties that Collateral Agent shall be able to exercise its rights with respect to the Recourse Property, with the proceeds thereof to be made available for distribution to the applicable Secured Parties

4

in the amount of such unpaid Guaranteed Obligation. Upon payment by Limited Guarantor of any sums to the Administrative Agent as provided above, all rights of Limited Guarantor against the Borrower or any Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

Section 2.06 Information. Limited Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that Limited Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise Limited Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Indemnity, Subrogation and Subordination

Upon exercise of the Administrative Agent’s rights in the Recourse Property in payment of any Guaranteed Obligations, all rights of Limited Guarantor against the Borrower or any Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made) and the termination of all Commitments to the Borrower under the Second Lien Credit Agreement. If any amount shall be paid to the Borrower or Limited Guarantor in violation of the foregoing restrictions on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Borrower or any Guarantor, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Second Lien Credit Agreement and the other Loan Documents.

ARTICLE IV

Miscellaneous

Section 4.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.01 of the Second Lien Credit Agreement. All communications and notice hereunder to Limited Guarantor shall be given in care of the Borrower.

Section 4.02 Waivers; Amendment. (a) No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges

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provided by law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Subject to the Intercreditor Agreement, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.08 of the Second Lien Credit Agreement.

Section 4.03 Administrative Agent’s Fees and Expenses; Indemnification. (a) Subject to Section 2.02 and Section 4.13 of this Agreement, Limited Guarantor, jointly with the other Guarantors and severally, agrees to reimburse the Administrative Agent for its fees and expenses incurred hereunder to the extent provided in Section 10.05(1) of the Second Lien Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “Limited Guarantor”.

(b) Subject to Section 2.02 and Section 4.13 of this Agreement, without limitation of the indemnification obligations under the other Loan Documents, but without duplication of amounts paid by the Borrower pursuant to Section 10.05 of the Second Lien Credit Agreement, Limited Guarantor, jointly with the other Guarantors and severally, agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, each Lender and the other Indemnitees against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of such Indemnitees (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of an actual conflict of interest where the Indemnitee affected by such conflict of interest informs the Borrower in writing of such conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (a) the execution, delivery, enforcement, performance or administration of this Agreement or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or the consummation of the transactions contemplated hereby (including the reliance in good faith by any Indemnitee on any notice purportedly given by or on behalf of the Borrower or Limited Guarantor), (b) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Limited Guarantor, or any Environmental Liability arising out of the activities or operations of Limited Guarantor, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Guarantor Indemnified Liabilities”); provided that such indemnity shall not, as to any

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Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (w) the gross negligence, bad faith, or willful misconduct of such Indemnitee or of any Related Party, (x) a material breach of any obligations under any Loan Document by such Indemnitee or of any Related Party as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) any dispute solely among Indemnitees or of any Related Party other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or an Arranger under the Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates or (z) any settlement entered into by any Indemnitee or of any Related Party of such Indemnitee in respect of any Guarantor Indemnified Liability, in each case, without each Guarantor’s (or the Borrower’s, on behalf of each Guarantor) prior written consent (such consent not to be unreasonably withheld or delayed), but, if such settlement occurs with Guarantor’s (or the Borrower’s on behalf of each Guarantor) written consent or if there is a final judgment for the plaintiff in any action or claim with respect to any of the foregoing, the Guarantor shall be liable for such settlement or for such final judgment. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 4.03(b) may be unenforceable in whole or in part because they are violative of any applicable law or public policy, Limited Guarantor shall jointly with the other Guarantors and severally contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Guarantor Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, except to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnitee or any Related Party (as determined by a final and non-appealable judgment of a court of competent jurisdiction), nor shall any Indemnitee, Limited Guarantor or any other Guarantor have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of Limited Guarantor or any other Guarantor, in respect of any such damages incurred or paid by an Indemnitee to a third party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 4.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Limited Guarantor or any other Guarantor, their respective directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. This Section 4.03(b) shall not apply to Taxes, Other Taxes, taxes covered by Section 2.12 of the Second Lien Credit Agreement or Excluded Taxes, except it shall apply to any taxes (other than taxes imposed on or measured by net income (however denominated, and including branch profits and similar taxes) and franchise or similar taxes) that represent losses, claims, damages, etc. arising from a non-tax claim (including a value added tax or similar tax charged with respect to the supply of legal or other services).

(c) Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations guaranteed hereby and secured by the Security Documents. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement, any other Loan Document, any Specified Hedge Agreement or any Cash Management Services agreement, the consummation of the transactions

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contemplated hereby, the repayment of any of the Guaranteed Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, any resignation of the Administrative Agent or the Collateral Agent or any document governing any of the Obligations arising under any Specified Hedge Agreements or any Cash Management Services, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 4.03 shall be payable within twenty (20) Business Days after written demand therefor.

Section 4.04 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Limited Guarantor or any Secured Party that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Limited Guarantor may not assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

Section 4.05 Survival of Agreement. All covenants, agreements, indemnities, representations and warranties made by Limited Guarantor in any Loan Document to which it is a party or in any certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document to which it is a party shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of any Loan Document to which it is a party and the making of any Loans, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Second Lien Credit Agreement or any Loan Document to which it is a party, and shall continue in full force and effect until this Agreement is terminated as provided in Section 4.12 hereof.

Section 4.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by Limited Guarantor and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of Limited Guarantor, the Administrative Agent, the other Secured Parties and their respective permitted successors and assigns, subject to Section 4.04 hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including in .pdf format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 4.07 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 4.08 GOVERNING LAW, ETC. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) LIMITED GUARANTOR AND ADMINISTRATIVE AGENT EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) LIMITED GUARANTOR AND ADMINISTRATIVE AGENT EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 4.09 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS

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AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 4.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 4.11 Obligations Absolute. All rights of the Administrative Agent and the other Secured Parties hereunder and all obligations of Limited Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Second Lien Credit Agreement, any other Loan Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Second Lien Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) subject only to termination or release of Limited Guarantor’s obligations hereunder in accordance with the terms of Section 4.12, but without prejudice to reinstatement rights under Section 2.04, any other circumstance that might otherwise constitute a defense available to, or a discharge of, Limited Guarantor in respect of the Guaranteed Obligations or this Agreement.

Section 4.12 Termination or Release. (a) This Agreement and the guarantee made herein shall terminate with respect to all Guaranteed Obligations when either of the following has occurred:

(1)(A) all Commitments have expired or been terminated and the Lenders have no further commitment to lend under the Second Lien Credit Agreement, and (B) all principal and interest in respect of each Term Loan and all other Guaranteed Obligations (other than (i) contingent indemnification obligations with respect to then unasserted claims and (ii) Guaranteed Obligations in respect of Obligations that may thereafter arise with respect to any Specified Hedge Agreement or any Cash Management Services agreement, in each case, not yet due and payable, unless the Administrative Agent has received written notice, at least two (2) Business Days prior to the proposed date of any such termination, stating that arrangements reasonably satisfactory to each applicable Qualified Counterparty or Cash Management Bank, as the case may be, in respect thereof have not been made) shall have been paid in full in cash, provided, however, that in connection with the termination of this Agreement under this subclause (1), the Administrative Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Guaranteed Obligations that may subsequently be reversed or revoked, and (y) any Obligations that may thereafter arise with respect to the Specified Hedge Agreements or Cash Management Obligations to the extent not provided for thereunder; or

(2) the Mortgage is released by Collateral Agent in accordance with the terms of the Second Lien Credit Agreement or the Mortgage.

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(b) Limited Guarantor shall automatically be released hereunder in the circumstances set forth in Section 10.18 of the Second Lien Credit Agreement, as though Limited Guarantor were a “Subsidiary Loan Party” and this Agreement were a “Guaranty Agreement” each as defined thereunder.

(c) In connection with any termination or release pursuant to clauses (a) or (b) above, the Administrative Agent shall promptly execute and deliver to Limited Guarantor, at Limited Guarantor’s expense, all documents that Limited Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 4.12 shall be without recourse to or warranty by the Administrative Agent.

(d) At any time that Limited Guarantor desires that the Administrative Agent take any of the actions described in immediately preceding clause (c), it shall, upon request of the Administrative Agent, deliver to the Administrative Agent an officer’s certificate certifying that the release of the respective Limited Guarantor is permitted pursuant to clause (a) or (b) above. The Administrative Agent shall have no liability whatsoever to any Secured Party as a result of any release of Limited Guarantor by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 4.12.

Section 4.13 Recourse; Limited Obligations. This Agreement is made with recourse limited only to the Recourse Property, and the proceeds thereof, and pursuant to and upon all the warranties, representations, covenants and agreements on the part of Limited Guarantor contained herein and otherwise in writing in connection herewith or therewith. It is the desire and intent of Limited Guarantor and each applicable Secured Party that this Agreement shall be enforced against Limited Guarantor subject to Section 2.02 and this Section 4.13 to the fullest extent permissible under applicable law applied in each jurisdiction in which enforcement is sought.

Section 4.14 Intercreditor Agreement. Limited Guarantor and the Administrative Agent acknowledge that the exercise of certain of the Administrative Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement. Except as specified herein, nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement, which, as among Limited Guarantor and the Administrative Agent shall remain in full force and effect.

Section 4.15 [Keepwell. To the extent that the Limited Guarantor is a Qualified ECP Guarantor, and subject to Section 2.02 and Section 4.13 of this Agreement, it hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Loan Party and each other Limited Guarantor, as the case may be, to honor all of its obligations under this Agreement, the Guaranty or the Limited Recourse Guaranty of such other Limited Guarantor in respect of Swap Obligations (provided, however, that the Limited Guarantor, to the extent that it is a Qualified ECP Guarantor, shall only be liable under this Section 4.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.15, or otherwise under this Agreement, as it relates to such Loan Party or such other Limited Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Limited Guarantor, to the extent that it is a Qualified ECP

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Guarantor, under this Section 4.15 shall remain in full force and effect until the termination of this Agreement pursuant to its terms. The Limited Guarantor, to the extent that it is a Qualified ECP Guarantor, intends that this Section 4.15 constitutes, and this Section 4.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Loan Party and each other Limited Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.]

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIMITED GUARANTOR:

[RESTRICTED SUBSIDIARY]

By:
Name:
Title:

ADMINISTRATIVE AGENT:

JEFFERIES FINANCE LLC, as Administrative
Agent

By:
Name:
Title:

EXHIBIT J

[FORM OF]

SECOND LIEN TERM LOAN SECURITY AGREEMENT

EXECUTION VERSION

TERM LOAN SECURITY AGREEMENT

dated as of February 3, 2017

among

BJ’S WHOLESALE CLUB, INC.,

as the Borrower,

BEACON HOLDING INC.

as Holdings,

THE SUBSIDIARY GUARANTORS PARTY HERETO FROM TIME TO TIME,

and

NOMURA CORPORATE FUNDING AMERICAS, LLC,

as Collateral Agent

Security Agreement (First Lien)

Security Agreement (First Lien)

(i)

Table of Contents

(continued)

SCHEDULES

Schedule I	—	Subsidiary Loan Parties
Schedule II	—	Pledged Equity; Pledged Debt
Schedule III	—	Commercial Tort Claims
Schedule IV	—	UCC Filing Offices

EXHIBITS

Exhibit I	—	Form of Security Agreement Supplement
Exhibit II	—	Form of Perfection Certificate
Exhibit III	—	Form of Trademark Security Agreement
Exhibit IV	—	Form of Patent Security Agreement
Exhibit V	—	Form of Copyright Security Agreement

Security Agreement (First Lien)

(ii)

This SECURITY AGREEMENT, dated as of February 3, 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), among BJ’S WHOLESALE CLUB, INC., a Delaware corporation (the “Borrower”), BEACON HOLDING INC., a Delaware corporation (“Holdings”), the Subsidiary Loan Parties set forth on Schedule I hereto and NOMURA CORPORATE FUNDING AMERICAS, LLC, as Collateral Agent for the Secured Parties (as defined below).

Reference is made to the First Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “First Lien Credit Agreement”), among the Borrower, Holdings, the Lenders party thereto from time to time and NOMURA CORPORATE FUNDING AMERICAS, LLC, as Administrative Agent for the Lenders and Collateral Agent for the Secured Parties.

The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the First Lien Credit Agreement, the Qualified Counterparties have agreed to enter into and/or maintain one or more Specified Hedge Agreements and the Cash Management Banks have agreed to enter into and/or maintain Cash Management Services, on the terms and conditions set forth in the First Lien Credit Agreement, in such Specified Hedge Agreements and in such Cash Management Services agreements, as applicable. The obligations of the Lenders to extend such credit, the obligation of the Qualified Counterparties to enter into and/or maintain such Specified Hedge Agreements and the obligation of the Cash Management Banks to enter into and/or maintain such Cash Management Services are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement by each Grantor (as defined below). The Grantors are Affiliates of one another, will derive substantial direct and indirect benefits from (i) the extensions of credit to the Borrower pursuant to the First Lien Credit Agreement, (ii) the entering into and/or maintaining by the Qualified Counterparties of Specified Hedge Agreements with the Borrower and/or one or more of its Restricted Subsidiaries, and (iii) the entering into and/or maintaining by the Cash Management Banks of Cash Management Services with the Borrower and/or one or more of its Restricted Subsidiaries, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit, the Qualified Counterparties to enter into and/or maintain such Specified Hedge Agreements and the Cash Management Banks to enter into and/or maintain such Cash Management Services. The Intercreditor Agreement governs the relative rights and priorities of the Secured Parties, the Second Lien Term Secured Parties (as defined below) and the ABL Secured Parties (as defined below) in respect of the Term Priority Collateral (as defined below) and the ABL Priority Collateral (as defined below) and with respect to certain other matters as described therein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 First Lien Credit Agreement. (a) Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the First Lien Credit Agreement.

Security Agreement (First Lien)

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(b) Unless otherwise defined in this Agreement or in the First Lien Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9.

(c) The rules of construction specified in Sections 1.02 through 1.08 (inclusive) of the First Lien Credit Agreement also apply to this Agreement.

Section 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Agent” has the meaning assigned such term in the Intercreditor Agreement.

“ABL Documents” has the meaning assigned such term in the Intercreditor Agreement.

“ABL Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“ABL Secured Parties” has the meaning assigned such term in the Intercreditor Agreement.

“Accommodation Payment” has the meaning assigned to such term in Article VI.

“Account(s)” means “accounts” as defined in Section 9-102 of the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“After-Acquired Intellectual Property” has the meaning assigned to such term in Section 4.02(f).

“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“Allocable Amount” has the meaning assigned to such term in Article VI.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Attorney Costs” means all reasonable and documented in reasonable detail fees, expenses and disbursements of any law firm or other external legal counsel.

“Bankruptcy Event of Default” means any Event of Default under Section 8.01(9) of the First Lien Credit Agreement.

Security Agreement (First Lien)

2

“Blue Sky Laws” has the meaning assigned to such term in Section 5.01.

“Borrower” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Closing Date Grantor” has the meaning assigned to such term in Section 2.02.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Collateral Account” means any cash collateral account, which cash collateral account shall be established by the Collateral Agent for the benefit of the relevant Secured Parties in accordance with the First Lien Credit Agreement.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by or assigned to any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, whether registered or unregistered and whether published or unpublished, (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule II(B)(1) to the Perfection Certificate and all: (i) rights and privileges arising under applicable law with respect to such Grantor’s use of such copyrights, (ii) reissues, renewals, and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Discharge of ABL Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Domain Names” means all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Equipment” shall mean (x) any “equipment” as such term is defined in Article 9 of the UCC and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, and vehicles now or hereafter owned by any

Security Agreement (First Lien)

3

Grantor in each case, regardless of whether characterized as equipment under the UCC and (y) and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefore, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Excluded Equity Interests” has the meaning assigned to such term in Section 2.01 of this Agreement.

“Excluded Property” has the meaning assigned to such term in Section 3.01 of this Agreement.

“First Lien Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“General Intangibles” has the meaning provided in Article 9 of the UCC and shall in any event include all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, as the case may be, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedge Agreements and other agreements), rights to the payment of Money, rights to the payment of insurance claims, rights to the payment of proceeds, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor, including, without limitation, all Payment Intangibles constituting amounts due or to become due arising out of the use of a credit card, debit card, or charge card.

“Grant of Security Interest” means a Grant of Security Interest in certain IP Collateral substantially in the form of Exhibit III, IV or V attached hereto.

“Grantor” means the Borrower and each Guarantor.

“Holdings” has the meaning assigned to such term in the introductory paragraph hereto.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned, licensed or hereafter acquired by any Grantor, including: inventions, designs, Patents, Copyrights, Licenses, Trademarks, Domain Names, trade secrets, confidential or proprietary technical and business information, know how, show how or other data or information, software, databases, all other proprietary information and all embodiments or fixations thereof and related documentation, registrations and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“IP Collateral” means the Collateral consisting of Intellectual Property.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement granting rights under Intellectual Property to which any Grantor is a party.

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“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to develop, commercialize, import, make, have made, offer for sale, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any such right with respect to any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule II(B)(2) to the Perfection Certificate, and (b) all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect to any of the foregoing including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited or unlimited liability membership certificates or other Securities or Instruments now or hereafter included in the Pledged Collateral, including all Pledged Equity, Pledged Debt and all other certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Second Lien Term Agent” has the meaning assigned to such term in the Intercreditor Agreement.

“Second Lien Term Documents” has the meaning assigned to such term in the Intercreditor Agreement.

“Second Lien Term Secured Parties” has the meaning assigned to such term in the Intercreditor Agreement.

“Secured Obligations” means the “Obligations” as defined in the First Lien Credit Agreement; it being acknowledged and agreed that the term “Secured Obligations” as used

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herein shall include each extension of credit under the First Lien Credit Agreement and all obligations of the Loan Parties and their respective Subsidiaries which arise under the Loan Documents (including the Guaranty Agreement) and obligations of the Loan Parties and their respective Subsidiaries in respect of Specified Hedge Agreements and Cash Management Obligations, in each case, whether outstanding on the date of this Agreement or extended or arising from time to time after the date of this Agreement; provided that the term “Secured Obligations” as used herein shall not, in any event, include any Excluded Swap Obligations.

“Secured Parties” has the meaning assigned to such term in the First Lien Credit Agreement.

“Securities Act” has the meaning assigned to such term in Section 5.01.

“Security” means a “security” as such term is defined in Article 8 of the UCC and, in any event, shall include any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Agreement Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Term Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement (not including vendor or distribution agreements that allow incidental use of intellectual property rights in connection with the sale or distribution of such products or services).

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, the goodwill of the business symbolized thereby or associated therewith, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule II(B)(3) to the Perfection

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Certificate, (b) all rights and privileges arising under applicable law with respect to such Grantor’s use of any trademarks, (c) all extensions and renewals thereof and amendments thereto, (d) all income, fees, royalties, damages and payments now and hereafter due and/or payable with respect to any of the foregoing, including damages, claims and payments for past, present or future infringements thereof, (e) all rights corresponding thereto throughout the world and (f) all rights to sue for past, present and future infringements or dilutions thereof or other injuries thereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

“UFCA” has the meaning assigned to such term in Article VI.

“UFTA” has the meaning assigned to such term in Article VI.

ARTICLE II

Pledge of Securities

Section 2.01 Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a continuing security interest in, all of such Grantor’s right, title and interest in, to and under (a) (i) all Equity Interests held by it on the date hereof (including those Equity Interests listed on Schedule II) and (ii) any other Equity Interests obtained in the future by such Grantor and the certificates representing all such Equity Interests (the foregoing clauses (i) and (ii) collectively, the “Pledged Equity”), in each case including all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Equity and all warrants, rights or options issued thereon or with respect thereto; provided that the Pledged Equity shall not include (in each case, solely to the extent a Lien thereon has not been granted to the ABL Administrative Agent or the Second Lien Term Agent) (A) more than 65% of the issued and outstanding Equity Interests of (x) each Subsidiary that is a Foreign Subsidiary that is directly owned by the Borrower or by any Subsidiary Loan Party and (y) each Subsidiary that is a Domestic Subsidiary that is directly owned by the Borrower or by any Subsidiary Loan Party substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries, (B) any Equity Interest of any Person (other than a Wholly Owned Subsidiary), to the extent restricted or not permitted by the terms of such Person’s organizational or joint venture documents or other agreements with holders of such Equity Interests (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC or any other applicable law);

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provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect, (C) any Equity Interest if, to the extent and for so long as the pledge of such Equity Interest hereunder is prohibited by any applicable law other than to the extent such prohibition would be rendered ineffective under the UCC or other applicable law; provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect, (D) any Equity Interest of any Person owned directly or indirectly by a Grantor that is a “controlled foreign corporation” for U.S. federal income tax purposes and (E) any specifically identified Equity Interest with respect to which the Administrative Agent has determined (in its reasonable judgment) that the costs of pledging, perfecting or maintaining the pledge in respect of such Equity Interest hereunder exceeds the fair market value thereof or the practical benefit to the Secured Parties afforded thereby (any Equity Interests excluded pursuant to clauses (A) through (E) above, the “Excluded Equity Interests”); (b)(i) the promissory notes and any Instruments evidencing indebtedness owned by it (including those listed opposite the name of such Grantor on Schedule II) and (ii) any promissory notes and Instruments evidencing indebtedness obtained in the future by such Grantor (the foregoing clauses (i) and (ii) collectively, the “Pledged Debt”), in each case including all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all Pledged Debt; (c) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 2.01; (d) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a), (b) and (c) above; (e) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of, and Security Entitlements in respect of, any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 2.02 Delivery of the Pledged Collateral. (a) On the Closing Date (in the case of any Grantor that grants a Lien on any of its assets hereunder on the Closing Date (each, a “Closing Date Grantor”)) or on the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), each Grantor shall deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities (other than any Uncertificated Securities, but only for so long as such Securities remain uncertificated); provided that promissory notes and Instruments evidencing Indebtedness shall only be so required to be delivered to the extent required pursuant to paragraph (b) of this Section 2.02. Thereafter, whenever such Grantor acquires any other Pledged Security (other than any Uncertificated Securities, but only for so long as such Securities remain uncertificated), such Grantor shall promptly deliver or cause to be delivered to the Collateral Agent such Pledged Security as Collateral; provided that promissory notes and Instruments evidencing Indebtedness shall only be so required to be delivered to the extent required pursuant to paragraph (b) of this Section 2.02.

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(b) As promptly as practicable (and in any event within thirty (30) days after receipt by Grantor (or such longer period as the Administrative Agent may agree in its reasonable discretion)), each Grantor will cause any Indebtedness for borrowed money having an aggregate principal amount equal to or in excess of $5,000,000 owed to such Grantor by any Person (other than a Loan Party) to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c) Upon delivery to the Collateral Agent, (i) any certificate or promissory note representing Pledged Collateral shall be accompanied by undated stock or note powers, as applicable, duly executed in blank or other undated instruments of transfer duly-executed in blank reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by such instruments and documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be deemed to supplement Schedule II and be made a part hereof; provided that failure to provide any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

(d) The assignment, pledge and security interest granted in Section 2.01 are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Pledged Collateral.

Section 2.03 Representations, Warranties and Covenants. Each Grantor, jointly and severally, represents, warrants and covenants, as to itself and the other Grantors, to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule II sets forth, as of the Closing Date and as of each date on which a supplement to Schedule II is delivered pursuant to Section 2.02(c), a true and correct list of (i) all the issued and outstanding units of each class of the Equity Interests required to be pledged hereunder and directly owned beneficially, or of record, by such Grantor specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Pledged Equity and (ii) all the Pledged Debt owned by such Grantor (other than checks to be deposited in the ordinary course of business), including all promissory notes and Instruments required to be delivered to the Collateral Agent hereunder;

(b) the Pledged Equity issued by the Borrower, each other Grantor or their respective Subsidiaries and the Pledged Debt (solely with respect to Pledged Debt issued by a Person other than any Grantor or any of their respective Subsidiaries, to the best of each Grantor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity (other than Pledged Equity consisting of limited liability company interests or partnership interests which, pursuant to the relevant organizational or formation documents, cannot be fully paid and non-assessable), are fully paid and nonassessable and (ii) in the case of Pledged Debt (solely with respect

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to Pledged Debt issued by a Person other than any Grantor or any of their respective Subsidiaries, to the best of each Grantor’s knowledge), are legal, valid and binding obligations of the issuers thereof, subject to applicable Debtor Relief Laws and general principles of equity and principles of good faith and fair dealing;

(c) Each of the Grantors (i) holds the Pledged Securities indicated on Schedule II as owned by such Grantor free and clear of all Liens, other than (A) Liens created by the Security Documents and, subject to the Intercreditor Agreement, the ABL Documents and the Second Lien Term Documents and (B) other Liens expressly permitted pursuant to Section 6.02 of the First Lien Credit Agreement, (ii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than (A) Liens created by the Security Documents and, subject to the Intercreditor Agreement, the ABL Documents and the Second Lien Term Documents, and (B) other Liens expressly permitted pursuant to Section 6.02 of the First Lien Credit Agreement, and (iii) will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

(d) except for (i) restrictions and limitations imposed by the Loan Documents or securities laws generally or by Liens expressly permitted pursuant to Section 6.02 of the First Lien Credit Agreement and (ii) in the case of Pledged Equity of Persons that are not Subsidiaries, transfer restrictions that exist at the time of acquisition of Equity Interests in such Persons, the Pledged Equity is and will continue to be freely transferable and assignable, and none of the Pledged Equity is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law or other organizational document provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Equity hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity and perfection of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will (i) obtain a legal, valid and first-priority (subject only to any Liens permitted pursuant to Section 6.02 of the First Lien Credit Agreement that have priority as a matter of law and, subject to the Intercreditor Agreement, Liens granted to the ABL Administrative Agent and the Second Lien Term Agent pursuant to the ABL Documents and the Second Lien Term Documents, respectively, or to any other agent or trustee pursuant to any Permitted Refinancing (as defined in the Intercreditor Agreement) of the First Lien Term Credit Agreement (as defined in the Intercreditor

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Agreement), the ABL Credit Facilities and/or the Second Lien Credit Facility, as the case may be) perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations, (ii) have Control of such Pledged Securities and (iii) assuming that neither the Collateral Agent nor any of the other Secured Parties have “notice of an adverse claim” (as defined in Section 8-105 of the UCC) with respect to such Pledged Securities at the time such Pledged Securities constituting Certificated Securities are delivered to the Collateral Agent, be a protected purchaser (within the meaning of Section 8-303 of the UCC) thereof;

(h) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein; and

(i) subject to the terms of this Agreement and to the extent permitted by applicable law, each Grantor hereby agrees that upon the occurrence and during the continuation of an Event of Default, it will comply with instructions of the Collateral Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity hereunder and are Uncertificated Securities without further consent by the applicable owner or holder of such Pledged Equity.

Section 2.04 Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that, to the extent any interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be represented by a certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled on or after the Closing Date by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent, subject to the Intercreditor Agreement, pursuant to the terms hereof.

Section 2.05 Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the Borrower prior written notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to cause each of the Pledged Securities to be transferred of record into the name of the Collateral Agent and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement; provided that, notwithstanding the foregoing, if a Bankruptcy Event of Default shall have occurred and be continuing, the Collateral Agent shall not be required to give the notice referred to above in order to exercise the rights described above. Each Grantor will promptly give to the Collateral Agent copies of any material notices received by it with respect to Pledged Securities registered in the name of such Grantor. Each Grantor will take any and all actions reasonably requested by the Collateral Agent to facilitate compliance with this Section 2.05.

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Section 2.06 Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Borrower that the rights of the Grantors under this Section 2.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the First Lien Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the First Lien Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request in writing for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above, in each case as shall be specified in such request and be in form and substance reasonably satisfactory to the Collateral Agent.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities, to the extent (and only to the extent) that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the First Lien Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor (at the expense of such Grantor) any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities.

(b) Upon the occurrence and during the continuance of any Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the rights of the Grantors under Section 2.06(a), then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to Section 2.06(a)(iii) shall

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cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary stock or note powers and other instruments of transfer reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrower shall have delivered to the Collateral Agent a certificate to such effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of Section 2.06(a)(iii) in the absence of any such Event of Default and that remain in such account, and such Grantor’s right to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities shall be automatically reinstated.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the rights of the Grantors under Section 2.06(a), then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 2.06(a)(i), and the obligations of the Collateral Agent under Section 2.06(a)(ii), shall cease, and all such rights shall thereupon become, subject to the rights of the ABL Administrative Agent and the Second Lien Term Agent under the Intercreditor Agreement, vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived and the Borrower shall have delivered to the Collateral Agent a certificate to such effect, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of Section 2.06(a)(i), and the obligations of the Collateral Agent under Section 2.06(a)(ii) shall be reinstated.

(d) Any notice given by the Collateral Agent to the Borrower suspending the rights of the Grantors under this Section 2.06, (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under Sections 2.06(a)(i) or 2.06(a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing. Notwithstanding anything to the contrary contained in Section 2.06(a), (b) or (c), if a Bankruptcy Event of Default shall have occurred and be continuing, the Collateral Agent shall not be required to give any notice referred to in said Sections in order to exercise any of its rights

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described in such Sections, and the suspension of the rights of each of the Grantors under each such Section shall be automatic upon the occurrence of such Bankruptcy Event of Default.

Section 2.07 Collateral Agent Not a Partner or Limited Liability Company Member. Nothing contained in this Agreement shall be construed to make the Collateral Agent or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership and neither the Collateral Agent nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Collateral Agent shall become the absolute owner of Pledged Equity consisting of a limited liability company interest or a partnership interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Collateral Agent, any other Secured Party, any Grantor and/or any other Person.

ARTICLE III

Security Interests in Personal Property

Section 3.01 Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all of such Grantor’s right, title and interest in, to or under any and all of the following assets and properties, whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Equipment;

(v) all General Intangibles, including, without limitation, all Payment Intangibles;

(vi) all Instruments;

(vii) all Inventory;

(viii) all Investment Property:

(ix) all books and records pertaining to the Article 9 Collateral;

(x) all Goods and Fixtures;

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(xi) all Money, cash, cash equivalents, Deposit Accounts, Securities Accounts and Commodities Accounts;

(xii) all Letter-of-Credit Rights;

(xiii) all Commercial Tort Claims described on Schedule III from time to time;

(xiv) the Collateral Account, and all cash, Money, Securities and other investments deposited therein;

(xv) [reserved];

(xvi) all Supporting Obligations;

(xvii) all Security Entitlements in any or all of the foregoing;

(xviii) all Intellectual Property; and

(xix) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that “Collateral” shall not include and the Security Interest shall not attach to (solely to the extent a Lien thereon has not been granted to the ABL Agent or the Second Lien Term Agent) any of the following assets or property, each being an “Excluded Property”:

(i) any lease, license, franchise, charter, authorization, contract or agreement to which any Grantor is a party, and any of its rights or interest thereunder, if and to the extent pledges thereof and security interests therein (x) are prohibited by or in violation of any applicable law, (y) requires any governmental or third party consent (to the extent that a Grantor has sought such consent using its commercially reasonable efforts and such consent has not been obtained) or (z) is prohibited by or in violation of a term, provision or condition of any such lease, license, franchise, charter, authorization, contract or agreement, except, in the case of each of the foregoing clauses (x), (y) and (z), to the extent that (1) the pledge of such rights would be rendered effective under the UCC or other applicable law or principle of equity notwithstanding such prohibition, requirement or restriction, or (2) such prohibition, requirement or restriction would be rendered ineffective under the UCC or other applicable law or principle of equity; provided, however, that, notwithstanding the foregoing, the Collateral shall include (and the Security Interest shall attach) at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach to any portion of such lease, license, franchise, charter, authorization, contract or agreement not subject to the prohibitions specified in clauses (x), (y) or (z) above (in each case, after giving effect to the applicable anti-assignment provisions of the UCC); provided, further, that the Excluded Property referred to in this clause (i) shall not include any Proceeds and receivables of any such lease, license, franchise, charter, authorization, contract or agreement;

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(ii) the Excluded Equity Interests;

(iii) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law (it being understood that after such period such intent-to-use application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral);

(iv) (A) any leasehold interest (including any ground lease interest) in Real Property, (B) any fee interest in owned Real Property with a fair market value below $5,000,000 and (C) any Fixtures affixed to any Real Property to the extent (x) such Fixtures are affixed to any Real Property with a fair market value below $5,000,000 or (y) a security interest in such Fixtures may not be perfected by the filing of an appropriate financing statement/fixture filing in the relevant filing jurisdiction;

(v) (A) as-extracted collateral, (B) timber to be cut, (C) farm products and (D) manufactured homes, in the case of clauses (C) and (D), other than to the extent constituting Inventory;

(vi) any particular asset, if the pledge thereof or the security interest therein (A) is prohibited by applicable law, (B) requires any governmental or third party consent (to the extent that a Grantor has sought such consent using its commercially reasonable efforts and such consent has not been obtained), except, in the case of clauses (A) and (B), to the extent such prohibition or requirement would be rendered ineffective under the UCC or other applicable law notwithstanding such prohibition or requirement, or (C) would result in adverse tax consequences to any Grantor as reasonably determined by the Borrower with notice (which shall reasonably identify the basis for such determination) to the Administrative Agent; and

(vii) any specifically identified asset with respect to which the Administrative Agent has determined (in its reasonable judgment) that the costs of obtaining, perfecting or maintaining a Security Interest in such asset exceed the fair market value thereof or the practical benefit to the Secured Parties afforded thereby.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements or continuation statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) describe the collateral covered thereby in any manner that the Collateral Agent reasonably determines is

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necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement including indicating the Collateral as all assets or all personal property of such Grantor or words of similar effect and (ii) contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d) Each Grantor hereby further authorizes the Collateral Agent to file a Grant of Security Interest substantially in the form of Exhibit III, IV or V, as applicable, covering relevant IP Collateral consisting of U.S. Patents (and U.S. Patents for which applications are pending), U.S. registered Trademarks (and U.S. Trademarks for which registration applications are pending) and U.S. registered Copyrights (and U.S. Copyrights for which registration applications are pending) with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable, and such other documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by such Grantor hereunder, (without the signature of such Grantor after the occurrence and continuance of an Event of Default) and naming such Grantor, as debtor, and the Collateral Agent, as secured party.

Section 3.02 Representations and Warranties. Each Grantor represents and warrants, as to itself and the other Grantors, to the Collateral Agent and the Secured Parties that:

(a) Each Grantor has valid rights (not subject to any Liens other than Liens permitted by Section 6.02 of the First Lien Credit Agreement) in the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder (which rights are in any event, sufficient under Section 9-203 of the UCC), and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Certificate delivered to the Administrative Agent on or prior to the Closing Date has been duly executed and delivered to the Collateral Agent and the information set forth therein, including the exact legal name of each Grantor and its jurisdiction of organization, taken as a whole, is correct and complete in all material respects as of the Closing Date. The UCC financing statements (including fixture filings, as applicable) prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule IV of this Agreement (or specified by notice from the applicable Grantor to the Collateral Agent after the Closing Date in the

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case of filings, recordings or registrations required by Sections 5.10 and 3.14 of the First Lien Credit Agreement), are all the filings, recordings and registrations (other than any filings required to be made in the United States Patent and Trademark Office or the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of Intellectual Property) necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration with respect to such Article 9 Collateral is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of amendment or continuation statements. Each Grantor represents and warrants that, as of the Closing Date, to the extent required by Section 3.14 of the First Lien Credit Agreement, fully executed Grants of Security Interest in the form attached as Exhibit III, IV or V, as applicable, containing a description of all IP Collateral consisting of U.S. Patents (and U.S. Patents for which applications are pending), U.S. registered Trademarks (and U.S. Trademarks for which registration applications are pending) or U.S. registered Copyrights (and U.S. Copyrights for which registration applications are pending), as applicable, have been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office or the United States Copyright Office, as applicable, pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder.

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC and (iii) a perfected security interest in all Article 9 Collateral (other than with respect to any Copyright that is not material to the business of the Grantors, taken as a whole) in which a security interest may be perfected by the recording of the relevant Grants of Security Interest with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than (i) any nonconsensual Lien that is expressly permitted pursuant to Section 6.02 of the First Lien Credit Agreement and has priority as a matter of law and (ii) any other Lien that is expressly permitted pursuant to Section 6.02 of the First Lien Credit Agreement and has priority as a matter of law and which, in the case of Liens permitted pursuant to Section 6.02(34) of the First Lien Credit Agreement, is, in each case, subject at all times to the Intercreditor Agreement.

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 6.02 of the First Lien Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any

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financing statement or analogous document under the UCC or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 6.02 of the First Lien Credit Agreement.

(e) All Commercial Tort Claims of each Grantor where the amount of the damages claimed by such Grantor is in excess of $5,000,000 in existence on the date of this Agreement (or on the date upon which such Grantor becomes a party to this Agreement) are described on Schedule III hereto.

(f) [Reserved].

(g) Except as could not reasonably be expected to have a Material Adverse Effect, with respect to the IP Collateral:

(i) such Grantor is the exclusive owner of all right, title and interest in and to the IP Collateral or has the right or license to use the IP Collateral subject only to the terms of the Licenses;

(ii) the operation of such Grantor’s business as currently conducted and the use of the IP Collateral in connection therewith do not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party;

(iii) the IP Collateral set forth on the Perfection Certificate includes all of the patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications owned by such Grantor as of the date hereof;

(iv) the IP Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or in part, and to such Grantor’s knowledge, is valid and enforceable. Such Grantor is not aware of any uses of any material item of IP Collateral that could be expected to lead to such item becoming invalid or unenforceable;

(v) such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in each and every item of IP Collateral in full force and effect, and to protect and maintain its interest therein;

(vi) no claim, action, suit, investigation, litigation or proceeding has been asserted in writing or is pending or, to such Grantor’s knowledge, threatened

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against such Grantor (A) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the IP Collateral, (B) alleging that the Grantor’s rights in or use of the IP Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (C) alleging that the IP Collateral is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement. To such Grantor’s knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the material IP Collateral or the Grantor’s rights in or use thereof. The consummation of the transactions contemplated by the Loan Documents will not result in the termination or impairment of any of the IP Collateral;

(vii) with respect to each License: (A) such License is valid and binding and in full force and effect; (B) such Grantor has not received any notice of termination or cancellation under such License; (C) such Grantor has not received any notice of a breach or default under such License; and (D) neither such Grantor nor, to such Grantor’s knowledge, any other party to such License is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such License; and

(viii) to such Grantor’s knowledge, (A) none of the material trade secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor; (B) no employee, independent contractor or agent of such Grantor has misappropriated any material trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (C) no employee, independent contractor or agent of such Grantor is in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s material IP Collateral.

Section 3.03 Covenants. (a) The Borrower agrees to promptly (and in any event within thirty (30) calendar days of such event, or such later date as the Collateral Agent may agree in its reasonable discretion) notify the Collateral Agent of any change (i) in the legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor, (iii) in the jurisdiction of organization of any Grantor, (iv) in the location of any Grantor under the UCC or (v) in the organizational identification number of any Grantor. In addition, if any Grantor does not have an organizational identification number on the Closing Date (or the date such Grantor becomes a party to this Agreement) and later obtains one, the Borrower shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interests (and the priority thereof) of the Collateral Agent in the Collateral

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intended to be granted hereby fully perfected and in full force and effect. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations, have been made (or will be made in a timely fashion) under the UCC or other applicable law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest to the extent required under the Loan Documents (subject only to (i) any nonconsensual Lien that is expressly permitted pursuant to Section 6.02 of the First Lien Credit Agreement and has priority as a matter of law and (ii) any other Lien that is expressly permitted pursuant to Section 6.02 of the First Lien Credit Agreement and has priority as a matter of law and which, in the case of Liens permitted pursuant to Section 6.02(34) of the First Lien Credit Agreement, is, in each case, subject at all times to the Intercreditor Agreement) in all the Collateral for its own benefit and the benefit of the other Secured Parties.

(b) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons, except with respect to Article 9 Collateral that such Grantor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of the business, and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 6.02 of the First Lien Credit Agreement.

(c) At the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.04(1) of the First Lien Credit Agreement and delivery of the related Compliance Certificate, the Borrower shall deliver to the Collateral Agent a certificate executed by a Responsible Officer of the Borrower setting forth the information required pursuant to the Perfection Certificate (other than Sections I(B), I(E), I(F), I(G), I(H), II(D), II(E)(1), II(E)(2) and II(E)(3) of the Perfection Certificate) or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 3.03(c).

(d) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral (other than by a Loan Party) that equals or exceeds $5,000,000 shall be or become evidenced by any promissory note or Instrument, such promissory note or Instrument shall be promptly pledged and, subject to the Intercreditor Agreement, delivered to the Collateral Agent, for the benefit of the Secured Parties, in a manner reasonably satisfactory to the Collateral Agent.

(e) Upon the occurrence and continuance of an Event of Default, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 6.02 of the First Lien Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so

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as required by the First Lien Credit Agreement, this Agreement or any other Loan Document and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent within ten (10) days after demand for any payment made or any reasonable out-of-pocket expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person the value of which equals or exceeds $5,000,000 to secure payment and performance of an Account or related contracts, such Grantor shall promptly assign such security interest to the Collateral Agent for the benefit of the applicable Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(g) Each Grantor (rather than the Collateral Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof.

(h) [Reserved].

(i) Notwithstanding anything in this Agreement to the contrary (i) other than the filing of a UCC financing statement, (A) no actions shall be required to perfect the security interest granted hereunder in Letter-of-Credit Rights, (B) no actions shall be required to perfect the security interest granted hereunder in motor vehicles and other assets subject to certificates of title or ownership (including, without limitation, aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof, in each case to the extent subject to Federal Aviation Act registration requirements, and rolling stock), (C) no Grantor shall be required to complete any filings or other action with respect to the perfection of the security interests created hereby in any jurisdiction outside of the United States or any State thereof, and (D) no Grantor shall be required to deliver landlord lien waivers, estoppels or collateral access letters in any circumstances and (ii) except as provided in Section 8.12 of the ABL Credit Agreement, no action shall be required to perfect a security interest granted hereunder in Deposit Accounts, Commodities Accounts, Securities Accounts or any other similar account so long as no Event of Default has occurred and is continuing.

Section 3.04 Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense and subject to the Intercreditor Agreement, to take the following actions with respect to the following Article 9 Collateral:

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(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments constituting Collateral and (x) evidencing an amount equal to or in excess of $5,000,000 or (y) otherwise required to be endorsed, assigned and delivered to the ABL Agent or the Second Lien Term Agent, such Grantor shall, in each case (subject to the Intercreditor Agreement), promptly endorse, assign and deliver the same to the Collateral Agent for the benefit of the applicable Secured Parties, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b) Investment Property. Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any Certificated Securities, such Grantor shall promptly endorse, assign and deliver the same to the Collateral Agent for the benefit of the Secured Parties, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request. If any Securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, upon the Collateral Agent’s request and following the occurrence and continuation of an Event of Default such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s reasonable request, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (but only to the extent such Securities and other Investment Property constitute Collateral) (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such Securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the Securities. If any Securities, whether certificated or uncertificated, or other Investment Property are held by any Grantor or its nominee through a Securities Intermediary, upon the Collateral Agent’s request and following the occurrence and continuation of an Event of Default, such Grantor shall immediately notify the Collateral Agent thereof and at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent shall either (i) cause such Securities Intermediary to agree to comply with Entitlement Orders or other instructions from the Collateral Agent to such Securities Intermediary as to such Security Entitlements without further consent of any Grantor or such nominee, or (ii) in the case of Financial Assets or other Investment Property held through a Securities Intermediary, arrange for the Collateral Agent to become the Entitlement Holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property.

(c) Commercial Tort Claims. If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Claim (x) in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $5,000,000 or more or (y) that is otherwise required to be pledged to the ABL Agent or the Second Lien Term Agent, such Grantor shall, in each case (subject to the Intercreditor Agreement), promptly notify the Collateral Agent thereof in a writing signed by such Grantor and provide supplements to Schedule III describing the details thereof and shall grant to the Collateral Agent a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

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ARTICLE IV

Special Provisions Concerning IP Collateral

Section 4.01 Grant of License to Use Intellectual Property. Without limiting the provisions of Section 3.01 hereof or any other rights of the Collateral Agent as the holder of a Security Interest in any IP Collateral, for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the IP Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided, however, that any such license granted by the Collateral Agent to a third party shall include reasonable and customary terms necessary to preserve the existence, validity and value of the affected IP Collateral, including without limitation, provisions requiring the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, protecting and maintaining the quality standards of the Trademarks in the manner set forth below (it being understood and agreed that, without limiting any other rights and remedies of the Collateral Agent under this Agreement, any other Loan Document or applicable law, nothing in the foregoing license grant shall be construed as granting the Collateral Agent rights in and to such IP Collateral above and beyond (x) the rights to such IP Collateral that each Grantor has reserved for itself and (y) in the case of IP Collateral that is licensed to any such Grantor by a third party, the extent to which such Grantor has the right to grant a sublicense to such IP Collateral hereunder).

The use of such license by the Collateral Agent may only be exercised, at the option of the Collateral Agent, during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall immediately terminate at such time as the Collateral Agent is no longer lawfully entitled to exercise its rights and remedies under this Agreement. Nothing in this Section 4.01 shall require a Grantor to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor. In the event the license set forth in this Section 4.01 is exercised with regard to any Trademarks, then the following shall apply: (i) all goodwill arising from any licensed or sublicensed use of any Trademark shall inure to the benefit of the Grantor; (ii) the licensed or sublicensed Trademarks shall only be used in association with goods or services of a quality and nature consistent with the quality and reputation with which such Trademarks were associated when used by Grantor prior to the exercise of the license rights set forth herein; and (iii) at the Grantor’s request and expense, licensees and sublicensees shall provide reasonable cooperation in any effort by the Grantor to maintain the registration or otherwise secure the ongoing validity and effectiveness of such licensed Trademarks, including, without limitation the actions and conduct described in Section 4.02 below.

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Section 4.02 Protection of Collateral Agent’s Security. (a) Except to the extent permitted by subsection 4.02(h) below, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, with respect to registration or pending application of each item of its IP Collateral for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, all reasonable steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority located in the United States to (i) maintain the validity and enforceability of any registered IP Collateral and maintain such IP Collateral in full force and effect, and (ii) pursue the registration and maintenance of each Patent, Trademark, or Copyright registration, issuance or application, now or hereafter included in such IP Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(b) [Reserved].

(c) In the event that any Grantor becomes aware that any material item of the IP Collateral is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent and shall take such actions, at its expense, as such Grantor reasonably deems appropriate under the circumstances to protect or enforce such IP Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d) Each Grantor shall use proper statutory notice as commercially practical in connection with its use of each material item of its IP Collateral. Except to the extent permitted by subsection 4.02(h) below, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its IP Collateral may lapse, be terminated or become invalid or unenforceable or dedicated to the public domain (or, in the case of a trade secret, lose its competitive value).

(e) Except to the extent permitted by subsection 4.02(h) below, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, each Grantor shall take all reasonable steps to preserve and protect each item of its IP Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all reasonable steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to the standards of quality.

(f) Each Grantor agrees that, should it obtain an ownership or other interest in any IP Collateral after the Closing Date (the “After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired

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Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the IP Collateral subject to the terms and conditions of this Agreement with respect thereto.

(g) Once every fiscal quarter of the Borrower, but in no event, in the case of Copyrights, more than twenty (20) days after filing an application with the U.S. Copyright Office, each Grantor shall sign and deliver to the Collateral Agent an appropriate Security Agreement Supplement and related Grant of Security Interest with respect to applications for U.S. registration or U.S. registrations of IP Collateral owned by it as of the last day of such fiscal quarter, to the extent that such IP Collateral is not covered by any previous Security Agreement Supplement (and Grant of Security Interests) so signed and delivered by it. In each case, it will promptly cooperate as reasonably necessary to enable the Collateral Agent to make any necessary or reasonably desirable recordations with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as appropriate.

(h) Notwithstanding the foregoing provisions of this Section 4.02 or elsewhere in this Agreement, nothing in this Agreement shall prevent any Grantor from abandoning or discontinuing the use or maintenance of any or its IP Collateral, or from failing to take action to enforce license agreements or pursue actions against infringers, if such Grantor has previously determined in its reasonable business judgment that such abandonment, discontinuance, or failure to take action is desirable in the conduct of its business.

ARTICLE V

Remedies

Section 5.01 Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party under this Agreement, the UCC or other applicable law, and, subject to the Intercreditor Agreement, also may (or, at the request of the Required Lenders, shall) (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise; (iv) withdraw any and all cash or other Collateral from any Collateral Account and apply such cash and other Collateral to the payment of any and all Secured Obligations in the manner provided in Section 5.02 of this Agreement; (v) subject to the mandatory requirements of applicable law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public

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or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate; and (vi) with respect to any IP Collateral, on demand, cause the Security Interest to become an assignment, transfer and conveyance of any of or all such IP Collateral (provided that no such demand may be made unless an Event of Default has occurred and has continued for thirty (30) days) by the applicable Grantors to the Collateral Agent, the Collateral Agent being free to sell, transfer, offer for sale, otherwise dispose of such IP Collateral, or license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such IP Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine, provided, however, that such terms shall include all terms and restrictions that customarily required to ensure the continuing validity and effectiveness of the IP Collateral at issue, such as, without limitation, notice, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to Patents, and copyright notices and restrictions or decompilation and reverse engineering of copyrighted software, and confidentiality protections for trade secrets.

Each Grantor acknowledges and recognizes that (a) the Collateral Agent may be unable to effect a public sale of all or a part of the Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, 15 U.S.C. §77, (as amended and in effect, the “Securities Act”) or the securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof, (b) private sales so made may be at prices and upon other terms less favorable to the seller than if such securities were sold at public sales, (c) neither the Collateral Agent nor any other Secured Party has any obligation to delay sale of any of the Collateral for the period of time necessary to permit such securities to be registered for public sale under the Securities Act or the Blue Sky Laws, and (d) private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner. To the maximum extent permitted by law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors ten (10) days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be

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held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. The Collateral Agent may conduct one or more going out of business sales, in the Collateral Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Grantor. The Collateral Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Collateral Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Collateral Agent or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes of determining the Grantors’ rights in the Collateral, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full, provided, however, that such agreements shall include all terms and restrictions that are customarily required to ensure the continuing validity and effectiveness of the IP Collateral at issue, such as, without limitation, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to patents, and copyright notices and restrictions or decompilation and reverse engineering of copyrighted software, and protecting the confidentiality of trade secrets. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. Any sale pursuant to the provisions of

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this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default and after notice to the Borrower of its intent to exercise such rights (except in the case of a Bankruptcy Event of Default, in which case no such notice shall be required), for the purpose of, subject to the Intercreditor Agreement, (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, (ii) making all determinations and decisions with respect thereto and (iii) obtaining or maintaining the policies of insurance required by Section 5.02 of the First Lien Credit Agreement or to pay any premium in whole or in part relating thereto. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable out-of-pocket attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within ten (10) days of demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

By accepting the benefits of this Agreement and each other Security Document, the Secured Parties expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Collateral Agent and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Parties upon the terms of this Agreement and the other Security Documents.

Section 5.02 Application of Proceeds. After the exercise of remedies provided for in Section 5.01 (or after the Loans have automatically become immediately due and payable as set forth in clause (ii) of the last paragraph of Section 8.01(1) of the First Lien Credit Agreement), subject to the Intercreditor Agreement, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including attorney costs payable under Section 10.05 and amounts payable under Article II, in each case, of the First Lien Credit Agreement) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including attorney costs payable under Section 10.05 and amounts payable under Article II, in each case, of the First Lien Credit Agreement), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

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Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Obligations under Specified Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by law.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. It is understood and agreed that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in no circumstances shall proceeds of any Collateral constituting an asset of a Loan Party or a Limited Guarantor, in each case, which is not a Qualified ECP Guarantor (as defined in the Guaranty Agreement) be applied towards the payment of any Obligations under Specified Hedge Agreements.

ARTICLE VI

Indemnity, Subrogation and Subordination

Upon payment by any Grantor of any Secured Obligations, all rights of such Grantor against the Borrower or any other Grantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Secured Obligations (other than (i) contingent indemnity obligations for then unasserted claims; (ii) obligations and liabilities under Specified Hedge Agreements as to which arrangements satisfactory to the applicable Qualified Counterparty shall have been made; and (iii) Cash Management Obligations as to which arrangements satisfactory to the applicable Cash Management Bank shall have been made) and the termination of all Commitments. If any amount shall be paid to the Borrower or any other Grantor in contravention of the foregoing subordination on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Borrower or any other Grantor, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the

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Collateral Agent to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the First Lien Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Grantor (other than the Borrower) shall, under this Agreement or the First Lien Credit Agreement as a joint and several obligor, repay any of the Secured Obligations (an “Accommodation Payment”), then the Grantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Grantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Grantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Grantors. As of any date of determination, the “Allocable Amount” of each Grantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Grantor hereunder and under the First Lien Credit Agreement without (a) rendering such Grantor “insolvent” within the meaning of Section 101 (32) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Grantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Grantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.

ARTICLE VII

Miscellaneous

Section 7.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.01 of the First Lien Credit Agreement. All communications and notices hereunder to a Grantor other than the Borrower shall be given in care of the Borrower.

Section 7.02 Waivers; Amendment. (a) No failure or delay by the Collateral Agent in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to the Intercreditor Agreement, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with

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respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.08 of the First Lien Credit Agreement.

Section 7.03 Collateral Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement for its reasonable expenses incurred hereunder to the extent provided in Section 10.05(1) of the First Lien Credit Agreement.

(b) Without limitation or duplication of its indemnification obligations under the other Loan Documents, each Grantor jointly and severally agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers and the other Indemnitees against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of the Indemnitees (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of an actual conflict of interest where the Indemnitee affected by such conflict of interest informs the Borrower in writing of such conflict, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (a) the execution, delivery, enforcement, performance or administration of this Agreement or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (b) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Grantor, or any liability arising out of the activities or operations of any Grantor that violate any Environmental Laws, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Grantor Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (w) the gross negligence, bad faith, or willful misconduct of such Indemnitee or of any Related Party, (x) a material breach of any obligations under any Loan Document by such Indemnitee or of any Related Party as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) any dispute solely among Indemnitees or of any Related Party other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Collateral Agent or an Arranger under the Term Facility and other than any claims arising out of any act or omission of any Grantor or any of their respective Affiliates or (z) any settlement entered into by any Indemnitee or of any Related Party of such Indemnitee in respect of any Grantor Indemnified Liability, in each case, without each Grantor’s (or the Borrower’s, on behalf of each Grantor) prior written consent (such consent not to be unreasonably withheld or delayed), but, if such settlement occurs with Grantor’s (or the Borrower’s on behalf of each Grantor) written consent or if there is a final judgment for the plaintiff in any action or claim

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with respect to any of the foregoing, the Grantor shall be liable for such settlement or for such final judgment. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 7.03(b) may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Grantors shall jointly with the other Grantors and severally contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Grantor Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, except to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnitee or any Related Party (as determined by a final and non-appealable judgment of a court of competent jurisdiction), nor shall any Indemnitee or any Grantor have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Grantor, in respect of any such damages incurred or paid by an Indemnitee to a third party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Grantor, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. This Section 7.03(b) shall not apply to Taxes, Other Taxes, taxes covered by Section 2.12 of the First Lien Credit Agreement or Excluded Taxes, except it shall apply to any taxes (other than taxes imposed on or measured by net income (however denominated, and including branch profits and similar taxes) and franchise or similar taxes) that represent losses, claims, damages, etc. arising from a non-tax claim (including a value added tax or similar tax charged with respect to the supply of legal or other services).

(c) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement, any other Loan Document, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, any resignation of the Collateral Agent or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 7.03 shall be payable within twenty (20) Business Days after written demand therefor.

Section 7.04 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Except in a transaction expressly permitted under the First Lien Credit Agreement, no Grantor may assign any of its rights or obligations hereunder without the written consent of the Collateral Agent.

Section 7.05 Survival of Agreement. Without limitation of any provision of the First Lien Credit Agreement or Section 7.03 hereof, all covenants, agreements, indemnities,

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representations and warranties made by the Grantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such Lender or on its behalf and notwithstanding that the Collateral Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the First Lien Credit Agreement, and shall continue in full force and effect until this Agreement is terminated as provided in Section 7.12 hereof, or with respect to any individual Grantor until such Grantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 7.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same instrument. Delivery by telecopier or by electronic .pdf copy of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each Closing Date Grantor (and, with respect to each Person that becomes a Grantor hereunder following the Closing Date, on the date of delivery of a Security Agreement Supplement by such Grantor) and the Collateral Agent and thereafter shall be binding upon and inure to the benefit of each Grantor and the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, subject to Section 7.04 hereof. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, restated, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 7.07 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.08 GOVERNING LAW, ETC. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) THE GRANTORS AND THE COLLATERAL AGENT EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND

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DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE COLLATERAL AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) THE GRANTORS AND THE COLLATERAL AGENT EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 7.09 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 7.11 Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the First Lien Credit Agreement, any other Loan Document, any Specified Hedge Agreements, any Cash Management Services, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all

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or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the First Lien Credit Agreement, any other Loan Document, any Specified Hedge Agreements, any Cash Management Services, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) subject only to termination of a Grantor’s obligations hereunder in accordance with the terms of Section 7.12, but without prejudice to reinstatement rights under Section 2.04 of the Guaranty Agreement, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

Section 7.12 Termination or Release. (a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations when (i) all Commitments have expired or been terminated and the Lenders have no further commitment to lend under the Credit Agreement and (ii) all outstanding Secured Obligations (other than (A) contingent indemnification obligations with respect to then unasserted claims and (B) Secured Obligations in respect of obligations that may thereafter arise with respect to Obligations in respect of Specified Hedge Agreements and Cash Management Obligations, in each case, not yet due and payable; unless the Collateral Agent has received written notice, at least two (2) Business Days prior to the proposed date of any such release of the Security Interest, stating that arrangements reasonably satisfactory to the applicable Cash Management Bank or Qualified Counterparty or applicable Secured Party, as the case may be, in respect thereof have not been made) shall have been paid in full in cash, provided, however, that in connection with the termination of this Agreement, the Collateral Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Secured Obligations that may subsequently be reversed or revoked, and (y) any obligations that may thereafter arise with respect to the Obligations in respect of Specified Hedge Agreements and Cash Management Obligations, in each case to the extent not provided for thereunder.

(b) The Security Interest in any Collateral shall be automatically released in the circumstances set forth in Sections 10.18 or 9.01(4) of the First Lien Credit Agreement or upon any release of the Lien on such Collateral in accordance with Sections 10.18, 9.01(4)(c) or (b) of the First Lien Credit Agreement, including, without limitation, in connection with any property (and any related rights and any related assets) that is sold or otherwise transferred in connection with a sale and leaseback transaction permitted by the Loan Documents.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) above, the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and take all other actions reasonably requested by any Grantor, at such Grantor’s expense, in connection with such release, including authorizing such Grantor or its representatives to file any UCC amendment or termination statements with respect to such release. Any execution and delivery of documents pursuant to this Section 7.12 shall be without recourse to or warranty by the Collateral Agent.

Security Agreement (First Lien)

36

(d) At any time that the respective Grantor desires that the Collateral Agent take any of the actions described in immediately preceding clause (c), it shall, upon request of the Collateral Agent, deliver to the Collateral Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to paragraph (a) or (b). The Collateral Agent shall have no liability whatsoever to any Secured Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this Section 7.12.

Section 7.13 Additional Restricted Subsidiaries. To the extent required by Section 5.10 of the First Lien Credit Agreement a Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein, and such Restricted Subsidiary shall execute and deliver to the Administrative Agent a Security Agreement Supplement. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 7.14 Collateral Agent Appointed Attorney-in-Fact. (a) Each Grantor hereby appoints the Collateral Agent the true and lawful attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, subject to the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default and (unless a Bankruptcy Event of Default has occurred and is continuing, in which case no such notice shall be required) delivery of notice by the Collateral Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (i) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (ii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (iii) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (iv) to send verifications of Accounts to any Account Debtor; (v) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (vi) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (vii) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent or to a Collateral Account and adjust, settle or compromise the amount of payment of any Account or related contracts; (viii) to make, settle and adjust claims in respect of Collateral under policies of insurance and to endorse the name of such Grantor on any check, draft, instrument or any other item of payment with respect to the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; and (ix) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as

Security Agreement (First Lien)

37

requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

(b) All acts in accordance with this Section 7.14 of said attorney or designee are hereby ratified and approved by the Grantors. The powers conferred on the Collateral Agent, for the benefit of the Secured Parties, under this Section 7.14 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers.

Section 7.15 General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement and any other Security Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Security Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Security Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Security Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Security Document and (d) to agree to be bound by the terms of this Agreement and any other Security Documents.

Section 7.16 Collateral Agent’s Duties. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

Section 7.17 Recourse; Limited Obligations. This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the First Lien Credit Agreement and the other Loan Documents and otherwise in writing in connection herewith or therewith, with respect to the Secured Obligations of each applicable Secured Party. It is the desire and intent of each Grantor and each applicable Secured Party that this Agreement shall be enforced

Security Agreement (First Lien)

38

against each Grantor to the fullest extent permissible under applicable law applied in each jurisdiction in which enforcement is sought.

Section 7.18 Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of a Mortgage and the terms thereof are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall control in the case of fixtures and real property leases, letting and licenses of, and contracts, and agreements relating to the lease of, real property, and the terms of this Agreement shall control in the case of all other Collateral.

Section 7.19 Intercreditor Agreement. (a) Notwithstanding anything herein to the contrary, the Liens granted to the Collateral Agent under this Agreement and the exercise of the rights and remedies of the Collateral Agent hereunder and under any other Security Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or any other Security Document, the terms of the Intercreditor Agreement shall govern and control. Notwithstanding anything to the contrary herein, the Collateral Agent acknowledges and agrees that no Grantor shall be required to take or refrain from taking any action at the request of the Collateral Agent with respect to the Collateral if such action or inaction would be inconsistent with the terms of the Intercreditor Agreement.

(b) Subject to the foregoing, (i) to the extent the provisions of this Agreement (or any other Security Documents) require the delivery of, or control over, ABL Priority Collateral to be granted to the Collateral Agent at any time prior to the Discharge of ABL Obligations, then delivery of such ABL Priority Collateral (or control with respect thereto, (and any related approval or consent rights)) shall instead be granted to the ABL Agent, to be held in accordance with the ABL Documents (as defined in the Intercreditor Agreement) and subject to the Intercreditor Agreement and (ii) any provision of this Agreement (or any other Security Documents) requiring Grantors to name the Collateral Agent as an additional insured or a loss payee under any insurance policy or a beneficiary of any letter of credit, such requirement shall have been complied with if any such insurance policy or letter of credit also names the ABL Agent and/or the Second Lien Term Agent as an additional insured, loss payee or beneficiary, as the case may be, in each case pursuant and subject to the terms of the Intercreditor Agreement.

(c) Furthermore, at all times prior to the Discharge of ABL Obligations, the Collateral Agent is authorized by the parties hereto to effect transfers of ABL Priority Collateral at any time in its possession (and any “control” or similar agreements with respect to ABL Priority Collateral) to the ABL Agent .

(d) Notwithstanding anything to the contrary herein but subject to the Intercreditor Agreement, in the event the ABL Documents (as defined in the Intercreditor Agreement) and/or Second Lien Term Documents (as defined in the Intercreditor Agreement) provide for the grant of a security interest or pledge over the assets of any Grantor and such assets do not otherwise constitute Collateral under this Agreement or any other Loan Document, such Grantor shall (i) promptly grant a security interest in or pledge such assets to secure the Secured Obligations, (ii) promptly take any actions necessary to perfect such security interest or pledge to the extent set forth in the ABL Facilities Documentation and/or Second Lien Facilities

Security Agreement (First Lien)

39

Documentation and (iii) take all other steps reasonably requested by the Collateral Agent in connection with the foregoing.

(e) Nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement, which, as among the Grantors and the Collateral Agent shall remain in full force and effect in accordance with its terms.

Section 7.20 Right of Setoff

Subject to Section 2.15 of the First Lien Credit Agreement, if an Event of Default shall have occurred and be continuing, each Lender and each other Secured Party is hereby authorized by each Grantor at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Secured Party to or for the credit or the account of any Grantor against any and all of the obligations of the Grantor now or hereafter existing under this Agreement or any other Loan Document to such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Grantor may be contingent or unmatured or are owed to a branch or office of such Secured Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff) that such Secured Party may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

[Signature Pages Follow]

Security Agreement (First Lien)

40

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BJ’S WHOLESALE CLUB, INC., as the Borrower

By:
Name:
Title:

BEACON HOLDING INC., as Holdings

By:
Name:
Title:

SUBSIDIARY LOAN PARTIES:

BJME OPERATING CORP., as a Subsidiary Loan Party

By:
Name:
Title:

BJNH OPERATING CO., LLC, as a Subsidiary Loan Party

By:
Name:
Title:

NATICK REALTY, INC., as a Subsidiary Loan Party

By:
Name:
Title:

COLLATERAL AGENT:

NOMURA CORPORATE FUNDING
AMERICAS, LLC, as Collateral Agent

By:
Name:
Title:

SCHEDULE I TO SECURITY AGREEMENT

SUBSIDIARY LOAN PARTIES

BJME OPERATING CORP.

BJNH OPERATING CO., LLC

NATICK REALTY, INC.

Security Agreement (First Lien)

SCHEDULE II TO SECURITY AGREEMENT

EQUITY INTERESTS

Issuer	Registered Owner/Grantor	Percentage of Equity Interests	Number of Shares		Class of Equity Interest	Number of Certificate
BJ’s Wholesale Club, Inc.	Beacon Holding Inc.	100%	10		Common Stock	1
CWC Beverages Corp	BJ’s Wholesale Club, Inc.	100%	1		Common Stock	3
JWC Beverages Corp.	BJ’s Wholesale Club, Inc.	100%	1		Common Stock	3
Mormax Beverages Corp.	BJ’s Wholesale Club, Inc.	100%	100		Common Stock	2
Mormax Corporation	BJ’s Wholesale Club, Inc.	100%	5,000		Common Stock	4
Natick GA Beverage Corp.	BJ’s Wholesale Club, Inc.	100%	100		Common Stock	1
YWC Beverages Corp.	BJ’s Wholesale Club, Inc.	100%	1		Common Stock	3
BJME Operating Corp.	BJ’s Wholesale Club, Inc.	100%	1,000		Common Stock	4
Natick Realty, Inc.	BJME Operating Corp.	100%	105,000	*	Common Stock	5
BJNH Operating Co., LLC	BJME Operating Corp.	100%	n/a		n/a	Uncertificated
Natick Fifth Realty Corp.	Natick Realty, Inc.	100%	1,000		Common Stock	2
Natick NH Hooksett Realty Corp.	Natick Realty, Inc.	100%	100		Common Stock	1
Natick NJ 1993 Realty Corp.	Natick Realty, Inc.	100%	1,000		Common Stock	2
Natick NJ Flemington Realty Corp.	Natick Realty, Inc.	100%	1,000		Common Stock	2
Natick NJ Manahawkin	Natick Realty, Inc.	100%	100		Common Stock	2

Security Agreement (First Lien)

Issuer	Registered Owner/Grantor	Percentage of Equity Interests	Number of Shares	Class of Equity Interest	Number of Certificate
Realty Corp.
Natick NJ Realty Corp.	Natick Realty, Inc.	100%	1,000	Common Stock	2

PLEDGED DEBT

(a)	Intercompany Notes:

$200,000,000 revolving facility note by BJ’s Wholesale Club, Inc. in favor of BJME Operating Corp. (as successor in interest to BJ’s Northeast Business Trust).

(b)	Promissory notes or Other Pledged Debt:

None.

SCHEDULE III TO SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

None.

Security Agreement (First Lien)

SCHEDULE IV TO SECURITY AGREEMENT

UCC FILING OFFICES

Grantor	Jurisdiction

BEACON HOLDING INC.	Delaware

BJ’S WHOLESALE CLUB, INC.	Delaware

BJME OPERATING CORP.	Massachusetts

BJNH OPERATING CO., LLC	Delaware

NATICK REALTY, INC.	Maryland

Security Agreement (First Lien)

EXHIBIT I TO SECURITY AGREEMENT

FORM OF SECURITY AGREEMENT SUPPLEMENT

SUPPLEMENT NO.          dated as of                     , 20        (this “Supplement”), to the Security Agreement dated as of February 3, 2017 (the “Security Agreement”), among BJ’S WHOLESALE CLUB, INC., a Delaware corporation (the “Borrower”), BEACON HOLDING INC., a Delaware corporation (“Holdings”), the Subsidiary Loan Parties party thereto and NOMURA CORPORATE FUNDING AMERICAS, LLC, as Collateral Agent for the Secured Parties.

A. Reference is made to (i) the First Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, restated, supplemented and/or otherwise modified from time to time, the “First Lien Credit Agreement”), by, among others, the Borrower, Holdings, the Lenders from time to time party thereto, and NOMURA CORPORATE FUNDING AMERICAS, LLC, as Administrative Agent for the Lenders and Collateral Agent for the Secured Parties and (ii) the Guaranty Agreement (as defined in the First Lien Credit Agreement).

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Credit Agreement and the Security Agreement, as applicable.

C. The Grantors have entered into the Security Agreement in order to induce the Lenders to make Term Loans. Section 7.13 of the Security Agreement provides that additional Restricted Subsidiaries of the Grantors may become Grantors under the Security Agreement by execution and delivery of an instrument substantially in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Loans and as consideration for Term Loans previously made.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows: Section 1. In accordance with Section 7.13 of the Security Agreement, the New Subsidiary by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects (except to the extent any such representation and warranty is qualified as to materiality, in which case such representation and warranty, to the extent qualified by materiality, shall be true and correct in all respects) on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified as to materiality, in which case such representation and warranty, to the extent qualified by materiality, shall be true and correct

Security Agreement (First Lien)

Exhibit I

to

Security Agreement

in all respects) as of such earlier date. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Subsidiary as if originally named therein as a Grantor. The Security Agreement is hereby incorporated herein by reference.

Section 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile or electronic (including .pdf file) transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

Section 4. The New Subsidiary hereby represents and warrants that the Perfection Certificate attached hereto and updated schedules to the Security Agreement attached hereto as Schedule I have been duly executed and delivered to the Collateral Agent and the information set forth therein, including the exact legal name of the New Subsidiary and its jurisdiction of organization, is correct and complete in all material respects as of the date hereof.

Section 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

Section 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Security Agreement (First Lien)

Exhibit I

to

Security Agreement

Section 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Security Agreement.

Section 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including all Attorney Costs of counsel for the Collateral Agent as provided in Section 7.03(a) of the Security Agreement.

Security Agreement (First Lien)

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:
Legal Name:
Jurisdiction of Formation:
Location of Chief Executive Office:

NOMURA CORPORATE FUNDING
AMERICAS, LLC, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Security Agreement (First Lien)

SCHEDULE I TO SECURITY AGREEMENT SUPPLEMENT

[ATTACH COMPLETED PERFECTION CERTIFICATE FOR NEW SUBSIDIARY AND

ALL SCHEDULES TO SECURITY AGREEMENT, UPDATED FOR NEW SUBSIDIARY]

Security Agreement (First Lien)

EXHIBIT II TO SECURITY AGREEMENT

FORM OF PERFECTION CERTIFICATE

[    ], Reference is made to (i) the Credit Agreement dated as of February 3, 2017 (the “ABL Facility”), by and among BJ’s Wholesale Club, Inc. (the “Borrower”), Beacon Holding Inc. (“Holdings”), the lenders from time to time party thereto and Wells Fargo Bank, National Association (“Wells”) as administrative agent and collateral agent, (ii) the First Lien Credit Agreement dated as of [    ], 2017 (the “First Lien Facility”), by and among Borrower, Holdings, the lenders from time to time party thereto and Nomura Corporate Funding Americas, LLC (“Nomura”), as administrative agent and collateral agent and (iii) the Second Lien Credit Agreement dated as of [    ], 2017 (the “Second Lien Facility”) by and among Borrower, Holdings, the lenders from time to time party thereto and Jefferies Finance LLC (“Jefferies”) as administrative agent and collateral agent. Capitalized terms used but not defined herein have the meanings assigned in the ABL Facility, First Lien Facility or Second Lien Facility or the Security Agreement referred to therein, as applicable.

Each of the undersigned, a Responsible Officer of the Loan Parties set above his/her name on the signature pages hereto, hereby certifies to Wells as administrative agent with respect to the ABL Facility and the lenders party thereto and Nomura, as collateral agent with respect to the First Lien Facility and to Jefferies, as collateral agent with respect to the Second Lien Facility, as applicable, and the lenders party thereto, as applicable, on behalf of the Borrower, Holdings and the Subsidiary Guarantors (collectively, the “Loan Parties” and each, a “Loan Party”) as follows:

I. CURRENT INFORMATION

A. Legal Names, Organizations, Jurisdictions of Organization, Organizational Identification Numbers and Federal Employer Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization, the jurisdiction of organization or formation, as applicable, the organizational identification number, and the Federal Employer Identification Number of the Borrower and each other Loan Party are as follows:

	Type of Organization			Federal
	(e.g. corporation, limited	Jurisdiction of	Organizational	Employer
	liability company,	Organization/	Identification	Identification
Name of Borrower/Loan Party	limited partnership)	Formation	Number	Number

Exhibit II

to

Security Agreement

B. Chief Executive Offices and Mailing Addresses. The chief executive office address and the preferred mailing address (if different than chief executive office or residence) of the Borrower and each other Loan Party are as follows:

Name of Borrower/Loan Party	Address of Chief Executive Office	Mailing Address (if different than CEO)

C. Special Debtors. Except as specifically identified below none of the Loan Parties is a: (i) transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended or (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof.

Name of Borrower/Loan Party	Type of Special Debtor

D. Trade Names/Assumed Names.

Current Trade Names. Set forth below is each trade name or assumed name currently used by the Borrower or any other Loan Party or by which the Borrower or any Loan Party is known or is transacting any business:

Borrower/Loan Party	Trade/Assumed Name

Exhibit II

to

Security Agreement

E. Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, neither the Borrower nor any other Loan Party has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

F. Prior Addresses.

Except as set forth below, neither the Borrower nor any other Loan Party has changed its chief executive office, or principal residence if the Borrower or a particular Loan Party is a natural person, within the past five (5) years:

Borrower/Loan Party	Prior Address/City/State/Zip Code

G. Acquisitions of Equity Interests or Assets.

Except as set forth below, neither the Borrower nor any Loan Party has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

H. Corporate Ownership and Organizational Structure.

II. INFORMATION REGARDING CERTAIN COLLATERAL

A. Investment Related Property

1. Equity Interests. Set forth below is a list of all equity interests owned by the Borrower and each Loan Party together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

			# of		% of	Certificate No.
		Type of	Shares	Total Shares	Interest	(if uncertificated,
Borrower/Loan Party	Issuer	Organization	Owned	Outstanding	Pledged	please indicate so)	Par Value

2. Securities Accounts. Set forth below is a list of all securities accounts in which the Borrower or any other Loan Party customarily maintains securities or other assets:

Exhibit II

to

Security Agreement

3. Deposit Accounts. Set forth below is a list of all bank accounts (checking, savings, money market or the like) maintained by the Borrower or any other Loan Party:

Name & Address of
Borrower/Loan Party	Type of Account	Financial Institutions	Account Number

4. Debt Securities & Instruments. Set forth below is a list of all debt securities and instruments owed to the Borrower or any other Loan Party, other than such debt securities and instruments with a principal amount less than or equal to $500,000 individually and $2,000,000 in the aggregate:

Borrower/Loan Party	Issuer of Instrument	Principal Amount of Instrument	Maturity Date

B. Intellectual Property. Set forth below is a list of all copyrights, patents, and trademarks, all applications and licenses thereof and other intellectual property owned or used, or hereafter adopted, held or used, by the Borrower and each other Loan Party:

1. Copyrights, Copyright Applications and Copyright Licenses

Borrower/Loan Party	Title		Status	Registration
		Application No./Application		No./Registration
		Date		Date

2. Patents, Patent Applications and Patent Licenses

Borrower/Loan Party	Title		Status	Registration
		Application No./Application		No./Registration
		Date		Date

None

Exhibit II

to

Security Agreement

3. Trademarks, Trademark Applications and Trademark Licenses

	Title		Status	Registration
		Application		No./Registration
Borrower/Loan Party		No./Application Date		Date

4. Trademark Licenses

5. Domain Names

Name	Expires	Status

6. BJs.com Sub-Domain Listings

Name

C. Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties. Except as set forth below, no persons (including, without limitation, warehousemen and bailees) other than the Borrower or any other Loan Party have possession of any material amount (fair market value of $2,000,000 or more) of tangible personal property of the Borrower or any other Loan Party:

Description of
Debtor/Grantor	Address/City/State/Zip Code	County	Assets and Value

D. Tangible Personal Property in Former Article 9 Jurisdictions and Canada. Set forth below are all the locations within the Commonwealth of Puerto Rico and any Province of Canada where the Borrower or any other Loan Party currently maintains or has maintained any material amount (fair market value of $2,000,000 or more) of its tangible personal property (including goods, inventory and equipment) of such Borrower or any other Loan Party (whether or not in the possession of such Borrower or any other Loan Party) within the past five (5) years:

Exhibit II

to

Security Agreement

E. Real Estate Related UCC Collateral

1. Fixtures. Set forth below are all the locations where the Borrower or any other Loan Party owns or leases any real property with a fair market value above $5,000,000:

Owned Property

Borrower/Loan Party	Address/City/State/Zip Code	County

Leased Property

Location	Lease Agreement

2. “As Extracted” Collateral. Set forth below are all the locations where the Borrower or any other Loan Party owns, leases or has an interest in any wellhead or minehead:

3. Timber to be Cut. Set forth below are all locations where the Borrower or any other Loan Party owns goods that are timber to be cut:

F. Commercial Tort Claims. Set forth below is a true and correct list of commercial tort claims in excess of $5,000,000 held by the Borrower or any other Loan Party, including a brief description thereof.

Exhibit II

to

Security Agreement

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on the date above first written.

LOAN PARTIES

BEACON HOLDING INC.

By:
Name:
Title:

BJ’S WHOLESALE CLUB, INC.

By:
Name:
Title:

Exhibit II

to

Security Agreement

LOAN PARTIES (Cont’d)

BJME OPERATING CORP.,

By:
Name:
Title:

BJNH OPERATING CO., LLC,

By:
Name:
Title:

NATICK REALTY, INC.,

By:
Name:
Title:

Exhibit A

Security Agreement (First Lien)

EXHIBIT III TO SECURITY AGREEMENT

[FORM OF] TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (as amended, amended and restated, supplemented and/or otherwise modified from time to time, this “Trademark Security Agreement”) dated             , 20__, is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Nomura Corporate Funding Americas, LLC, as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the First Lien Credit Agreement referred to below).

Reference is made to (i) the First Lien Term Loan Credit Agreement, dated as of [__], 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “First Lien Credit Agreement”), by and among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time and Nomura Corporate Funding Americas, LLC, as Administrative Agent and Collateral Agent, (ii) each Specified Hedge Agreement, and (iii) each agreement relating to Cash Management Services. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the First Lien Credit Agreement, the Qualified Counterparties have agreed to enter into and/or maintain one or more Specified Hedge Agreements and the Cash Management Banks have agreed to enter into and/or maintain Cash Management Services, on the terms and conditions set forth in the First Lien Credit Agreement, in such Specified Hedge Agreements or agreements relating to Cash Management Services, as applicable.

Whereas, as a condition precedent to the Lenders extension of such credit, the obligation of the Qualified Counterparties to enter into and/or maintain such Specified Hedge Agreements and the obligation of the Cash Management Banks to enter into and/or maintain such Cash Management Services, each Grantor has executed and delivered that certain Security Agreement, dated as of [__], 2017, made by the Grantors to the Collateral Agent (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Security Agreement”). Whereas, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this Trademark Security Agreement for recording with the U.S. Patent and Trademark Office.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

Security Agreement (First Lien)

III-1

Exhibit III

to

Security Agreement

SECTION 1. Terms. Terms defined in the First Lien Credit Agreement and Security Agreement and not otherwise defined herein are used herein as defined in the First Lien Credit Agreement and Security Agreement.

SECTION 2. Grant of Security. Each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties a continuing security interest in all of such Grantor’s right, title and interest in, to and under the Trademarks, including the Trademarks set forth on Schedule A attached hereto; provided that, in no event shall any security interest be granted in any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law (it being understood that after such period such intent-to-use application shall be automatically subject to the security interest granted herein).

SECTION 3. Security for Obligations. The grant of a security interest in the Trademarks by each Grantor under this Trademark Security Agreement is made to secure the payment or performance, as the case may be, in full of the Secured Obligations.

SECTION 4. Recordation. Each Grantor authorizes and requests that the Commissioner for Trademarks record this Trademark Security Agreement.

SECTION 5. Execution in Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Trademark Security Agreement by facsimile or electronic (including .pdf file) transmission shall be as effective as delivery of a manually signed counterpart of this Trademark Security Agreement.

SECTION 6. Security Agreement. This Trademark Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 7. Governing Law. THIS TRADEMARK SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of this page intentionally left blank]

Security Agreement (First Lien)

III-2

IN WITNESS WHEREOF, the undersigned have executed this Trademark Security Agreement as of the date first above written.

[NAME OF GRANTOR], Grantor

By:
Name:
Title:

NOMURA CORPORATE FUNDING
AMERICAS, LLC, as Collateral Agent and
Grantee

By:
Name:
Title:

By:
Name:
Title:

Security Agreement (First Lien)

III-1

SCHEDULE A

MARK	SERIAL/REG. NO.	APP./REG. DATE

Security Agreement (First Lien)

III-2

EXHIBIT IV TO SECURITY AGREEMENT

[FORM OF] PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (as amended, amended and restated, supplemented and/or otherwise modified from time to time, this “Patent Security Agreement”) dated             , 20            , is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Nomura Corporate Funding Americas, LLC, as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the First Lien Credit Agreement referred to below).

Reference is made to (i) the First Lien Term Loan Credit Agreement, dated as of [__], 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “First Lien Credit Agreement”), by and among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time and Nomura Corporate Funding Americas, LLC, as Administrative Agent and Collateral Agent, (ii) each Specified Hedge Agreement and (iii) each agreement relating to Cash Management Services. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the First Lien Credit Agreement, the Qualified Counterparties have agreed to enter into and/or maintain one or more Specified Hedge Agreements and the Cash Management Banks have agreed to enter into and/or maintain Cash Management Services, on the terms and conditions set forth in the First Lien Credit Agreement, in such Specified Hedge Agreements or agreements relating to Cash Management Services, as applicable.

Whereas, as a condition precedent to the Lenders extension of such credit, the obligation of the Qualified Counterparties to enter into and/or maintain such Specified Hedge Agreements and the obligation of the Cash Management Banks to enter into and/or maintain such Cash Management Services, each Grantor has executed and delivered that certain Security Agreement, dated as of [__], 2017, made by the Grantors to the Collateral Agent (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Security Agreement”).

Whereas, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this Patent Security Agreement for recording with the U.S. Patent and Trademark Office.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Terms. Terms defined in the First Lien Credit Agreement and Security Agreement and not otherwise defined herein are used herein as defined in the First Lien Credit Agreement and Security Agreement.

Security Agreement (First Lien)

Exhibit IV

to

Security Agreement

SECTION 2. Grant of Security. Each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in, to and under the Patents, including the Patents set forth on Schedule A attached hereto.

SECTION 3. Security for Obligations. The grant of a security interest in the Patent by each Grantor under this Patent Security Agreement is made to secure the payment or performance, as the case may be, in full of the Secured Obligations.

SECTION 4. Recordation. Each Grantor authorizes and requests that the Commissioner for Patents record this Patent Security Agreement.

SECTION 5. Execution in Counterparts. This Patent Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Patent Security Agreement by facsimile or electronic (including .pdf file) transmission shall be as effective as delivery of a manually signed counterpart of this Patent Security Agreement.

SECTION 6. Security Agreement. This Patent Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 6. Governing Law. THIS PATENT SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of this page intentionally left blank]

Security Agreement (First Lien)

Exhibit IV

to

Security Agreement

IN WITNESS WHEREOF, the undersigned have executed this Patent Security Agreement as of the date first above written.

[NAME OF GRANTOR], Grantor

By:
Name:
Title:

NOMURA CORPORATE FUNDING
AMERICAS, LLC, as Collateral Agent and
Grantee

By:
Name:
Title:

By:
Name:
Title:

Security Agreement (First Lien)

SCHEDULE A

PATENT	PATENT NO.	FILING/ISSUE DATE

Security Agreement (First Lien)

EXHIBIT V TO SECURITY AGREEMENT

[FORM OF] COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (as amended, amended and restated, supplemented and/or otherwise modified from time to time, this “Copyright Security Agreement”) dated             , 20            , is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Nomura Corporate Funding Americas, LLC, as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the First Lien Credit Agreement referred to below).

Reference is made to (i) the First Lien Term Loan Credit Agreement, dated as of [__], 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “First Lien Credit Agreement”), by and among BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time and Nomura Corporate Funding Americas, LLC, as Administrative Agent and Collateral Agent, (ii) each Specified Hedge Agreement and (iii) each agreement relating to Cash Management Services. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the First Lien Credit Agreement, the Qualified Counterparties have agreed to enter into and/or maintain one or more Specified Hedge Agreements and the Cash Management Banks have agreed to enter into and/or maintain Cash Management Services, on the terms and conditions set forth in the First Lien Credit Agreement, in such Specified Hedge Agreements or agreements relating to Cash Management Services, as applicable.

Whereas, as a condition precedent to the Lenders extension of such credit, the obligation of the Qualified Counterparties to enter into and/or maintain such Specified Hedge Agreements and the obligation of the Cash Management Banks to enter into and/or maintain such Cash Management Services, each Grantor has executed and delivered that certain Security Agreement, dated as of [__], 2017, made by the Grantors to the Collateral Agent (as amended, amended and restated, supplemented and/or otherwise modified from time to time, the “Security Agreement”).

Whereas, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this Copyright Security Agreement for recording with the U.S. Copyright Office.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Terms. Terms defined in the First Lien Credit Agreement and Security Agreement and not otherwise defined herein are used herein as defined in the First Lien Credit Agreement and Security Agreement.

Security Agreement (First Lien)

Exhibit V

to

Security Agreement

SECTION 2. Grant of Security. Each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in, to and under the Copyrights, including the Copyrights set forth on Schedule A attached hereto.

SECTION 3. Security for Obligations. The grant of a security interest in the Copyrights and exclusive Copyright Licenses by each Grantor under this Copyright Security Agreement is made to secure the payment or performance, as the case may be, in full of the Secured Obligations.

SECTION 4. Recordation. Each Grantor authorizes and requests that the Commissioner for Copyrights record this Copyright Security Agreement.

SECTION 5. Execution in Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Copyright Security Agreement by facsimile or electronic (including .pdf file) transmission shall be as effective as delivery of a manually signed counterpart of this Copyright Security Agreement.

SECTION 6. Security Agreement. This Copyright Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 7. Governing Law. THIS COPYRIGHT SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of this page intentionally left blank]

Security Agreement (First Lien)

Exhibit V

to

Security Agreement

IN WITNESS WHEREOF, the undersigned have executed this Copyright Security Agreement as of the date first above written.

[NAME OF GRANTOR], Grantor

By:
Name:
Title:

NOMURA CORPORATE FUNDING
AMERICAS, LLC, as Collateral Agent and
Grantee

By:
Name:
Title:

By:
Name:
Title:

Security Agreement (First Lien)

SCHEDULE A

COPYRIGHTS

COPYRIGHT	COPYRIGHT NO.	APP./REG. DATE

Security Agreement (First Lien)

EXHIBIT K

[FORM OF]

SECOND LIEN TERM LOAN GUARANTY AGREEMENT

EXECUTION VERSION

TERM LOAN GUARANTY AGREEMENT

dated as of

February 3, 2017

among

BEACON HOLDING INC.,

as Holdings,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

and

JEFFERIES FINANCE LLC,

as Administrative Agent

Guaranty (Second Lien)

SCHEDULES

Schedule I	—	Guarantors

EXHIBITS

Exhibit I	—	Form of Guaranty Supplement

Guaranty (Second Lien)

(i)

This TERM LOAN GUARANTY, dated as of February 3, 2017, is among BEACON HOLDING INC., a Delaware corporation (“Holdings”), and the other Guarantors set forth on Schedule I hereto and JEFFERIES FINANCE LLC, as Administrative Agent for the Secured Parties (as defined below).

Reference is made to the Second Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, extended, supplemented, amended and restated and/or otherwise modified from time to time, the “Second Lien Credit Agreement”), by and among BJ’S WHOLESALE CLUB, INC., a Delaware corporation (the “Borrower”), Holdings, the Lenders from time to time party thereto, and JEFFERIES FINANCE LLC, as Administrative Agent and Collateral Agent for the Lenders.

The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Second Lien Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement by each Guarantor (as defined below). The Guarantors are Affiliates of one another and will derive substantial direct and indirect benefits from the extensions of credit to the Borrower pursuant to the Second Lien Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. The Intercreditor Agreement governs the relative rights and priorities of the First Lien Term Secured Parties (as defined in the Intercreditor Agreement), the Second Lien Term Secured Parties (as defined in the Intercreditor Agreement) and the ABL Secured Parties (as defined in the Intercreditor Agreement) in respect of the Term Priority Collateral (as defined in the Intercreditor Agreement) and the ABL Priority Collateral (as defined in the Intercreditor Agreement) and with respect to certain other matters as described therein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Second Lien Credit Agreement Definitions. (a) Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in Section 1.01 of the Second Lien Credit Agreement.

(b) The rules of construction specified in Sections 1.02 through 1.08 (inclusive) of the Second Lien Credit Agreement also apply to this Agreement.

Section 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Article III.

“Agreement” means this Term Loan Guaranty Agreement, as amended, restated, supplemented and/or otherwise modified from time to time.

“Allocable Amount” has the meaning assigned to such term in Article III.

Guaranty (Second Lien)

1

“Attorney Costs” means all reasonable and documented in reasonable detail fees, expenses and disbursements of any law firm or other external legal counsel.

“Guaranteed Obligations” mean the “Obligations” as defined in the Second Lien Credit Agreement.

“Guarantors” means, collectively, Holdings, each other Restricted Subsidiary listed on Schedule I hereto and any other Person that becomes a party to this Agreement after the Closing Date pursuant to Section 4.13; provided that if any such Guarantor is released from its obligations hereunder as provided in Section 4.12(b), such Person shall cease to be a Guarantor hereunder and for all purposes effective upon such release.

“Guaranty Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party or Limited Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or Limited Recourse Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Second Lien Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Secured Parties” has the meaning provided in the Second Lien Credit Agreement.

“UFCA” has the meaning assigned to such term in Article III.

“UFTA” has the meaning assigned to such term in Article III.

ARTICLE II

Guarantee

Section 2.01 Guarantee. Each Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred under, arising out of or in connection with any Loan Document, Specified Hedge Agreements or Cash Management Services, and whether at maturity, by acceleration or otherwise. Each of the Guarantors further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, such Guarantor and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or

Guaranty (Second Lien)

2

modification of any Guaranteed Obligation. Each of the Guarantors waives promptness, presentment to, demand of payment from, and protest to, any Guarantor or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02 Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any proceeding under Title 11 of the United States Code, as now constituted or hereinafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any Collateral or other security held for the payment of any of the Guaranteed Obligations, or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any other Guarantor or any other Person. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower be joined in any such action or actions. Any payment required to be made by a Guarantor hereunder may be required by the Administrative Agent or any other Secured Party on any number of occasions.

Section 2.03 No Limitations. (a) Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 4.12, to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04), the obligations of each Guarantor hereunder shall not be discharged, impaired or otherwise affected by (i) the failure of the Administrative Agent, any other Secured Party or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of any security held by the Administrative Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Administrative Agent or any other Secured Party; (vi) any change in the corporate existence, structure or ownership of any Loan Party, the lack of legal existence of the Borrower or any other Guarantor or legal obligation to discharge any of the Guaranteed Obligations by the Borrower or any other Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any Loan Party; (vii) the existence of any claim, set-

Guaranty (Second Lien)

3

off or other rights that any Guarantor may have at any time against the Borrower, the Administrative Agent, any other Secured Party or any other Person, whether in connection with the Second Lien Credit Agreement, the other Loan Documents or any unrelated transaction; (viii) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Closing Date or (ix) any other circumstance (including statute of limitations), any act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a defense to, or discharge of, the Borrower, any Guarantor or any other guarantor or surety as a matter of law or equity (in each case, other than the payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made)). Each Guarantor expressly authorizes the applicable Secured Parties, to the extent permitted by the Security Agreement, to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations all without affecting the obligations of any Guarantor hereunder. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

(b) To the fullest extent permitted by applicable law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04), each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor, other than the payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made). The Administrative Agent and the other Secured Parties may in accordance with the terms of the Security Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Guarantor or exercise any other right or remedy available to them against any Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash (excluding contingent obligations as to which no claim has been made). To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guarantor, as the case may be, or any security. To the fullest extent permitted by applicable law, each Guarantor waives any and all suretyship defenses.

Section 2.04 Reinstatement. Notwithstanding anything to the contrary contained in this Agreement, each of the Guarantors agrees that (a) its guarantee

Guaranty (Second Lien)

4

hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower or any other Guarantor or otherwise and (b) the provisions of this Section 2.04 shall survive the termination of this Agreement.

Section 2.05 Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

Section 2.06 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Indemnity, Subrogation and Subordination

Upon payment by any Guarantor of any Guaranteed Obligations, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made) and the termination of all Commitments to the Borrower under the Second Lien Credit Agreement. If any amount shall be paid to the Borrower or any other Guarantor in violation of the foregoing restrictions on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Borrower or any other Guarantor, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Second Lien Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Guarantor shall, under this Agreement or the Second Lien Credit Agreement as a joint and several obligor, repay any of the Guaranteed Obligations constituting Loans or other advances made to another Loan Party under the Second Lien Credit Agreement (an “Accommodation

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Payment”), then the Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Guarantors; provided that such rights of contribution and indemnification shall be subordinated to the prior payment in full, in cash, of all of the Guaranteed Obligations (excluding contingent obligations as to which no claim has been made). As of any date of determination, the “Allocable Amount” of each Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Guarantor hereunder and under the Second Lien Credit Agreement without (a) rendering such Guarantor “insolvent” within the meaning of Section 101 (32) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.

ARTICLE IV

Miscellaneous

Section 4.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.01 of the Second Lien Credit Agreement. All communications and notice hereunder to a Guarantor other than Holdings shall be given in care of the Borrower.

Section 4.02 Waivers; Amendment. (a) No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Subject to the Intercreditor Agreement, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.08 of the Second Lien Credit Agreement.

Section 4.03 Administrative Agent’s Fees and Expenses; Indemnification. (a) Each Guarantor, jointly with the other Guarantors and

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severally, agrees to reimburse the Administrative Agent for its fees and expenses incurred hereunder to the extent provided in Section 10.05(1) of the Second Lien Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Guarantor”.

(b) Without limitation of the indemnification obligations under the other Loan Documents, but without duplication of amounts paid by the Borrower pursuant to Section 10.05 of the Second Lien Credit Agreement, each Guarantor jointly and severally agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, each Lender and the other Indemnitees against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of the such Indemnitees (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of an actual conflict of interest where the Indemnitee affected by such conflict of interest informs the Borrower in writing of such conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (a) the execution, delivery, enforcement, performance or administration of this Agreement or any other agreement, letter or instrument delivered in connection with the Transactions contemplated hereby or the consummation of the transactions contemplated hereby (including the reliance in good faith by any Indemnitee on any notice purportedly given by or on behalf of the Borrower), (b) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Guarantor, or any Environmental Liability arising out of the activities or operations of any Guarantor, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Guarantor Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (w) the gross negligence, bad faith, or willful misconduct of such Indemnitee or of any Related Party, (x) a material breach of any obligations under any Loan Document by such Indemnitee or of any Related Party as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) any dispute solely among Indemnitees or of any Related Party other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or an Arranger under the Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates or (z) any settlement entered into by any Indemnitee or of any Related Party of such Indemnitee in respect of any Guarantor Indemnified Liability, in each case, without each Guarantor’s (or the Borrower’s, on behalf of each Guarantor) prior written consent (such consent not to be unreasonably withheld or delayed), but, if such settlement occurs with Guarantor’s (or the Borrower’s on behalf of each Guarantor) written consent or if there is a final judgment for the plaintiff in any action or claim with respect to any of the foregoing, the Guarantor shall be liable

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for such settlement or for such final judgment. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 4.03(b) may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Guarantors shall jointly with the other Guarantors and severally contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Guarantor Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, except to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnitee or any Related Party (as determined by a final and non-appealable judgment of a court of competent jurisdiction), nor shall any Indemnitee or any Guarantor have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Guarantor, in respect of any such damages incurred or paid by an Indemnitee to a third party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 4.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Guarantor, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. This Section 4.03(b) shall not apply to Taxes, Other Taxes, taxes covered by Section 2.12 of the Second Lien Credit Agreement or Excluded Taxes, except it shall apply to any taxes (other than taxes imposed on or measured by net income (however denominated, and including branch profits and similar taxes) and franchise or similar taxes) that represent losses, claims, damages, etc. arising from a non-tax claim (including a value added tax or similar tax charged with respect to the supply of legal or other services).

(c) Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations guaranteed hereby and secured by the Security Documents. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement, any other Loan Document, any Specified Hedge Agreement or any Cash Management Services agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Guaranteed Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, any resignation of the Administrative Agent or the Collateral Agent or any document governing any of the Obligations arising under any Specified Hedge Agreements or any Cash Management Services, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 4.03 shall be payable within twenty (20) Business Days after written demand therefor.

Section 4.04 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or any Secured Party that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. No Guarantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

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Section 4.05 Survival of Agreement. All covenants, agreements, indemnities, representations and warranties made by the Guarantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Second Lien Credit Agreement or any other Loan Document, and shall continue in full force and effect until this Agreement is terminated as provided in Section 4.12 hereof, or with respect to any individual Guarantor until such Guarantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 4.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Guarantors and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of each Guarantor, the Administrative Agent, the other Secured Parties and their respective permitted successors and assigns, subject to Section 4.04 hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including in .pdf format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, restated, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 4.07 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.08 GOVERNING LAW, ETC. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) THE GUARANTORS AND THE ADMINISTRATIVE AGENT EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE

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PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) THE GUARANTORS AND THE ADMINISTRATIVE AGENT EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 4.09 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 4.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 4.11 Obligations Absolute. All rights of the Administrative Agent and the other Secured Parties hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Second Lien Credit Agreement, any other Loan Document, any

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agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Second Lien Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) subject only to termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12, but without prejudice to reinstatement rights under Section 2.04, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Guaranteed Obligations or this Agreement.

Section 4.12 Termination or Release. (a) This Agreement and the Guarantees made herein shall terminate with respect to all Guaranteed Obligations when (i) all Commitments have expired or been terminated and the Lenders have no further commitment to lend under the Second Lien Credit Agreement and (ii) all principal and interest in respect of each Term Loan and all other Guaranteed Obligations (other than (A) contingent indemnification obligations with respect to then unasserted claims and (B) Guaranteed Obligations in respect of Obligations that may thereafter arise with respect to any Specified Hedge Agreement or any Cash Management Services agreement, in each case, not yet due and payable, unless the Administrative Agent has received written notice, at least two (2) Business Days prior to the proposed date of any such termination, stating that arrangements reasonably satisfactory to each applicable Qualified Counterparty or Cash Management Bank, as the case may be, in respect thereof have not been made) shall have been paid in full in cash, provided, however, that in connection with the termination of this Agreement, the Administrative Agent may require such indemnities as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Guaranteed Obligations that may subsequently be reversed or revoked, and (y) any Obligations that may thereafter arise with respect to the Specified Hedge Agreements or Cash Management Obligations to the extent not provided for thereunder.

(b) A Guarantor that is a Restricted Subsidiary shall automatically be released in the circumstances set forth in Section 10.18 of the Second Lien Credit Agreement.

(c) In connection with any termination or release pursuant to clauses (a) or (b) above, the Administrative Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 4.12 shall be without recourse to or warranty by the Administrative Agent.

(d) At any time that the respective Guarantor desires that the Administrative Agent take any of the actions described in immediately preceding clause (c), it shall, upon request of the Administrative Agent, deliver to the Administrative Agent an officer’s certificate certifying that the release of the respective Guarantor is permitted pursuant to clause (a) or (b) above. The Administrative Agent shall have no liability whatsoever to any Secured Party as a result of any release of any Guarantor by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 4.12.

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Section 4.13 Additional Restricted Subsidiaries. To the extent required by Section 5.10 of the Second Lien Credit Agreement, a Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein, and such Restricted Subsidiary shall execute and deliver to the Administrative Agent a Guaranty Supplement. Upon execution and delivery by the Administrative Agent and a Restricted Subsidiary of a Guaranty Supplement, such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

Section 4.14 Recourse; Limited Obligations. This Agreement is made with full recourse to each Guarantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Guarantor contained herein, in the Second Lien Credit Agreement and the other Loan Documents and otherwise in writing in connection herewith or therewith. It is the desire and intent of each Guarantor and each applicable Secured Party that this Agreement shall be enforced against each Guarantor to the fullest extent permissible under applicable law applied in each jurisdiction in which enforcement is sought.

Section 4.15 Intercreditor Agreement. The Guarantors and the Administrative Agent acknowledge that the exercise of certain of the Administrative Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement. Except as specified herein, nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement, which, as among the Guarantors and the Administrative Agent shall remain in full force and effect.

Section 4.16 Keepwell

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party and each Limited Guarantor, as the case may be, to honor all of its obligations under this Agreement or the Limited Recourse Guaranty of such Limited Guarantor in respect of Swap Obligations (provided, however, that any Qualified ECP Guarantor shall only be liable under this Section 4.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.16, or otherwise under this Agreement, as it relates to such other Loan Party or such Limited Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 4.16 shall remain in full force and effect until the termination of this Agreement pursuant to its terms. Each Qualified ECP Guarantor intends that this Section 4.16 constitute, and this Section 4.16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party and each Limited Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GUARANTORS:

BEACON HOLDING INC.

By:
Name:
Title:

Guaranty (Second Lien)

GUARANTORS:

BJME OPERATING CORP., as Guarantor

By:
Name:
Title:

BJNH OPERATING CO., LLC, as Guarantor

By:
Name:
Title:

NATICK REALTY, INC., as Guarantor

By:
Name:
Title:

Guaranty (Second Lien)

ADMINISTRATIVE AGENT:

JEFFERIES FINANCE LLC, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Guaranty (Second Lien)

SCHEDULE I TO GUARANTY

GUARANTORS

BEACON HOLDING INC.

BJME OPERATING CORP.

BJNH OPERATING CO., LLC

NATICK REALTY, INC.

Guaranty (Second Lien)

EXHIBIT I TO GUARANTY

FORM OF GUARANTY SUPPLEMENT

SUPPLEMENT NO.         dated as of            , 20            , to the Term Loan Guaranty Agreement dated as of February 3, 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the” Guaranty”), among BEACON HOLDING INC., a Delaware corporation (“Holdings”), the other Guarantors party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent for the Secured Parties.

A. Reference is made to the Second Lien Term Loan Credit Agreement, dated as of February 3, 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Second Lien Credit Agreement”), by, among others, the Borrower, Holdings, the Lenders party thereto from time to time, and JEFFERIES FINANCE LLC, as Administrative Agent and Collateral Agent for the Lenders.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Credit Agreement and the Guaranty, as applicable.

C. The Guarantors have entered into the Guaranty in order to induce the Lenders to make Term Loans to the Borrower. Section 4.13 of the Guaranty provides that additional Restricted Subsidiaries may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Second Lien Credit Agreement to become a Guarantor under the Guaranty as consideration for Term Loans previously made.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

Section 1. In accordance with Section 4.13 of the Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by the Borrower with respect to the Guarantors under the Second Lien Credit Agreement are true and correct in all material respects (except to the extent any such representations and warranty is qualified as to “Material Adverse Effect”, in which case such representation and warranty, to the extent qualified by a “Material Adverse Effect”, shall be true and correct in all respects) with respect to the New Subsidiary on and as of the date hereof, provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (except to the extent any such representations and warranty is qualified as to “Material Adverse Effect”, in which case such representation and warranty, to the extent qualified by a “Material Adverse Effect”, shall be true and correct in all respects) as of such earlier date. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the

Guaranty (Second Lien)

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Exhibit I

to

Guaranty

New Subsidiary as if originally named therein as a Guarantor. The Guaranty is hereby incorporated herein by reference.

Section 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Title 11 of the United States Code, as now constituted or hereinafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law and by general principles of equity and principles of good faith and fair dealing.

Section 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery of an executed counterpart of a signature page of this Supplement by telecopy or other electronic imaging means (including in .pdf format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Supplement.

Section 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

Section 5. (a) THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE

Guaranty (Second Lien)

I-2

Exhibit I

to

Guaranty

OF ANY RIGHTS UNDER THIS SUPPLEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SUPPLEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6. If any provision of this Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Supplement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guaranty.

Section 8. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, as provided in Section 4.03(a) of the Guaranty.

Guaranty (Second Lien)

I-3

Exhibit I

to

Guaranty

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

JEFFERIES FINANCE LLC, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Guaranty (Second Lien)

I-4

Execution Version

Schedule 1.01S

Specified Sale and Lease-Back Properties

Club #	Owner	Address/City/State/Zip Code	County

31	Natick Realty, Inc.	40 Black Rock Turnpike Fairfield, CT 06825-5507	Fairfield

52	Natick Realty, Inc.	Court at Oxford Valley 350 Commerce Blvd. Fairless Hills, PA 19030	Bucks

57	Natick Realty, Inc.	550 Madison Avenue Reading, PA 19605	Berks

61	Natick Fifth Realty Corp.	55 Music Fair Road Owings Mills, MD 21117	Baltimore

67	Natick NJ 1993 Realty Corp.	1001 East Edgar Road Linden, NJ 07036	Union

107	BJ’s Wholesale Club, Inc.	4150 NW Federal Highway Jensen Beach, FL 34957	Martin

126	BJ’s Wholesale Club, Inc.	1155 Palm Bay Road NE Melbourne, FL 32904	Brevard

149	Natick NH Hooksett Realty Corp.	400 Quality Drive Hooksett, NH 03106	Merrimack

198	Natick Realty, Inc.	1320 Starling Drive Richmond, VA 23229	Henrico

199	BJ’s Wholesale Club, Inc.	2577 S. Highway 27 Clermont, FL 34711	Lake

303	Natick Realty, Inc.	756 State Highway 28 Oneonta, NY 13820	Otsego

308	Natick NJ Flemington Realty Corp.	186 Highway 31 Flemington, NJ 08822	Hunterdon

Schedule 2.01

Commitments

Lender	Initial Term Loan Commitment
Jefferies Finance LLC	$625,000,000.00

Schedule 3.04

Governmental Approvals

None.

Schedule 3.05

Possession under Leases

None.

Schedule 3.06

Subsidiaries

			Jurisdiction of	# of	Total	% of
		Type of	Organization /	Shares	Shares	Interest	Certificate	Par
Holder	Issuer	Organization	Formation	Owned	Outstanding	Pledged	No.	Value
Beacon Holding Inc.	BJ’s Wholesale Club, Inc.	Corporation	Delaware	10	10	100%	1	$0.01
BJ’s Wholesale Club, Inc.	CWC Beverages Corp.	Corporation	Connecticut	1	1	100%	3	n/a
BJ’s Wholesale Club, Inc.	JWC Beverages Corp.	Corporation	New Jersey	1	1	100%	3	n/a
BJ’s Wholesale Club, Inc.	Mormax Beverages Corp.	Corporation	Delaware	100	100	100%	2	$0.01
BJ’s Wholesale Club, Inc.	Mormax Corporation	Corporation	Massachusetts	5,000	5,000	100%	4	$1.00
BJ’s Wholesale Club, Inc.	Natick GA Beverage Corp.	Corporation	Georgia	100	100	100%	1	$1.00
BJ’s Wholesale Club, Inc.	YWC Beverages Corp.	Corporation	New York	1	1	100%	3	n/a
BJ’s Wholesale Club, Inc.	BJME Operating Corp.	Corporation	Massachusetts	1,000	1,000	100%	4	$1.00

Schedule 3.06-1

			Jurisdiction of	# of	Total		% of
		Type of	Organization /	Shares	Shares		Interest	Certificate	Par
Holder	Issuer	Organization	Formation	Owned	Outstanding		Pledged	No.	Value
BJME Operating Corp.	Natick Realty, Inc.	Corporation	Maryland	105,000	105,000	[1]	100%	5	$0.01 per share
BJME Operating Corp.	BJNH Operating Co., LLC	Limited Liability Company	Delaware	n/a	n/a		100%	Uncertificated	n/a
Natick Realty, Inc.	Natick Fifth Realty Corp.	Corporation	Maryland	1,000	1,000		100%	2	$1.00 per share
Natick Realty, Inc.	Natick NH Hooksett Realty Corp.	Corporation	New Hampshire	100	100		100%	1	$1.00 per share
Natick Realty, Inc.	Natick NJ 1993 Realty Corp.	Corporation	New Jersey	1,000	1,000		100%	2	$1.00 per share
Natick Realty, Inc.	Natick NJ Flemington Realty Corp.	Corporation	New Jersey	1,000	1,000		100%	2	$1.00 per share
Natick Realty, Inc.	Natick NJ Manahawkin Realty Corp.	Corporation	New Jersey	100	100		100%	2	$1.00 per share
Natick Realty, Inc.	Natick NJ Realty Corp.	Corporation	New Jersey	1,000	1,000		100%	2	$1.00 per share

[1]	Approximately 120 shares of Series A Non-Voting Preferred Stock of Natick Realty, Inc. are held by various current and former employees of BJ’s Wholesale Club, Inc. or their estates. BJME Operating Corp. holds all of the outstanding Common Stock of Natick Realty, Inc.

Schedule 3.06-2

Schedule 3.11

Taxes

None.

Schedule 3.13

Environmental Matters

None.

Schedule 3.15(1)

Owned Material Real Property

Club #	Owner	Address/City/State/Zip Code	County
31	Natick Realty, Inc.	40 Black Rock Turnpike Fairfield, CT 06825-5507	Fairfield

52	Natick Realty, Inc.	Court at Oxford Valley 350 Commerce Blvd. Fairless Hills, PA 19030	Bucks

57	Natick Realty, Inc.	550 Madison Avenue Reading, PA 19605	Berks

61	Natick Fifth Realty Corp.	55 Music Fair Road Owings Mills, MD 21117	Baltimore

67	Natick NJ 1993 Realty Corp.	1001 East Edgar Road Linden, NJ 07036	Union

107	BJ’s Wholesale Club, Inc.	4150 NW Federal Highway Jensen Beach, FL 34957	Martin

126	BJ’s Wholesale Club, Inc.	1155 Palm Bay Road NE Melbourne, FL 32904	Brevard

149	Natick NH Hooksett Realty Corp.	400 Quality Drive Hooksett, NH 03106	Merrimack

198	Natick Realty, Inc.	1320 Starling Drive Richmond, VA 23229	Henrico

199	BJ’s Wholesale Club, Inc.	2577 S. Highway 27 Clermont, FL 34711	Lake

303	Natick Realty, Inc.	756 State Highway 28 Oneonta, NY 13820	Otsego

308	Natick NJ Flemington Realty Corp.	186 Highway 31 Flemington, NJ 08822	Hunterdon

Schedule 3.15(2)

Leased Material Real Property

Club #	Location	Lease Agreement
1	278 Middlesex Avenue, Medford, MA 02155	Lease dated April 12, 1984 between Pepperlane Realty Trust and BJ’s Wholesale Club, Inc.

7	1440 Central Ave. Albany, NY 12205	Lease dated May 23, 1985 between Colonie Associates and BJ’s Wholesale Club, Inc.

8	300 Route 17 E. Rutherford, NJ 07073	Lease dated August 26, 1985 between Management Investment Company and BJ’s Wholesale Club, Inc.

10	6924 Frank Ave., NW North Canton, OH 44720	Lease dated June 4, 1998, between BJ’s Portage Limited and BJ’s Wholesale Club, Inc.

11	4000 Nesconset Highway East Setauket, NY 11733	Lease dated June 23, 1998 between AVR Realty Company and BJ’s Wholesale Club, Inc.

13	131 East Kings Highway Maple Shade, NJ 08052	Lease dated October 17, 1985 between Man-Tex Associates and BJ’s Wholesale Club, Inc.

15	124 Sunset Blvd. New Castle, DE 19720	Lease dated 4/30/1987 between 326 Associations, LP, (LL) and BJ’s Wholesale Club, Inc., as successor to Mormax Corporation.

17	70 Cluff Road Salem, NH 03079	Lease dated 6/26/1986 between Cluff Road Associates and BJ’s Wholesale Club, Inc., as successor to Mormax Corporation.

Schedule 3.15(2)-1

Club #	Location	Lease Agreement
18	622 Washington Street Weymouth, MA 02188	Lease dated 8/6/1986 between Barry H. Dimson and Joshua W. Yatzen, Trustees of Weymouth S.C. Associates Realty Trust, as Landlord, and BJ’s Wholesale Club, Inc., as successor to Mormax Corporation.

19	110 Centerville Road Lancaster, PA 17603	Lease dated 9/30/2011 between Cole BJ Portfolio I LLC and BJ’s Wholesale Club, Inc.

20	650 Memorial Drive Chicopee, MA 01013	Lease dated November 19, 1986 between Chicopee Corporation, Inc. and Waban, Inc.[2]

21	1785 Airport Road South Allentown (Hanover Township), PA 18109	Lease dated November 22, 1991 between OpCo. Inc. and Waban Inc.

22	2044 Red Lion Road Philadelphia, PA 19115	Lease dated June 23, 2015 between Baker Red Lion LLC and Angel Red Lion LLC and BJ’s Wholesale Club, Inc.

23	460 State Road N. Dartmouth, MA 02747	Lease dated 9/21/12 between Ladder Capital Finance LLC and BJ’s Wholesale Club, Inc.

25	3805 Hartzdale Drive Camp Hill, PA 17011	Lease dated January 19, 1990 between Cedar Run Development and Waban Inc.

26	1000 U.S. Highway One Edison, NJ 08817	Lease dated April 19, 1989 between Edison Woods, Inc. and BJ’s Wholesale Club, Inc. as successor to Mormax Corporation.

27	1904 Route 35 Oakhurst, NJ 07755	Lease dated November 22, 1989 between Highway 35 Associates and Waban Inc.

29	513-515 Warren Avenue Portland, ME 04103	Lease dated August 23, 1990 between BJ/Portland LP and Waban Inc.

[2]	Please note that all leases to which Waban Inc. was a party were assigned to BJ’s Wholesale Club, Inc. in 1997.

Schedule 3.15(2)-2

Club #	Location	Lease Agreement
30	6 Hutchinson Drive Danvers, MA 01923	Lease dated November 17, 1989 between Hutchison Realty Trust II and Waban Inc.

32	500 State Road 7 (US 441) Royal Palm Beach, FL 33411	Lease dated September 4, 1998, between Fairgrounds Associates, LTD and BJ’s Wholesale Club, Inc.

33	13053 Fair Lakes Shopping Center Fairfax, VA 22033	Lease dated 9/30/2011 between National Retail Properties, LP and BJ’s Wholesale Club, Inc.

34	901 Technology Center Drive Stoughton, MA 02072	Lease dated March 18, 1991 between the 901 TCD Nominee Trust and Waban Inc.

35	4408 Milestrip Road Hamburg, NY 14219	Lease dated May 14, 1990 between Benderson 85-I Trust and Waban Inc.

36	3712 Virginia Beach Blvd. Virginia Beach, VA 23452	Lease dated May 11, 1990 between Buffalo Norfolk Associates and Waban Inc.

37	344 Reidville Drive Waterbury, CT 06705	Lease dated January 30, 2015 between Reidville Drive, LLC and BJ’s Wholesale Club, Inc.

38	777 Washington Street (Route 20) Auburn, MA 01501	Lease dated August 20, 1992 between Auburn Commercial Associates LP and Waban Inc.

39	8 Sexton Avenue Nashua, NH 03060	Lease dated 9/30/2011 between Realty Income Corporation and BJ’s Wholesale Club, Inc.

40	4201 Wholesale Club Drive Baltimore, MD 21236	Lease dated April 12, 1991 between Belair Road White Marsh Joint Venture and Waban Inc.

41	14123 Noblewood Plaza Woodbridge, VA 22193	Lease dated 9/30/2011 between Realty Income Corporation and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-3

Club #	Location	Lease Agreement

44	396-420 Luis Munoz Marin Blvd. Jersey City, NJ 07302	Lease dated July 15, 1993 between G&S Investors/Jersey City and Waban Inc.

45	Two Chevy Drive East Syracuse, NY 13057	Lease dated October 30, 1992 between American Real Estate Holdings Limited Partnership and Waban Inc.

46	101 South Van Dorn St. (Rte. 401) Alexandria, VA 22304	Lease dated September 17, 1991 between Carl M. Freeman Associates, Inc. and Waban Inc.

47	26 Whittier Street Framingham, MA 01701	Lease dated October 16, 1991 between Laborers’ Pension/Framingham Investment Corporation and Waban Inc.

48	One Howard Boulevard Ledgewood, NJ 07852	Lease dated 9/30/2011 between National Retail Properties, LP and BJ’s Wholesale Club, Inc.

49	1000 Old Nichols Road Islandia, NY 11788	Lease dated December 31, 1991 between John Joseph Garza and Darcy Lynn Garza and Natick NY Realty Corp.[3]

50	85 Cedar Street Stoneham, MA 02180	Lease dated November 8, 1991 between IYH Corporation and Waban Inc.

51	7007 SW 117th Avenue Kendall, FL 33183	Lease dated December 6, 1991 between Muben-Lamar, LP and Waban Inc.

53	1404 Route 9 Wappinger Falls, NY 12590	Lease dated December 12, 1991 between Alpine Company of Poughkeepsie and Waban Inc.

54	13700 Pines Boulevard Pembroke Pines, FL 33027	Lease dated 9/30/2011 between Cole BJ Portfolio I LLC and BJ’s Wholesale Club, Inc.

[3]	Natick NY Realty Corp. was merged into Natick Realty, Inc. in 2013.

Schedule 3.15(2)-4

Club #	Location	Lease Agreement
55	287 Washington Street S. Attleboro, MA 02703	Lease dated 9/30/2011 between National Retail Properties, LP and BJ’s Wholesale Club, Inc.

56	1260 Woodland Avenue Springfield, PA 19064	Lease dated March 26, 1992 between Commonwealth Real Estate Investors and Waban Inc.

58	115 Erdman Way Leominster, MA 01453	Lease dated 9/30/2011 between Cole BJ Portfolio I LLC and BJ’s Wholesale Club, Inc.

59	8139 Governor Ritchie Highway Pasadena, MD 21122	Lease dated April 22, 1992 between Aetna Life Insurance Company and Waban Inc.

60	9011 Snowden River Parkway Columbia, MD 21045	Lease dated 9/30/2011 between Realty Income Corporation and BJ’s Wholesale Club, Inc.

62	1801 Woodbury Avenue Portsmouth, NH 03801	Lease dated 9/30/2011 between Cole BJ Portfolio I LLC and BJ’s Wholesale Club, Inc.

63	2250 York Crossing Drive York, PA 17408	Lease dated 9/21/12 between Realty Income Corporation and BJ’s Wholesale Club, Inc.

64	400 River Road Utica, NY 13502	Lease dated July 20, 2001 between the Senpike Mall Company and BJ’s Wholesale Club, Inc.

66	3067 Route 50 Saratoga Springs, NY 12866	Lease dated 9/21/12 between Ladder Capital Finance LLC and BJ’s Wholesale Club, Inc.

68	4145 Route 31 Clay, NY 13041	Lease dated 9/21/12 between Realty Income Corporation and BJ’s Wholesale Club, Inc.

69	3985 Plank Road Fredericksburg, VA 22407	Lease dated October 10, 1994 between FBJ Associates LP and Waban Inc.

Schedule 3.15(2)-5

Club #	Location	Lease Agreement
70	2301 Taylor Road Chesapeake, VA 23321	Lease dated August 26, 1993 between Crossroads North and Waban Inc.

71	413 Constant Friendship Blvd Abingdon, MD 21009	Lease dated 9/21/12 between Realty Income Corporation and BJ’s Wholesale Club, Inc.

72	1000 St. Nicholas Drive Waldorf, MD 20603	Lease dated 9/21/12 between Ladder Capital Finance LLC and BJ’s Wholesale Club, Inc.

73	1601 US Route 22 West Watchung, NJ 07069	Lease dated December 31, 1992 between Watchung Holding Corporation and Waban Inc.

74	200 Wrangleboro Consumer Square May’s Landing, NJ 08330	Lease dated March 30, 1993 between Benderson Wainberg Associates LP, Corporation and Waban Inc.

75	950 Ridge Road Webster, NY 14580	Lease dated February 5, 1993 between Hard Road Associates and Waban Inc.

76	3303 Crompond Road Yorktown Heights, NY 10598	Lease dated 9/30/2011 between Realty Income Corporation and BJ’s Wholesale Club, Inc.

77	1050 Palisades Center Drive West Nyack, NY 10994	Lease dated May 24, 1996 between EklecCo and Waban Inc.

78	507 New Park Avenue West Hartford, CT 06110	Lease dated 9/30/2011 between National Retail Properties, LP and BJ’s Wholesale Club, Inc.

79	70 Campbell Road Rotterdam, NY 12306	Lease dated June 9, 1994 between BTL Properties and Waban Inc.

84	125 Cross Road Waterford, CT 06385	Lease dated 9/21/12 between Realty Income Corporation and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-6

Club #	Location	Lease Agreement
85	1910 Deptford Center Road Deptford, NJ 08096	Lease dated 9/30/2011 between Cole BJ Portfolio I LLC and BJ’s Wholesale Club, Inc.

86	1008 East Lancaster Avenue Downingtown, PA 19335	Lease dated May 30, 1995 between Brandywine Square Associates and Waban Inc.

91	10425 Martin Road Miami, FL 33157	Lease dated October 31, 1995 between CRC Associates, Ltd. and Waban Inc.

92	300 Alan Wood Road Conshohocken, PA 19428	Lease dated 9/30/2011 between Realty Income Corporation and BJ’s Wholesale Club, Inc.

93	555 Universal Drive North Haven, CT 06473	Sublease dated February 28, 1997 between The Price Company and Waban Inc.

94	110 Route 23 North Riverdale, NJ 07457	Lease dated January 29, 1997 between Heller-Riverdale, L.L.C. and Waban Inc.

96	36595 Euclid Avenue Willoughby, OH 44094	Lease dated April 3, 1997 between First Interstate Willoughby and Waban Inc.

97	137-05 20th Avenue College Point, NY 11356	Sub-lease dated May 30, 1997 between Whitestone Development Partners and Waban Inc.

100	941 Route 37 West Toms River, NJ 08755	Lease dated September 30, 1997 between 909 Rt. 37 West Associates, L.L.C. and BJ’s Wholesale Club, Inc.

101	688 Providence Highway Dedham, MA 02026	Lease dated April 16, 1998 between Pearl Realty Associates, LLC and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-7

Club #	Location	Lease Agreement
102	1677 Home Avenue Akron, OH 44310	Lease dated November 18, 1997, between Plaza Chapel Hill Akron Co., and BJ’s Wholesale Club, Inc.

105	100 Corporate Drive Franklin, MA 02038	Lease, dated March 19, 1998 between NDNE Corporate Drive LLC, and BJ’s Wholesale Club, Inc.

106	5901 Hillsboro Boulevard Parkland, FL 33067	Lease dated March 17, 1998 between Parcland Associates, LTD., and BJ’s Wholesale Club, Inc.

108	12200 Atlantic Boulevard Jacksonville, FL 32225	Lease dated February 10, 1999 between Property Management Support Inc. and BJ’s Wholesale Club, Inc.

109	4000 Oakwood Boulevard Hollywood, FL 33020	Lease dated 4/28/1999 between Oakwood Plaza Limited Partnership and BJ’s Wholesale Club, Inc.

110	2370 Walnut Street Cary, NC 27518	Lease dated February 11, 1999 between Caryvest, LLC, and BJ’s Wholesale Club, Inc.

111	8005 NW 95th Street Hialeah Gardens, FL 33016	Lease dated 9/30/2011 between National Retail Properties, LP and BJ’s Wholesale Club, Inc.

112	6000 Brush Hollow Road Westbury, NY 11590	Lease dated May 21, 1999 between Lerner Sibling Partnership and Briar Ridge Realty LLC and BJ’s Wholesale Club, Inc.

113	105 Shops at 5 Way Plymouth, MA 02360	Lease dated May 3, 2004 between Plymouth Exit 5 LLC, and BJ’s Wholesale Club, Inc.

114	11715 Carolina Place Parkway Pineville, NC 28134	Lease dated May 7, 1999, between Pineville BJ’s, LLC and BJ’s Wholesale Club, Inc.

115	38292 Colorado Avenue Avon, OH 44011	Lease dated May 13, 1999, between First Interstate 611, Ltd., and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-8

Club #	Location	Lease Agreement
116	50 Eastview Mall Drive Victor, NY 14564	Lease dated May 27, 1999 between Starwood Ceruzzi Victor LLC., and BJ’s Wholesale Club, Inc.

117	S30 Route 17 Paramus, NJ 07652	Lease dated June 22, 1999 between Burroughs, L.P.M. and BJ’s Wholesale Club, Inc.

118	141 Gallery Center Drive Mooresville, NC 28117	Lease dated 9/21/12 between Ladder Capital Finance LLC and BJ’s Wholesale Club, Inc.

119	790 Centre of New England Boulevard Coventry, RI 02816	Lease dated June 16, 1999 between Commerce Park Associates 7 LLC and BJ’s Wholesale Club, Inc.

120	415 East Merritt Avenue Merritt Island, FL 32953	Lease dated December 7, 1999 between Pamagrant Associates Inc. and BJ’s Wholesale Club, Inc.

122	4365 Richmond Road Warrensville Heights, OH 44122	Lease dated January 14, 2000, between Warrensville Heights Properties, Ltd. and BJ’s Wholesale Club, Inc.

123	8811 Brier Creek Parkway Raleigh, NC 27617	Lease dated March 24, 2000 between Brier Creek Commons LP and BJ’s Wholesale Club, Inc.

124	6944 West 130th Street Middleburg Heights, OH 44130	Lease dated March 7, 2000 between Southland Stores Co. and BJ’s Wholesale Club, Inc.

125	560 Blanding Boulevard Orange Park, FL 32073	Lease dated May 5, 2000, between Blanding Crossings Associates, Ltd. and BJ’s Wholesale Club, Inc.

127	50 Daniel Street Farmingdale, NY 11735	Lease dated May 17 2000, between Daniel Land Company, LLC and BJ’s Wholesale Club, Inc.

128	8085 Cooper Creek Boulevard University Park, FL 34201	Lease dated July 18, 2000 among RB-3 Associates, Randall Benderson 1993-1 Trust, WR-I Associated, Ltd. and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-9

Club #	Location	Lease Agreement
129	1540 W. Boynton Beach Blvd. Boynton Beach, FL 33436	Lease dated 9/30/2011 between Cole BJ Portfolio I LLC and BJ’s Wholesale Club, Inc.

130	4697 Millenia Plaza Way. D112 Orlando, FL 32839	Lease dated October 2, 2000 between Millenia Plaza Associates I LP and BJ’s Wholesale Club, Inc.

131	820 Market Street Westminster, MD 21157	Lease dated 9/30/2011 between Cole BJ Portfolio I LLC and BJ’s Wholesale Club, Inc.

132	16520 Ball Park Road Bowie, MD 20716	Lease dated November 15, 2000 between Starwood Ceruzzi Bowie LLC and BJ’s Wholesale Club, Inc.

133	4270 W. State Road 46 Sanford, FL 32771	Lease dated 9/21/12 between Realty Income Corporation and BJ’s Wholesale Club, Inc.

134	7905 Lyles Lane NW Concord, NC 28027	Lease dated December 14, 2000 between Concord Mills Residual III LP and BJ’s Wholesale Club, Inc.

135	12190 Lake Underhill Road Orlando, FL 32801	Lease, dated December 15, 2000 between PTC Land Holdings, LLC and BJ’s Wholesale Club, Inc.

136	100 Mill Road Freeport, NY 11520	Lease dated 9/30/2011 between Realty Income Corporation and BJ’s Wholesale Club, Inc.

138	339 Gateway Drive Brooklyn, NY 11239	Lease dated February 9, 2001 between Gateway Center Properties, LLC and BJ’s Wholesale Club, Inc.

139	7260 Bell Creek Road Mechanicsville, VA 23111	Lease dated 9/21/12 between Realty Income Corporation and BJ’s Wholesale Club, Inc.

141	900 Marketplace Blvd. Hamilton, NJ 08650	Lease dated 9/30/2011 between National Retail Properties, LP and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-10

Club #	Location	Lease Agreement
142	5183 Transit Road Williamsville, NY 14221	Lease dated June 26, 2001 among Benderson 1985-1 Trust and Transit-Eastgate Associates, LLC and BJ’s Wholesale Club, Inc.

143	66-26 Metropolitan Ave. Middle Village, NY 11379	Lease dated June 1, 2001, between Middle Village Associates LLC and BJ’s Wholesale Club, Inc.

144	1725 Market Place Boulevard Cumming, GA 30041	Lease dated July 31, 2001 between Sembler Family Partnership #22, Ltd. and BJ’s Wholesale Club, Inc.

146	105 Long Drive Woodstock, GA 30189	Lease dated August 17, 2001 between Sembler Family Partnership #22, Ltd. and BJ’s Wholesale Club, Inc.

147	331 Newnan Crossing Bypass Newnan, GA 30265	Lease dated September 6, 2001 between Fourth Quarter Properties XXXVI and BJ’s Wholesale Club, Inc.

148	232 Larkin Drive Monroe, NY 10019	Lease dated October 10, 2001 between FBG Shop Ctr. LLC and BJ’s Wholesale Club, Inc.

150	1800 Dogwood Drive, S.E. Conyers, GA 30013	Lease dated October 5, 2001 between The Rosen Group, Inc. and BJ’s Wholesale Club, Inc.

151	255 Shenstone Boulevard Garner, NC 27529	Lease dated October 25, 2001 between Garner Retail, LLC and BJ’s Wholesale Club, Inc.

152	3585 North Commerce Dr. East Point, GA 30344	Lease dated May 10, 2002 between NAP Camp Creek Marketplace LLC and BJ’s Wholesale Club, Inc.

153	152 Route 73 Voorhees, NJ 08043	Lease dated July 30, 2002 between Renewal Economic Advisors, LLC and BJ’s Wholesale Club, Inc.

154	1100 W. Osceola Parkway Kissimmee, FL 34741	Lease dated August 8, 2002 between D&J Land Holdings, LLC and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-11

Club #	Location	Lease Agreement
156	3849 S. Delsea Drive Suite 2500 Vineland, NJ 08360	Lease dated 9/21/12 between Ladder Capital Finance LLC and BJ’s Wholesale Club, Inc.

159	2085 Bay Street Taunton, MA 02780	Lease dated April 18, 2003 between Koffler/GID Taunton, LLC and BJ’s Wholesale Club, Inc.

160	3635 Hempstead Turnpike Levittown, NY 11756	Leased dated April 30, 2003 between Nassau Mall Plaza Associates and BJ’s Wholesale Club, Inc.

162	2300 A Rear Oregon Ave., Quartermaster Plaza, Philadelphia, PA 19145	Lease dated June 30, 2003 among FC Quartermaster Associates, L.P., F.C. Quartermaster Associates II, L.P. and FC Quartermaster Associates III, L.P. and BJ’s Wholesale Club, Inc.

165	125 Green Acres Road Valley Stream, NY 11581	Lease dated January 23, 2004, between Green Acres Mall, LLC and BJ’s Wholesale Club, Inc.

167	200 Easton Road Warrington, PA 18976	Lease dated April 5, 2004 between Easton Road Retail, LP. and BJ’s Wholesale Club, Inc.

168	400 Jay Scutti Boulevard Rochester, NY 14623	Lease dated August 20, 2004 between K&R Henrietta, LLC and BJ’s Wholesale Club, Inc.

169	1929 Pine Island Road, N.E. Cape Coral, FL 33909	Lease dated September 1, 2004 between NAP Pine Island LLC and BJ’s Wholesale Club, Inc.

170	650 SE 8th Street Homestead, FL 33034	Lease dated December 7, 2004 between HWC Associates, LLC and BJ’s Wholesale Club, Inc.

171	8046 Phillips Highway Jacksonville, FL 32256	Lease dated January 13, 2005 between Property Management Support, Inc. and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-12

Club #	Location	Lease Agreement
172	1007 Highway Route 9N Old Bridge, NJ 08859	Lease dated August 29, 1998 between Old Bridge Associates and BJ’s Wholesale Club, Inc. (as assignee of The Home Depot, Inc.)

173	1046 North Colony Road, Wallingford, CT 06492	Lease dated March 24, 2005 between L&L Wallingford, LLC and BJ’s Wholesale Club, Inc.

174	17250 NW 57th Avenue Hialeah, FL 33015	Lease dated May 13, 2005 between GKK-Red Road, LTD and BJ’s Wholesale Club, Inc.

175	5 Ward Street Revere, MA 02151	Ground lease dated November 10, 2006 between OMLC LLC and BJ’s Wholesale Club, Inc.

176	610 Exterior Street Bronx , NY 10451	Lease dated June 26, 2006 between BTM Development Partners, LLC and BJ’s Wholesale Club, Inc.

177	6301 Triangle Plantation Drive Raleigh, NC 27616	Lease dated May 26, 2005 between Plantation Point Development, LLC and BJ’s Wholesale Club, Inc.

178	100 Pencader Plaza Newark, DE 19713	Lease dated June 16, 2005 between Shopping Center Investment, LLC and BJ’s Wholesale Club, Inc.

179	16200 SW 88th Street Miami, FL 33196	Lease dated February 24, 2005 between WKC Associates, LLC and BJ’s Wholesale Club, Inc.

180	5820 E. Virginia Beach Blvd. Norfolk, VA 23502	Sublease dated October 3, 2005 between HBR Properties Norfolk, LLC and BJ’s Wholesale Club, Inc.

181	5100 NW 9th Avenue Ft. Lauderdale, FL 33309	Lease dated October 4, 2005 between The Rosen Group, Inc. and BJ’s Wholesale Club, Inc.

183	6290 Commerce Palms Blvd. New Tampa, FL 33647	Lease dated November 23, 2005 between Tampa Palms Shopping Plaza, LLC and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-13

Club #	Location	Lease Agreement
184	1046 Tolland Turnpike Manchester, CT 06042	Lease dated December 5, 2005 between Hayes-Kaufman Partnership and BJ’s Wholesale Club, Inc.

185	300 Bellwood Drive Greece, NY 14606	Lease dated April 12, 2006 between 390 Canal Ponds, LLC and BJ’s Wholesale Club, Inc.

186	2000 Power Plant Parkway Hampton, VA 23666	Lease dated March 24, 2006 between Hampton Roads Associates, LLC and BJ’s Wholesale Club, Inc.

188	7651 W. Waters Avenue Tampa, FL 33615	Lease dated May 9, 2006 between Waters Ventures, Ltd. and BJ’s Wholesale Club, Inc.

189	25 Shelley Road Haverhill, MA 01835	Lease dated May 16, 2006 between Coastal Partners, LLC and BJ’s Wholesale Club, Inc.

190	2100 88th Street North Bergen, NJ 07047- 4721	Lease dated June 21, 2006 between Vornado North Bergen Tonelle Plaza, LLC and BJ’s Wholesale Club, Inc.

191	9372 Ben C Pratt Six Mile Cypress Parkway Fort Myers, FL 33966	Lease dated June 26, 2006 between Walden Avenue Blend – All Hotel Development, Inc. and BJ’s Wholesale Club, Inc.

192	321 Martin Truex Jr. Boulevard Manahawkin, NJ 08050	Ground lease dated October 20, 2006 between SP 72 Limited Liability Company and BJ’s Wholesale Club, Inc.

193	955 Ferry Boulevard Stratford, CT 06614	Lease dated February 7, 2007 between UB Dockside, LLC and BJ’s Wholesale Club, Inc.

195	1752 Shore Parkway Brooklyn, NY 11214	Lease dated August 10, 2007 between Thor Shore Parkway Developers, LLC and BJ’s Wholesale Club, Inc.

197	26676 Centerview Drive Millsboro, DE 19966	Lease dated January 14, 2008 between Millsboro Towne Center, LLC and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-14

Club #	Location	Lease Agreement
200	200-C Mill Road Oaks, PA 19456	Lease dated August 22, 2008 between 422MP5 LLC and BJ’s Wholesale Club, Inc.

201	820-828 Pelham Parkway Pelham Manor, NY 10803	Sublease dated September 12, 2008 between P/A-Acadia Pelham Manor, LLC and BJ’s Wholesale Club, Inc.

203	75 Spring Street Southington, CT 06489	Lease dated October 27, 2008 between Twinco Corp. and BJ’s Wholesale Club, Inc.

204	8719 Avenue D Brooklyn (Canarsie), NY 11236	Lease dated March 12, 2009 between Canarsie Plaza LLC and BJ’s Wholesale Club, Inc.

205	66 Seyon Street Waltham, MA 02453	Lease dated April 14, 2009 between 20 Seyon Street LLC and BJ’s Wholesale Club, Inc.

206	131-07 40th Road - Suite A100 Flushing, NY 11354	Amended and Restated Lease, dated March 27, 2009 between Flushing Town Center III, L.P. and BJ’s Wholesale Club, Inc.

207	1781 Ritchie Station Court (Landover) Capitol Heights, MD 20743	Lease dated February 23, 2009 between Ritchie Hill, LLC and BJ’s Wholesale Club, Inc.

208	200 Stonehill Drive Johnston, RI 02919	Lease dated June 24, 2009 between Stonehill Marketplace, LLC and BJ’s Wholesale Club, Inc.

209	One Highland Commons West Hudson, MA 01749	Lease dated January 7, 2010 between Highland Commons Assoc., LLC and BJ’s Wholesale Club, Inc.

210	2451 U.S. Highway 1 South North Brunswick, NJ 08902	Lease dated March 29, 2010 between Commerce Center NBI, LLC and BJ’s Wholesale Club, Inc.

211	6102 Shops Way Northborough, MA 01532	Lease dated May 24, 2010 between Brendon Properties Two, LLC and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-15

Club #	Location	Lease Agreement
212	711 Stewart Ave. Garden City, NY 11530	Lease dated October 26, 2010 between AG – Metropolitan, 711 Stewart Avenue, L.L.C. and BJ’s Wholesale Club, Inc.

213	3056 Sheridan Dr. Amherst, NY 14226	Lease dated February 1, 2011 between Amherst II VF LLC and BJ’s Wholesale Club, Inc.

214	106 Federal Rd. Brookfield, CT 06804	Lease dated April 15, 2011 between S & A Brookfield, LLC and BJ’s Wholesale Club, Inc.

215	5200 Red Tip Rd. Fayetteville, NC 28314	Ground lease dated November 20, 2011 between Carolyn R. Armstrong and George H. Armstrong and BJ’s Wholesale Club, Inc.

216	175 Highland Ave. Seekonk, MA 02771	Lease dated January 24, 2011 between Seekonk Shopping Center Equities LLC and BJ’s Wholesale Club, Inc.

218	Main Avenue Norwalk, CT	Lease dated January 9, 2013 between 272-280 Main Ave, LLC and BJ’s Wholesale Club, Inc.

301	6100 St. Lawrence Center Massena, NY 13662	Lease dated July 7, 1994 between St. Lawrence Plaza Associates and Waban Inc.

302	1899 Cinema Drive Olean, NY 14760	Lease dated August 30, 1994 between RB-3 Associates and Stephen B. Goodman and Waban Inc.

306	173 East Main Road Middletown, RI 02842	Lease dated May 13, 1998 between L&J, LLC and BJ’s Wholesale Club, Inc.

307	42 Colrain Road Greenfield, MA 01301	Lease dated 9/30/2011 between Cole BJ Portfolio I LLC and BJ’s Wholesale Club, Inc.

309	119 Laconia Road Tilton, NH 03276	Lease dated May 9, 2014 between LBW Tilton LLC and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-16

Club #	Location	Lease Agreement
310	110 Mount Auburn Avenue Auburn, ME 04210	Lease dated 9/30/2011 between Cole BJ Portfolio I LLC and BJ’s Wholesale Club, Inc.

311	8330 Lewiston Road Batavia, NY 14020	Lease dated February 10, 1995 between Nathan Benderson, Ronald Benderson and David H. Baldauf, as Trustees under a Trust Agreement dated September 22, 1993 known as Randall Benderson 1993-1 Trust and Waban Inc.

312	607 Old Country Road Riverhead, NY 11901	Ground lease dated May 1, 1995 between Wilbur F. Breslin, KCH Riverhead, Inc., Three Eighty Fulton St. Inc. and Richard T. Carr, as tenants-in-common d/b/a East End Commons Associates and Waban Inc.

313	3635 Berryfields Road Geneva, NY 14456	Lease dated December 29, 1994 between Geneva Investors LLC and Waban Inc.

314	11 Plaza Drive Auburn, NY 13021	Lease dated 9/21/12 between Ladder Capital Finance LLC and BJ’s Wholesale Club, Inc.

315	1280 East Main Street Torrington, CT 06790	Lease dated November 25, 1998 between Torrington Commercial Associates Limited Partnership and Tory, LLC and BJ’s Wholesale Club, Inc.

316	1589 West Main Street Willimantic, CT 06226	Lease dated December 11, 1998 between Willimantic Realty Associates and BJ’s Wholesale Club, Inc.

317	44950 Worth Lane California, MD 20619	Lease dated 9/30/2011 between Cole BJ Portfolio I LLC and BJ’s Wholesale Club, Inc.

318	20 Division Street Derby, CT 06418	Lease dated 9/21/12 between Realty Income Corporation and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-17

Club #	Location	Lease Agreement
319	250 Pocono Commons Stroudsburg, PA 18360	Lease dated 9/21/12 between Realty Income Corporation and BJ’s Wholesale Club, Inc.

320	262 Plainfield Road West Lebanon, NH 03784	Lease dated September 8, 2000 between Solidus, LLC and BJ’s Wholesale Club, Inc.

321	420 Attucks Lane Hyannis, MA 02601	Lease dated April 2, 2004 between First Hyannis Realty LLC and BJ’s Wholesale Club, Inc.

322	28410 Marlboro Avenue Easton, MD 21601	Lease dated April 20, 2015 between REMCO Properties, LLC and BJ’ Wholesale Club, Inc.

350	616 NW End Blvd. Quakertown, PA 18951	Lease dated February 10, 2009 between RB Quakertown LP and BJ’s Wholesale Club, Inc.

351	6607 Wilson Boulevard Falls Church, VA 22044	Ground lease, dated December 23, 2008 between 6607 Wilson Retail, LLC and BJ’s Wholesale Club, Inc.

352	40 Graham Road West Ithaca, NY 14850	Lease dated May 13, 2009 between Arrowhead Ventures LLC and BJ’s Wholesale Club, Inc.

353	200 Crown Colony Drive Quincy, MA 02169	Lease dated April 22, 2008 between QBJ Land Development, LLC and BJ’s Wholesale Club, Inc.

354	2131 Kirkwood Highway Wilmington (Elsmere), DE 19805	Lease dated September 30, 2009 between Kimco Realty Corporation and BJ’s Wholesale Club, Inc.

355	495 Hubbard Avenue Pittsfield, MA 01201	Lease dated July 12, 2010 between Pittsfield-Hubbard, LLC and BJ’s Wholesale Club, Inc.

357	1433 Boone Station Road Burlington, NC 27215	Lease dated August 2, 2010 between Alamance Crossing II, LLC and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-18

Club #	Location	Lease Agreement
359	1900 The Arches Circle Deer Park, NY 11729	Lease dated March 11, 2011 between Deer Park Enterprise, LLC and BJ’s Wholesale Club, Inc.

360	5100 Wellington Road Gainesville, VA 20155	Lease dated May 10, 2011 between Virginia Gateway Associates LP and BJ’s Wholesale Club, Inc.

361	1800 Dunlawton Ave Port Orange, FL 32127	Lease dated August 12, 2011 between Four Lanes, LLC and BJ’s Wholesale Club, Inc.

363	184 West 237th Street Bronx, NY 10463	Lease dated April 29, 2011 between AG-Metropolitan Riverdale Crossing, LLC and BJ’s Wholesale Club, Inc.

365	620 Riverside Drive Coral Springs, FL 33071	Lease dated February 25, 2013 between Woolbright Coral Springs II LLC and BJ’s Wholesale Club, Inc.

366	790 Sunrise Highway South Service Road Bellport, NY 11713	Lease dated December 3, 2010 between Yaphank Enterprise, LLC and BJ’s Wholesale Club, Inc.

367	West Gables Plaza SW 24th Street (Coral Way) Coral Terrace, FL 33165	Lease dated July 15, 2013 between Pan American Coral Terrace, Ltd. and BJ’s Wholesale Club, Inc.

368	540 Gateway Ave North Chambersburg Center Chambersburg, PA 17201	Lease dated September 11, 2013 between North Chambersburg Center LLC and BJ’s Wholesale Club, Inc.

369	640 Cowpath Road Lansdale, PA 19446	Lease dated September 11, 2013 between Somerville Montgomery Limited Partnership and BJ’s Wholesale Club, Inc.

370	180 Passaic Avenue Kearny, NJ 07032	Lease dated January 16, 2014 between DVL Kearny Holdings LLC and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-19

Club #	Location	Lease Agreement
371	The Grove at Howell NJ State Route 9 and Lane’s Mill Road Howell Township, NJ 07731	Lease dated January 16, 2014 between AA Cardin: LLC, AA Martel Howell, LLC, AA Towers, LLC, Howell Partners, LLC, ZS Investor NJ, LLC and ZS Mill, LLC as tenants in common and BJ’s Wholesale Club, Inc.

372	Union Avenue (NYS Route 300) Newburgh, NY 12550	Lease dated April 16, 2014 between Marketplace at Newburgh LLC and BJ’s Wholesale Club, Inc.

373	Morrow Street, Forest Avenue and Wemple Street (accessible from Dwarf Street and South Avenue), Staten Island, NY	Lease dated July 26, 2011 between JOSIF A, LLC and BJ’s Wholesale Club, Inc.

374	110 Longview Drive Bangor, ME 04401	Lease dated December 3, 2014 between Longview Plaza, LLC and BJ’s Wholesale Club, Inc.

375	Midtown Crossing Retail Condominium — Unit One 900 Metropolitan Avenue Charlotte, NC 28204	Lease dated January 9, 2015 between Metropolitan Avenue Development LLC and BJ’s Wholesale Club, Inc.

377	4701 O’Donnell Street Baltimore, MD 21224	Lease dated January 7, 2015 between 4701 O’Donnell Street, LLC and BJ’s Wholesale Club, Inc.

378	SWCI-76 and Highway17 Alternate, Summerville, SC 29483	Lease dated February 18, 2015 between Summerville Investment Partners, LLC and BJ’s Wholesale Club, Inc.

379	Intersection of Tremont and Whittier Streets, Boston, MA 02116	Lease dated March 30, 2016 between P-3 Partners, LLC and BJ’s Wholesale Club, Inc.

380	Hanover Avenue, Cedar Knolls, NJ 07927	Lease dated October 31, 2016 between RJ PARENT INVESTORS LLC and BJ’s Wholesale Club, Inc.

800	869 Quaker Highway Uxbridge, MA 01569	Lease dated 9/30/2011 between Cole BJ Portfolio I LLC and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-20

Club #	Location	Lease Agreement
820	309 Dulty’s Lane Burlington, NJ 08016	Lease dated 7/30/13 between Cole BJ Portfolio I LLC and BJ’s Wholesale Club, Inc.

840	4500 Directors Road Jacksonville, FL 32220	Lease dated 9/30/2011 between Cole BJ Portfolio I LLC and BJ’s Wholesale Club, Inc.

Home Office	25 Research Drive Westborough, MA	Lease dated February 8, 2010 between Metrowest Realty LLC and BJ’s Wholesale Club, Inc.

Schedule 3.15(2)-21

Schedule 3.15(3)

Mortgaged Real Property

Club #	Owner	Address/City/State/Zip Code	County
31	Natick Realty, Inc.	40 Black Rock Turnpike Fairfield, CT 06825-5507	Fairfield

52	Natick Realty, Inc.	Court at Oxford Valley 350 Commerce Blvd. Fairless Hills, PA 19030	Bucks

57	Natick Realty, Inc.	550 Madison Avenue Reading, PA 19605	Berks

61	Natick Fifth Realty Corp.	55 Music Fair Road Owings Mills, MD 21117	Baltimore

67	Natick NJ 1993 Realty Corp.	1001 East Edgar Road Linden, NJ 07036	Union

149	Natick NH Hooksett Realty Corp.	400 Quality Drive Hooksett, NH 03106	Merrimack

308	Natick NJ Flemington Realty Corp.	186 Highway 31 Flemington, NJ 08822	Hunterdon

Schedule 3.18

Insurance

Insurer	Policy Name	Policy Number
Safety National Casualty Corporation	Excess Workers’ Compensation (AOS)	SP4055534

Safety National Casualty Corporation	Excess Workers’ Compensation (FL)	SP4055535

Arch Insurance Company	General Liability	11GPP4961006

Arch Insurance Company	Automobile Liability (AOS)	11CAB4961108

Arch Insurance Company	Automobile Liability (MA)	11CAB4961208

ACE Property & Casualty Insurance Company	Lead Umbrella	G28144453001

The American Insurance Company	Excess Liability (50M xs 25M)	MHX00015240914

Federal Insurance Company	Excess Liability (25M xs 75M)	79733285

ACE Property & Casualty Insurance Company	Pollution Legal Liability	PPIG23882115 002

AIG - Lexington Insurance Comp ( 50% share )	Property - Primary 50% of $25M	21565732

Starr Surplus Lines ( 15 % of primary )		SLSTPTY10810516

Chubb Custom Ins Comp ( 15% of primary)		44734378-01

Gen Security Ind Comp of Arizona (GSINDA) 15% of primary		T0234451602487

Starr Surplus Lines Ins Comp ( 5% of primary)		SLSTPTY10810516

Zurich	[Property - Excess - $50M xs $25M]	XPP4020208-02

Schedule 3.20

Intellectual Property

None.

Schedule 5.13

Post-Closing Matters

1. Not later than ninety (90) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), each Restricted Subsidiary that is not a Loan Party and is required to deliver a Mortgage under Section 5.10(6) of the Credit Agreement shall deliver to the Administrative Agent, concurrently with the execution and delivery of a Mortgage, a Limited Recourse Guaranty.

2. Not later than sixty (60) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower shall deliver deposit account control agreements or amendments to, or amendments and restatements of, the existing deposit account control agreements, in each case, in form and substance reasonably satisfactory to the Administrative Agent, with respect to any deposit account required to be subject to a control agreement pursuant to Section 3.03(i) of the Security Agreement.

Schedule 6.01

Indebtedness

1.	$200,000,000 revolving facility note by BJ’s Wholesale Club, Inc. in favor of BJME Operating Corp. (as successor in interest to BJ’s Northeast Business Trust).

2.	Indebtedness related to a capital lease, dated May 24, 2010, by and among BJ’s Wholesale Club, Inc., as Tenant, and Equity One JV Sub Northborough LLC, as Landlord, for certain land and buildings located in Northborough, Massachusetts, in the principal amount of $8,077,688 and with an expiration date of September 17, 2031.

3.	Indebtedness related to a capital lease, dated January 23, 2004, by and among BJ’s Wholesale Club, Inc., as Tenant, and Valley Stream Green Acres LLC, as Landlord, for certain land and buildings located in Valley Stream, New York, in the principal amount of $9,849,095 and with an expiration date of January 31, 2027.

4.	Indebtedness related to a financing obligation for a lease dated March 29, 2010, by and among BJ’s Wholesale Club Inc., as Tenant, and Commerce Center NBI LLC, as Landlord, for certain land and buildings located in North Brunswick, New Jersey, in the principal amount of $6,519,897 and with an expiration date of April 13, 2033.

5.	Indebtedness related to a financing obligation for a lease dated March 11, 2011, by and among BJ’s Wholesale Club Inc., as Tenant, and Tanger Outlets Deer Park LLC, as Landlord, for certain land and buildings located in Deer Park, New York, in the principal amount of $6,039,184 and with an expiration date of January 28, 2032.

6.	Indebtedness related to a financing obligation for a lease dated May 10, 2011, by and among BJ’s Wholesale Club Inc., as Tenant, and DC MSA Retail DST c/o Inland Commercial Property Management Inc., as Landlord, for certain land and buildings located in Gainesville, Virginia, in the principal amount of $5,839,639 and with an expiration date of January 28, 2032.

7.	Indebtedness related to lease obligations of $4,646,087 for a closed store in Powder Springs, Georgia. Lease dated October 31, 2002 by and among BJ’s Wholesale Club Inc., as Tenant, and Austell 1031 DST c/o Inland Real Estate Acquisitions, Inc., as Landlord, with an expiration date of August 31, 2023.

8.	Indebtedness related to lease obligations of $3,239,192 for a closed store in Norcross, Georgia. Lease dated June 30, 2003 by and among BJ’s Wholesale Club Inc., as Tenant, and BJ’s Norcross Portfolio, LP., as Landlord, with an expiration date of September 5, 2024.

Schedule 6.02 Liens

Borrower / Restricted Subsidiary	Filing Type	Secured Party Name	Jurisdiction	UCC-1 Filing Information	Collateral
BJ’s Wholesale Club, Inc.	UCC	Hallmark Marketing Company, LLC	Delaware	Initial Filing Date: 8/12/2009 Initial Filing #: 2009 2594965	Inventory – greeting cards, stationary, party goods and related Hallmark products

BJ’s Wholesale Club, Inc.	UCC	Hudson-RPM Distributors, LLC TNG GP	Delaware	Initial Filing Date: 7/26/2016 Initial Filing #:2016 4511976	Inventory and equipment – magazines, comic books and other publications; purchase money security interest

BJ’s Wholesale Club, Inc.	UCC Fixture	SOLARCITY CORPORATION	Middlesex County (Southern District), MA	Initial Filing Date: 1/7/2016 Initial Filing #:2016 00003169 Bk: 6640 Pg: 396	Equipment / Fixtures – energy generation systems and associated components provided by SolarCity Corporation

BJ’s Wholesale Club, Inc.	UCC Fixture	SOLARCITY CORPORATION	Worcester County (South/Central District), MA	Initial Filing Date: 9/26/2014 Initial Filing #:2014 00089949 Bk: 52845 Pg: 108	Equipment/ Fixtures – energy generation systems and associated components provided by SolarCity Corporation

Schedule 6.04

Investments

1.	All Equity Interests as set forth on Schedule 3.06.

Schedule 6.07

Transactions with Affiliates

BJ’s Wholesale Club, Inc., pays an aggregate of $8,000,000 in annual management fees to its non-management stockholders.

Schedule 10.01

Notice Information

Holdings, the Borrower or any Loan Party:

[c/o] BJ’s Wholesale Club, Inc.

25 Research Drive

Westborough, MA 01581

Attention: Robert W. Eddy / Chief Financial Officer

Telephone: 774-512-5950

Telecopier: 774-512-6056

Email: rweddy@bjs.com

Website: www.bjs.com

With a copy (which will not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, NY 10022-4834

Attention: Joshua A. Tinkelman

Telephone: (212) 906-1810

Telecopier: (212) 751-4864

Email: joshua.tinkelman@lw.com

Administrative Agent or Collateral Agent:

Jefferies Finance LLC 520

Madison Avenue

New York, NY 10022

Attention: BJ’s Wholesale Club, Inc.

Telecopier: (212) 284-3444

Email: jfin.admin@jefferies.com